   As filed with the Securities and Exchange Commission on September 8, 1999



                                                      Registration No. 333-84703

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               WEBVAN GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            CALIFORNIA*                              7389                              77-0446411
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                    1241 EAST HILLSDALE BOULEVARD, SUITE 210
                         FOSTER CITY, CALIFORNIA 94404
                                 (650) 524-2200
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                LOUIS H. BORDERS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               WEBVAN GROUP, INC.
                    1241 EAST HILLSDALE BOULEVARD, SUITE 210
                         FOSTER CITY, CALIFORNIA 94404
                                 (650) 524-2200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                JEFFREY D. SAPER, ESQ.                                WILLIAM H. HINMAN, ESQ.
              J. ROBERT SUFFOLETTA, ESQ.                               DANIELLE CARBONE, ESQ.
                 ROBERT G. DAY, ESQ.                                    SHEARMAN & STERLING
                 ANIL P. PATEL, ESQ.                               1550 EL CAMINO REAL, SUITE 100
           WILSON SONSINI GOODRICH & ROSATI                         MENLO PARK, CALIFORNIA 94025
               PROFESSIONAL CORPORATION                                    (650) 330-2200
                  650 PAGE MILL ROAD
           PALO ALTO, CALIFORNIA 94304-1050
                    (650) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement is declared effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS                                  PROPOSED MAXIMUM        PROPOSED MAXIMUM
    OF SECURITIES TO BE            AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
         REGISTERED               REGISTERED(1)            PER SHARE(2)            PRICE(1)(2)         REGISTRATION FEE(3)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.0001 per share.........    28,750,000 Shares             $13.00               $373,750,000              $103,903
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------



(1) Includes shares that the underwriters have the option to purchase solely to cover over-allotments, if any.



(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.



(3) Includes $95,910 previously paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

* The Registrant's state of incorporation will be changed to Delaware prior to the closing of the public offering contemplated by this Registration Statement.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                Subject To Completion. Dated September   , 1999.



                               25,000,000 Shares


                               WEBVAN GROUP, INC.

                                 Common Stock
LOGO
                           -------------------------


     This is an initial public offering of shares of common stock of Webvan
Group, Inc. This prospectus relates to an offering of           shares in the
United States. In addition,           shares are being offered outside the
United States in an international offering. All of the 25,000,000 shares of common stock are being sold by Webvan.



     Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $11.00 and $13.00. Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "WBVN".


     See "Risk Factors" beginning on page 4 to read about factors you should consider before buying shares of the common stock.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                                                              Per Share    Total
                                                              ---------    -----
Initial public offering price...............................    $          $
Underwriting discount.......................................    $          $
Proceeds, before expenses, to Webvan........................    $          $

     To the extent that the U.S. underwriters sell more than           shares of
common stock, the U.S. underwriters have the option to purchase up to an
additional                shares from Webvan at the initial public offering
price, less the underwriting discount. The international underwriters may
similarly purchase up to an additional           shares from Webvan.


     The underwriters expect to deliver the shares on             , 1999.


                           -------------------------

GOLDMAN, SACHS & CO.
        DONALDSON, LUFKIN & JENRETTE
                MERRILL LYNCH & CO.
                        BANCBOSTON ROBERTSON STEPHENS
                                 BEAR, STEARNS & CO. INC.
                                        DEUTSCHE BANC ALEX. BROWN
                                              THOMAS WEISEL PARTNERS LLC

                           -------------------------

                      Prospectus dated            , 1999.

                               PROSPECTUS SUMMARY

     This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially "Risk Factors" beginning on page 4.

                               WEBVAN GROUP, INC.


     Webvan is an Internet retailer offering same-day delivery of consumer products through an innovative proprietary business design that integrates our Webstore, distribution center and delivery system. Our current product offerings are principally focused on food, non-prescription drug products and general merchandise.



     Webvan offers a personalized shopping experience that provides customers with:


     - the convenience of same-day direct home delivery within a customer-selected 30-minute window;

     - a broad selection of high quality fresh foods including produce, hand-cut meats, fresh fish and live lobsters, as well as non-perishable grocery items, chef-prepared meals, fine wines, premium quality cigars and non-prescription drug products;

     - prices that are generally at or below everyday supermarket prices;

     - reliable and friendly delivery service by Webvan employees, free of charge for orders over $50; and


     - an easy-to-navigate Webstore offering user-friendly features including the ability to create personalized shopping lists.



     Consumers are increasingly seeking a grocery shopping solution which will allow them to save time and effort without sacrificing the wide selection, high quality and low cost they have come to expect from supermarkets. While a number of retailers have attempted to address this opportunity by offering grocery items online, we believe that their lack of a highly automated distribution system and inability to realize cost efficiencies has made it difficult for these online grocers to deliver a high quality, low cost shopping solution in an efficient manner.



     Our interactive Webstore and highly automated distribution center were designed to operate efficiently at high volumes, enabling us to operate with much lower overhead and reduced headcount compared to traditional supermarkets. Our initial distribution center, which serves the San Francisco Bay Area, was designed to process product volumes equivalent to approximately 18 supermarkets with substantially lower labor and real estate costs than these stores would typically require. Since the commercial launch of our Webstore on June 2, 1999, we have delivered orders to over 9,000 customers which generated approximately $2.5 million in net sales through August 31, 1999.



     Our proprietary distribution system and enabling software were designed to optimize our inbound and outbound delivery operations and were created to be readily replicated to facilitate our expansion into multiple geographic markets. We commenced the commercial launch of our operations in the San Francisco Bay Area in June 1999 and plan to open a second distribution center in Atlanta, Georgia in the second quarter of 2000 and to further expand with distribution centers in other key geographic markets. In July 1999, we entered into an agreement with Bechtel Corporation for the construction of up to 26 additional distribution centers over the next three years.



     We believe that our business design is an innovative solution that addresses the "last mile" problem of e-commerce fulfillment by integrating a retail web site with a highly automated distribution center and advanced delivery system which provide a highly efficient means of delivering goods directly and rapidly to consumers. We also believe that the significant capital investment in our business system will make it difficult for traditional supermarkets and other online grocers to duplicate this solution and offer similar benefits to consumers.

                           WEBVAN'S OPERATING HISTORY



     Webvan was incorporated in December 1996. From 1997 through May 1999, we were focused on developing our Webstore and constructing and equipping our first distribution center serving the San Francisco Bay Area. We did not begin commercial operations until June 1999. Our operating history and revenues derived from operations are therefore limited, and we have incurred significant net losses since our inception. As of June 30, 1999, we had an accumulated deficit of $50.0 million. We incurred net losses of $12.0 million for the fiscal year ended December 31, 1998 and $35.1 million for the six months ended June 30, 1999. We will continue to incur significant capital and operating expenses over the next several years in connection with our planned expansion, and we expect to continue to have operating losses for the foreseeable future.

                           -------------------------

                                  THE OFFERING


Common stock offered by Webvan........  25,000,000 shares



Common stock to be outstanding after
this offering.........................  317,453,839 shares


Proposed Nasdaq National Market
symbol................................  "WBVN"

Use of proceeds.......................  Funding construction of and equipment for distribution centers and for general corporate purposes, including working capital. See "Use of Proceeds".


     The shares of common stock to be outstanding after the offering are stated as of June 30, 1999 and include 205,760,277 shares of common stock to be issued upon automatic conversion of all outstanding shares of our preferred stock, including 21,670,605 shares of Series D preferred stock issued in July and August 1999, upon completion of this offering. The shares of common stock to be outstanding exclude:



     - 50,150,910 shares of common stock reserved for issuance under our stock option plan, of which 40,433,688 shares at a weighted average exercise price of $0.27 were subject to outstanding options as of June 30, 1999,



     - 2,397,804 shares of common stock issuable upon exercise of outstanding warrants as of June 30, 1999 at a weighted average exercise price of $0.91.



     All of the information in this prospectus gives effect to and assumes that the following transactions will be effected prior to the closing of this offering:



     - a three-for-two split of our outstanding shares of common stock and preferred stock;



     - the amendment of our articles of incorporation to increase our authorized common stock to 800,000,000 shares, and to authorize 10,000,000 shares of undesignated preferred stock;



     - the conversion of all outstanding shares of preferred stock into shares of common stock; and



     - no exercise of the underwriters' overallotment option.

                           -------------------------


                             CORPORATE INFORMATION



     We were incorporated in California in December 1996 as Intelligent Systems for Retail, Inc. and will change our state of incorporation to Delaware prior to the date of this prospectus. Our principal executive offices are located at 1241 East Hillsdale Boulevard, Suite 210, Foster City, California 94404, and our telephone number at that address is (650) 524-2200. Our address on the World Wide Web is http://www.webvan.com. References to our web site do not incorporate by reference the information contained at our web site into this prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                          PERIOD FROM
                                          DECEMBER 17,
                                              1996                              SIX MONTHS
                                         (INCEPTION) TO    YEAR ENDED         ENDED JUNE 30,
                                          DECEMBER 31,    DECEMBER 31,   -------------------------
      CONSOLIDATED STATEMENTS OF              1997            1998          1998          1999
           OPERATIONS DATA:              --------------   ------------   -----------   -----------
Net sales..............................    $        --    $        --    $        --   $       395
Cost of goods sold.....................             --             --             --           419
                                           -----------    -----------    -----------   -----------
  Gross profit.........................             --             --             --           (24)
Operating expenses:
  Software development.................            244          3,010            765         6,308
  General and administrative...........          2,612          8,825          2,739        25,296
  Amortization of deferred stock
     compensation......................             --          1,060             43         3,953
                                           -----------    -----------    -----------   -----------
     Total operating expenses..........          2,856         12,895          3,547        35,557
                                           -----------    -----------    -----------   -----------
Interest income........................             85            923            285         1,641
Interest expense.......................             69             32             --         1,194
                                           -----------    -----------    -----------   -----------
  Net interest income..................             16            891            285           447
                                           -----------    -----------    -----------   -----------
Net loss...............................    $    (2,840)   $   (12,004)   $    (3,262)  $   (35,134)
                                           ===========    ===========    ===========   ===========
Basic and diluted net loss per share...    $     (0.08)   $     (0.18)   $     (0.05)  $     (0.48)
                                           ===========    ===========    ===========   ===========
Shares used in calculating basic and
  diluted net loss per share...........     37,406,785     67,114,048     65,075,326    73,280,388
                                           ===========    ===========    ===========   ===========
Pro forma basic and diluted net loss
  per share(1).........................                   $     (0.06)                 $     (0.14)
                                                          ===========                  ===========
Shares used in computing pro forma
  basic and diluted net loss per
  share(1).............................                   201,978,419                  253,743,194
                                                          ===========                  ===========

OTHER OPERATING DATA:
Capital expenditures...................    $       265    $    32,669    $     4,283   $    25,948
Depreciation and amortization..........             57          1,323             93         6,626


-------------------------

(1) See Note 1 of Notes to Consolidated Financial Statements.



     The following table provides a consolidated summary of our balance sheets. The Pro Forma column reflects the closing of the sale of an aggregate of 21,670,605 shares of our Series D preferred stock in July and August 1999 for approximately $275.0 million and the conversion of all outstanding shares of preferred stock into common stock immediately prior to the closing of this offering. The Pro Forma As Adjusted column also reflects the issuance of the shares of common stock in this offering at an assumed initial public offering price of $12.00 per share.



                                                                         JUNE 30, 1999
                                              DECEMBER 31,     ----------------------------------
                                            ----------------                           PRO FORMA
                                             1997     1998      ACTUAL    PRO FORMA   AS ADJUSTED
                                            ------   -------   --------   ---------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and equivalents......................  $2,935   $13,839   $ 21,836   $296,736     $577,336
Working capital...........................   7,693    10,923     31,773    306,673      587,273
Total assets..............................   8,279    60,009    112,429    387,329      667,929
Long-term liabilities.....................      17    14,337     14,216     14,216       14,216
Total shareholders' equity................   7,972    33,612     79,626    354,526      635,126

                                  RISK FACTORS


     You should carefully consider the risks and uncertainties described below before purchasing our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.



WE ARE AN EARLY-STAGE COMPANY OPERATING IN A NEW AND RAPIDLY EVOLVING MARKET.



     We were incorporated in December 1996. From 1997 through May 1999, we were focused on developing our Webstore and constructing and equipping our first distribution center serving the San Francisco Bay Area. We did not begin commercial operations until June 1999. Our limited operating history makes an evaluation of our business and prospects very difficult. You must consider our business and prospects in light of the risks and difficulties we encounter as an early stage company in the new and rapidly evolving market of e-commerce. These risks and difficulties include, but are not limited to:



     - a complex and unproven business system;



     - lack of sufficient customers, orders, net sales or cash flow;



     - difficulties in managing rapid growth in personnel and operations;



     - high capital expenditures associated with our distribution centers, systems and technologies; and


     - lack of widespread acceptance of the Internet as a means of purchasing groceries and other consumer products.


     We cannot be certain that our business strategy will be successful or that we will successfully address these risks. Our failure to address any of the risks described above could have a material adverse effect on our business.



OUR BUSINESS SYSTEM IS NEW AND UNPROVEN AT HIGH VOLUMES.



     We have designed a new business system which integrates our Webstore, highly automated distribution center and complex order fulfillment and delivery operations. We have only been delivering products to customers commercially since we launched our Webstore on June 2, 1999 and the daily volume of orders that we have had to fulfill to date has been significantly below our designed capacity and the levels that are necessary for us to achieve profitability. It is not practicable to test our system at high volumes except by processing commercial orders. As part of our testing process, we have voluntarily limited the number of customer orders accepted in any given delivery window in an effort to ensure that our systems and technologies function properly while maintaining a high level of customer service. We plan to incrementally increase our voluntary limit on orders as our systems and technologies are proven at each incremental volume level. As a result, the success of our system in a high order volume environment has yet to be proven. Based on our operational experiences, refinements or modifications to our business systems and technologies may be necessary or advisable. We cannot assure you that our business system will be able to accommodate a significant increase in the number of customers and orders. If we are unable to effectively accommodate substantial increases in customer orders, we may lose existing customers or fail to add new customers, which would adversely affect our business, net sales and operating margins.



OUR BUSINESS SYSTEM IS COMPLEX, AND WE ARE PERIODICALLY AFFECTED BY OPERATIONAL DIFFICULTIES.



     Our business system relies on the complex integration of numerous software and hardware subsystems that utilize advanced algorithms to manage the entire process from the receipt and processing of goods at our distribution center to the picking, packing and delivery of these goods to customers in a 30-minute delivery window. We have, from time to time, experienced operational

"bugs" in our systems and technologies which have resulted in order errors such as missing items and delays in deliveries. We expect bugs to continue to occur from time to time, and we cannot assure you that our operations will not be adversely affected. The efficient operation of our business system is critical to consumer acceptance of our service. If we are unable to meet customer demand or service expectations as a result of operational issues, our ability to develop customer relationships that result in repeat orders will be adversely affected.



OUR BUSINESS SYSTEM MAY NOT BE READILY OR COST-EFFECTIVELY REPLICABLE IN ADDITIONAL GEOGRAPHIC MARKETS.



     A critical part of our business strategy is to expand our business by opening additional distribution centers in new and existing markets to achieve economies of scale and leverage our significant and ongoing capital investment in our proprietary business system. Our expansion strategy is dependent upon the ability of our proprietary business system and enabling software to be readily replicated to facilitate our expansion into additional geographic markets on a timely and cost-effective basis. Because our business system is extremely complex and we currently have only one distribution center, we have not demonstrated whether our proprietary business system is in fact readily and cost-effectively replicable.



     Our ability to successfully and cost-effectively replicate our business system in additional geographic markets will also depend upon a number of factors, including:



     - the availability of appropriate and affordable sites that can accommodate our distribution centers;



     - our ability to successfully and cost-effectively hire and train qualified employees to operate new distribution centers;



     - our ability to develop relationships with local and regional distributors, vendors and other product providers;



     - acceptance of our product and service offerings; and



     - competition.



     The number and timing of opening of new distribution centers are dependent on these factors and are therefore subject to considerable uncertainty. If the replication element of our expansion strategy fails, we could incur substantial additional operating costs and be forced to delay our entrance into other markets.



OUR EXPANSION PLANS ARE DEPENDENT ON THE PERFORMANCE OF, AND OUR RELATIONSHIP WITH, BECHTEL CORPORATION.


     In July 1999, we entered into an agreement with Bechtel for the construction of up to 26 additional distribution centers over the next three years. We expect that our next 26 distribution centers following our Atlanta, Georgia distribution center will be constructed by Bechtel pursuant to this agreement. The success of our expansion program is highly dependent on the success of our relationship with Bechtel and Bechtel's ability to perform its obligations under the contract. We have no prior working relationship with Bechtel and we cannot assure you that we will not encounter unexpected delays or design problems in connection with the build-out of our distribution centers. If our relationship with Bechtel fails for any reason, we would be forced to engage another contractor, which would likely result in a significant delay in our expansion plans.

WE HAVE NO EXPERIENCE IN MANAGING GEOGRAPHICALLY DIVERSE OPERATIONS.



     Although we plan to expand geographically, we have no experience operating in any other regions or in managing multiple distribution centers. Accordingly, the success of our planned expansion will depend upon a number of factors, including:



     - our ability to integrate the operations of new distribution centers into our existing operations;


     - our ability to coordinate and manage distribution operations in multiple, geographically distant locations; and

     - our ability to establish and maintain adequate management and information systems and financial controls.


     Our failure to successfully address these factors could have a material adverse effect on our ability to expand and on our results of operations.



WE ANTICIPATE FUTURE LOSSES AND NEGATIVE CASH FLOW.



     We have experienced significant net losses and negative cash flow since our inception. As of June 30, 1999, we had an accumulated deficit of $50.0 million. We incurred net losses of $12.0 million for the fiscal year ended December 31, 1998 and $35.1 million for the six months ended June 30, 1999. We will continue to incur significant capital and operating expenses over the next several years in connection with our planned expansion, including:


     - the continued expansion and development of operations at our existing distribution center;

     - the construction and operation of new distribution centers in additional geographic markets;

     - increases in personnel at our current and future distribution centers;

     - brand development, marketing and other promotional activities;

     - the continued development of our computer network, Webstore, warehouse management and order fulfillment systems and delivery infrastructure; and


     - the development of strategic business relationships.



As a result, we expect to continue to have operating losses and negative cash flow on a quarterly and annual basis for the foreseeable future. In addition, because of the significant capital and operating expenses associated with our expansion plan, our losses will increase significantly from current levels. To achieve profitability, we must accomplish the following objectives:


     - substantially increase our number of customers and the number of orders placed by our customers;

     - generate a sufficient average order size;

     - realize repeat orders from a significant number of customers;

     - achieve favorable gross margins; and

     - build additional distribution centers in new markets.


     We cannot assure you that we will be able to achieve these objectives. If we do achieve profitability, we cannot be certain that we would be able to sustain or increase profitability on a quarterly or annual basis in the future. If we cannot achieve or sustain profitability, we may not be able to meet our working capital requirements, which would have a material adverse effect on our business.

WE FACE INTENSE COMPETITION FROM TRADITIONAL AND ONLINE RETAILERS OF GROCERY PRODUCTS.

     The grocery retailing market is extremely competitive. Local, regional, and national food chains, independent food stores and markets, as well as online grocery retailers comprise our principal competition, although we also face substantial competition from convenience stores, liquor retailers, membership warehouse clubs, specialty retailers, supercenters, and drugstore chains. Many of our existing and potential competitors, particularly traditional grocers and retailers, are larger and have substantially greater resources than we do. We expect this competition will intensify as more traditional and online grocery retailers offer competitive services.


     Our initial distribution center in Oakland, California operates in the San Francisco Bay Area market. In this market, we compete primarily with traditional grocery retailers and with online grocers NetGrocer and Peapod. The number and nature of competitors and the amount of competition we will experience will vary by market area. In other markets, we expect to compete with these and other online grocers. The principal competitive factors that affect our business are location, breadth of product selection, quality, service, price and consumer loyalty to traditional and online grocery retailers. If we fail to effectively compete in any one of these areas, we may lose existing and potential customers which would have a material adverse effect on our business, net sales and operating margins.



     We also compete to retain customers once they have registered for Webvan's services. Generally, online subscriber attrition rates, or the rates at which subscribers cancel an online service, are high. High rates of customer attrition could have a material adverse effect on our net sales and business.



THE INTERNET MAY FAIL TO BECOME A WIDELY ACCEPTED MEDIUM FOR GROCERY SHOPPING.


     We rely solely on product orders received through our Webstore for sales. The market for e-commerce is new and rapidly evolving, and it is uncertain whether e-commerce will achieve and sustain high levels of demand and market acceptance, particularly with respect to the grocery industry. Our success will depend to a substantial extent on the willingness of consumers to increase their use of online services as a method to buy groceries and other products and services. Our success will also depend upon our vendors' acceptance of our online service as a significant means to market and sell their products. Moreover, our growth will depend on the extent to which an increasing number of consumers own or have access to personal computers or other systems that can access the Internet. If e-commerce in the grocery industry does not achieve high levels of demand and market acceptance, our business will be materially adversely affected.


OUR EFFORTS TO BUILD STRONG BRAND IDENTITY AND CUSTOMER LOYALTY MAY NOT BE SUCCESSFUL.



     Since we only recently launched the Webvan brand, we currently do not have strong brand identity or brand loyalty. We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting consumers and vendors. Furthermore, we believe that the importance of brand loyalty will increase with the proliferation of Internet retailers. In order to attract and retain consumers and vendors, and respond to competitive pressures, we intend to increase spending substantially to create and maintain brand loyalty among these groups. We plan to accomplish this goal by expanding our current radio and newspaper advertising campaigns and by conducting online and television advertising campaigns. We believe that advertising rates, and the cost of our advertising campaigns in particular, could increase substantially in the future. If our branding efforts are not successful, our net sales and ability to attract customers will be materially and adversely affected.


     Promotion and enhancement of the Webvan brand will also depend on our success in consistently providing a high-quality consumer experience for purchasing groceries and other products. If consumers, other Internet users and vendors do not perceive our service offerings to be of high quality, or if we introduce new services that are not favorably received by these groups, the value of the Webvan brand could be harmed. Any brand impairment or dilution could decrease the attractiveness of Webvan to one or more of these groups, which could harm our reputation, reduce our net sales and cause us to lose customers.


IF WE ARE UNABLE TO OBTAIN SUFFICIENT QUANTITIES OF PRODUCTS FROM OUR KEY VENDORS, OUR NET SALES WOULD BE ADVERSELY AFFECTED.

     We expect to derive a significant percentage of our net sales from high-volume items, well-known brand name products and fresh foods. We source products from a network of manufacturers, wholesalers and distributors. We currently rely on national and regional distributors for a substantial portion of our items. We also utilize premium specialty suppliers or local sources for gourmet foods, farm fresh produce, fresh fish and meats. From time to time, we may experience difficulty in obtaining sufficient product allocations from a key vendor. In addition, our key vendors may establish their own online retailing efforts, which may impact our ability to get sufficient product allocations from these vendors. Many of our key vendors also supply products to the retail grocery industry and our online competitors. If we are unable to obtain sufficient quantities of products from our key vendors to meet customer demand, our net sales and results of operations would be materially adversely affected.

WE CURRENTLY OPERATE ONLY ONE DISTRIBUTION CENTER WHICH IS LOCATED IN THE SAN FRANCISCO BAY AREA.

     We currently operate only one distribution center, which is located in Oakland, California and serves the San Francisco Bay Area. We do not expect to begin operating a second distribution center until the second quarter of 2000. Therefore, our business and operations would be materially adversely affected if any of the following events affected our current distribution center or the San Francisco Bay Area:

     - prolonged power or equipment failures;

     - disruptions in our web site, computer network, software and our order fulfillment and delivery systems;

     - disruptions in the transportation infrastructure including bridges, tunnels and roads;

     - refrigeration failures; or

     - fires, floods, earthquakes or other disasters.


     Since the San Francisco Bay Area is located in an earthquake-sensitive area, we are particularly susceptible to the risk of damage to, or total destruction of, our distribution center and the surrounding transportation infrastructure caused by earthquakes. We cannot assure you that we are adequately insured to cover the total amount of any losses caused by any of the above events. In addition, we are not insured against any losses due to interruptions in our business due to damage to or destruction of our distribution center caused by earthquakes or to major transportation infrastructure disruptions or other events that do not occur on our premises.


WE MAY NEED SUBSTANTIAL ADDITIONAL CAPITAL TO FUND OUR PLANNED EXPANSION, AND WE CANNOT BE SURE THAT ADDITIONAL FINANCING WILL BE AVAILABLE.

     We require substantial amounts of working capital to fund our business. In addition, the opening of new distribution centers and the continued development of our order fulfillment and delivery systems requires significant amounts of capital. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. In the past, we have funded our operating losses and capital expenditures through proceeds from equity offerings, debt financing and equipment leases. In addition to the proceeds from this offering, we expect to require substantial additional capital to fund our expansion program and operating expenses. We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through the next 12 months. In July 1999, we entered into an agreement with Bechtel for the construction of up to 26 additional distribution centers over the next three years. Although the Company has no specific capital commitment under this agreement, our expenditures under the contract are estimated to be approximately $1.0 billion. Our future capital needs will be highly dependent on the number of additional distribution centers we open, the timing of openings and the success of our facilities once they are launched. Therefore, we may need to raise additional capital to fund our planned expansion. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we are unable to obtain sufficient additional capital when needed, we could be forced to alter our business strategy, delay or abandon some of our expansion plans or sell assets. Any of these events would have a material adverse effect on our business, financial condition and our ability to reduce losses or generate profits. In addition, if we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution.


OUR LIMITED OPERATING HISTORY MAKES FINANCIAL FORECASTING DIFFICULT.


     As a result of our limited operating history, it is difficult to accurately forecast our revenue and we have no meaningful historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans and estimates of future revenue, and our expenses are dependent in large part upon our facilities and product costs. Sales and operating results are difficult to forecast because they generally depend on the growth of our customer base and the volume of the orders we receive, as well as the mix of products sold. As a result, we may be unable to make accurate financial forecasts and adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause our net losses in a given quarter to be greater than expected and could cause a decline in the trading price of our common stock.



OUR QUARTERLY OPERATING RESULTS ARE EXPECTED TO BE VOLATILE AND DIFFICULT TO PREDICT BASED ON A NUMBER OF FACTORS THAT WILL ALSO AFFECT OUR LONG-TERM PERFORMANCE.



     We expect our quarterly operating results to fluctuate significantly in the future based on a variety of factors. These factors are also expected to affect our long-term performance. Some of these factors include the following:


     - the timing of our expansion plans as we construct and begin to operate new distribution centers in additional geographic markets;

     - changes in pricing policies or our product and service offerings;

     - increases in personnel, marketing and other operating expenses to support our anticipated growth;


     - our inability to obtain new customers or retain existing customers at reasonable cost;



     - our inability to manage our distribution and delivery operations to handle significant increases in the number of customers and orders or to overcome system or technology difficulties associated with these increases;


     - our inability to adequately maintain, upgrade and develop our Webstore, our computer network or the systems that we use to process customer orders and payments;


     - competitive factors; and


     - technical difficulties, system or web site downtime or Internet brownouts.


In addition to these factors, our quarterly operating results are expected to fluctuate based upon seasonal purchasing patterns of our customers and the mix of groceries and other products sold by us.

     Due to all of these factors, we expect our operating results to be volatile and difficult to predict. As a result, quarter-to-quarter comparisons of our operating results may not be good indicators of our future performance. In addition, it is possible that in any future quarter our operating results could be below the expectations of investors generally and any published reports or analyses of Webvan. In that event, the price of our common stock could decline, perhaps substantially.


IF WE EXPERIENCE PROBLEMS IN OUR DELIVERY OPERATIONS, OUR BUSINESS COULD BE SERIOUSLY HARMED.


     We use our own couriers to deliver products from our distribution center to our local stations, and from the local stations to our customers. We are therefore subject to the risks associated with our ability to provide delivery services to meet our shipping needs, including potential labor activism or employee strikes, inclement weather, disruptions in the transportation infrastructure, including bridges, roads and traffic congestion. In addition, our failure to deliver products to our customers in a timely and accurate manner or to meet our targeted delivery times would harm our reputation and brand, which would have a material adverse effect on our business and net sales.


OUR NET SALES WOULD BE HARMED IF OUR ONLINE SECURITY MEASURES FAIL.

     Our relationships with our customers may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. If, as a result, we lose many customers, our net sales and results of operations would be harmed. We rely on security and authentication technology to perform real-time credit card authorization and verification with our bank. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect a customer's personal information.


     Furthermore, our computer servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. We cannot assure you that we can prevent all security breaches, and any failure to do so could have a material adverse effect on our reputation and results of operations.


THE LOSS OF THE SERVICES OF ONE OR MORE OF OUR KEY PERSONNEL, OR OUR FAILURE TO ATTRACT, ASSIMILATE AND RETAIN OTHER HIGHLY QUALIFIED PERSONNEL IN THE FUTURE WOULD SERIOUSLY HARM OUR BUSINESS.


     The loss of the services of one or more of our key personnel could seriously harm our business. We depend on the continued services and performance of our senior management and other key personnel, particularly Louis H. Borders, our founder, President and Chief Executive Officer. Our future success also depends upon the continued service of our other executive officers and other key software development, merchandising, marketing and support personnel. None of our officers or key employees are bound by an employment agreement and our relationships with these officers and key employees are at will. We currently hold a "key person" life insurance policy in the amount of $2.0 million for Mr. Borders, which expires in January 2000. However, this policy would not be sufficient to compensate for the loss of the services of Mr. Borders. Additionally, there are low levels of unemployment in the San Francisco Bay Area and in many of the regions in which we plan to operate. These low levels of unemployment have led to pressure on wage rates, which can make it more difficult and costly for us to attract and retain qualified employees. The loss of key personnel, or the failure to attract additional personnel, could have a material adverse effect on our business, results of operations and performance in specific geographic markets.


WE MAY NEED TO CHANGE THE MANNER IN WHICH WE CONDUCT OUR BUSINESS IF GOVERNMENT REGULATION OF THE INTERNET INCREASES.

     The adoption or modification of laws or regulations relating to the Internet could adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws which may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The United States government recently enacted Internet laws regarding privacy, copyrights, taxation and the transmission of sexually explicit material. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. If we are required to comply with new regulations or new interpretations of existing regulations, this compliance could cause us to incur additional expenses or alter our business model.



WE MAY INCUR SIGNIFICANT COSTS OR EXPERIENCE PRODUCT AVAILABILITY DELAYS IN COMPLYING WITH REGULATIONS APPLICABLE TO THE SALE OF FOOD PRODUCTS.



     As of the date of this prospectus, we are not subject to regulation by the United States Department of Agriculture, or USDA. Whether the handling of food items in our distribution facility, such as meat and fish, will subject us to USDA regulation in the future will depend on several factors, including whether we sell food products on a wholesale basis or whether we obtain food products from non-USDA inspected facilities. Although we have designed our food handling operations to comply with USDA regulations, we cannot assure you that the USDA will not require changes to our food handling operations. We will also be required to comply with local health regulations concerning the preparation and packaging of our prepared meals and other food items. Any applicable federal, state or local regulations may cause us to incur substantial compliance costs or delay the availability of a number of items at one or more of our distribution centers. In addition, any inquiry or investigation from a food regulatory authority could have a negative impact on our reputation. Any of these events could have a material adverse effect on our business and expansion plans and could cause us to lose customers.



WE MAY NOT BE ABLE TO OBTAIN REQUIRED LICENSES OR PERMITS FOR THE SALE OF ALCOHOL AND TOBACCO PRODUCTS IN A COST-EFFECTIVE MANNER OR AT ALL.



     We will be required to obtain state licenses and permits for the sale of alcohol and tobacco products in each location in which we seek to open a distribution center. We cannot assure you that we will be able to obtain any required permits or licenses in a timely manner, or at all. We may be forced to incur substantial costs and experience significant delays in obtaining these permits or licenses. In addition, the United States Congress is considering enacting legislation which would restrict the interstate sale of alcoholic beverages over the Internet. Changes to existing laws or our inability to obtain required permits or licenses could prevent us from selling alcohol or tobacco products in one or more of our geographic markets. Any of these events could substantially harm our net sales, gross profit and ability to attract and retain customers.


IN THE FUTURE WE MAY FACE POTENTIAL PRODUCT LIABILITY CLAIMS.


     We cannot assure you that the products that we deliver will be free from contaminants. Grocery and other related products occasionally contain contaminants due to inherent defects in the products or improper storage or handling. If any of the products that we sell cause harm to any of our customers, we could be subject to product liability lawsuits. If we are found liable under a product liability claim, or even if we are required to defend ourselves against such a claim, our reputation could suffer and customers may substantially reduce their orders or stop ordering from us.


OUR NET SALES WOULD BE HARMED IF WE EXPERIENCE SIGNIFICANT CREDIT CARD FRAUD.


     A failure to adequately control fraudulent credit card transactions would harm our net sales and results of operations because we do not carry insurance against this risk. We may suffer losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature. Because we have had an extremely short operating history, we cannot predict our future levels of bad debt expense.

IF THE PROTECTION OF OUR TRADEMARKS AND PROPRIETARY RIGHTS IS INADEQUATE, OUR BUSINESS MAY BE SERIOUSLY HARMED.


     We regard patent rights, copyrights, service marks, trademarks, trade secrets and similar intellectual property as important to our success. We rely on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights; however, the steps we take to protect our proprietary rights may be inadequate. We currently have no patents. We have filed, and from time to time expect to file, patent applications directed to aspects of our proprietary technology. We cannot assure you that any of these applications will be approved, that any issued patents will protect our intellectual property or that any issued patents will not be challenged by third parties. In addition, other parties may independently develop similar or competing technology or design around any patents that may be issued to us. Our failure to protect our proprietary rights could materially adversely affect our business and competitive position.


INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY AND COULD RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.


     Patent, trademark and other intellectual property rights are becoming increasingly important to us and other e-commerce vendors. Many companies are devoting significant resources to developing patents that could affect many aspects of our business. Other parties may assert infringement or unfair competition claims against us that could relate to any aspect of our technologies, business processes or other intellectual property. We cannot predict whether third parties will assert claims of infringement against us, the subject matter of any of these claims, or whether these assertions or prosecutions will harm our business. If we are forced to defend ourselves against any of these claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, inability to use our current web site technology, or product shipment delays. As a result of a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of patent infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business and competitive position may be materially adversely affected.



ANY FAILURES OF, OR CAPACITY CONSTRAINTS IN, OUR SYSTEMS OR THE SYSTEMS OF THIRD PARTIES ON WHICH WE RELY COULD ADVERSELY AFFECT OUR BUSINESS AND RESULT IN A LOSS OF CUSTOMERS.



     Our Webstore may experience slower response times, decreased traffic capacity or disruptions in service for a variety of reasons including failures or interruptions in our systems. In addition, our users depend on Internet service providers, online service providers and other web site operators for access to our Webstore. Many of them have experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Moreover, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems could have a material adverse effect on our business and could result in a loss of customers.



     Our communications hardware and certain of our other computer hardware operations are located at the facilities of Exodus Communications, Inc. in Santa Clara, California. The hardware for our warehouse management and materials handling systems is maintained in our Oakland, California distribution center. Fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems or cause them to fail completely. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our Webstore. Our business could be adversely affected if our systems were affected by any of these occurrences.

Problems faced by Exodus, with the telecommunications network providers with whom it contracts or with the systems by which it allocates capacity among its customers, including Webvan, could adversely impact the customer shopping experience and consequently, our business. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems.


WE MAY BE ADVERSELY IMPACTED IF THE SOFTWARE, COMPUTER TECHNOLOGY AND OTHER SYSTEMS WE USE ARE NOT YEAR 2000 COMPLIANT.


     Any failure of our material systems, our vendors' material systems or the Internet to be year 2000 compliant would have material adverse consequences for us. These consequences would include difficulties in operating our Webstore effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business. We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. We are in the process of developing remediation and contingency plans as part of our year 2000 initiative program, based on an inventory and risk assessment of our critical assets and third party systems. We expect to complete this assessment and the development of these plans by the end of October 1999. We have not yet determined the costs of developing and implementing these plans, and these costs may be material. A significant disruption in the ability of consumers to reliably access the Internet, especially our Webstore, or to use their credit cards would have an adverse effect on our operations and demand for our services.


WE MAY BE SUBJECT TO LIABILITY FOR THE INTERNET CONTENT THAT WE PUBLISH.


     As a publisher of online content, we face potential liability for negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute. If we face liability, particularly liability that is not covered by our insurance or is in excess of our insurance coverage, then our reputation and our business may suffer. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online services. We cannot assure you that we are adequately insured to cover claims of these types or to indemnify us for all liability that may be imposed on us.


OUR OFFICERS AND DIRECTORS AND THEIR AFFILIATES WILL EXERCISE SIGNIFICANT CONTROL OVER WEBVAN.


     As of June 30, 1999 and giving effect to the issuance of 21,670,605 shares of Series D preferred stock in July and August 1999, our executive officers and directors and their immediate family members and affiliated venture capital funds beneficially owned, in the aggregate, approximately 60.2% of our outstanding common stock, assuming conversion of all preferred stock into common stock. As a result, these stockholders are able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us. See "Principal Stockholders".


IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US DUE TO ANTI-TAKEOVER PROVISIONS.

     Our charter documents authorize 10,000,000 shares of undesignated preferred stock, create a classified board of directors, eliminate the right of stockholders to call a special meeting of stockholders, require stockholders to comply with advance notice requirements before raising a matter at a meeting of stockholders and eliminate the ability of stockholders to take action by written consent. As a Delaware corporation, we are also subject to the Delaware antitakeover statute contained in Section 203 of the Delaware General Corporation Law. These provisions could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock".

OUR STOCK PRICE COULD BE VOLATILE AND COULD DECLINE FOLLOWING THIS OFFERING.



     The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly consumer-oriented Internet-related companies, have been highly volatile. You may not be able to resell your shares at or above the initial public offering price. The price at which our common stock will trade after this offering is likely to be volatile and may fluctuate substantially due to factors such as:


     - our historical and anticipated quarterly and annual operating results;


     - variations between our actual results and the expectations of investors or published reports or analyses of Webvan;



     - announcements by us or others and developments affecting our business, systems or expansion plans; and



     - conditions and trends in e-commerce industries, particularly the online grocery industry.


     In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management's attention and resources.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.


     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. Based on shares outstanding as of June 30, 1999, upon completion of this offering we will have outstanding 317,453,839 shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, the 25,000,000 shares of our common stock sold in this offering will be freely tradeable, without restriction, in the public market. Our directors, officers and securityholders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock without the prior written consent of Goldman, Sachs & Co. According to the lock-up agreements, at any time beginning on the third day following the public release of our earnings for the year ended December 31, 1999, each stockholder may offer, sell, transfer, assign, pledge or otherwise dispose of up to 15% of his or her shares owned as of December 31, 1999; and at any time beginning on the 48th day following the public release of our earnings for the year ended December 31, 1999, each stockholder may offer, sell, transfer, assign, pledge or otherwise dispose of an additional 25% of his or her shares owned as of December 31, 1999. The lock-up restrictions will expire as to the remaining shares on the date which is 180 days after the date of this prospectus.


     In addition, approximately 42.8 million shares under outstanding options and warrants and approximately 9.7 million shares reserved for future issuance under our stock option plan as of June 30, 1999 will be eligible for sale in the public market subject to vesting, the expiration of lock-up agreements and restrictions imposed under Rules 144 and 701 under the Securities Act. See "Shares Eligible for Future Sale".

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical facts included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will", "believe", "anticipate", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                USE OF PROCEEDS


     The net proceeds we receive from the sale of the common stock offered hereby will be approximately $280.6 million, based on an assumed initial public offering price of $12.00 per share and after deducting the underwriters' discounts and commissions and expenses payable by us estimated at $1.4 million. We expect to use the net proceeds from this offering principally to fund the construction of and equipment for distribution centers in other geographic markets at an estimated cost of $25.0 million to $35.0 million per distribution center. We also expect to use the proceeds for general corporate purposes, including working capital and funding of our expected operating losses. We may use a portion of the net proceeds to pursue possible acquisitions of complementary businesses, technologies or products; however, we have no present understandings, commitments or agreements with respect to any such transactions, and we have not identified the nature of any such businesses, technologies or products. Pending use of such net proceeds for the above purposes, we intend to invest such funds in short-term interest-bearing investment-grade securities.


                                DIVIDEND POLICY

     We have not paid any dividends since our inception and do not intend to pay any dividends on our capital stock in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our cash and equivalents and capitalization as of June 30, 1999:


     - on an actual basis;



     - on a pro forma basis after giving effect to the closing of the sale of an aggregate of 21,670,605 shares of our Series D-2 preferred stock in July and August 1999 for approximately $275.0 million and the conversion of each outstanding share of preferred stock into one share of common stock upon the closing of this offering; and



     - on a pro forma basis as adjusted for this offering at an assumed initial public offering price of $12.00 per share and application of the net proceeds therefrom. You should read this table in conjunction with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.



                                                                         JUNE 30, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and equivalents........................................  $ 21,836    $296,736      $577,336
                                                              ========    ========      ========
Lease obligations, net of current portion...................     2,137       2,137         2,137
                                                              --------    --------      --------
Long term debt, net of current portion......................    11,811      11,811        11,811
                                                              --------    --------      --------
Redeemable common stock.....................................     1,556       1,556         1,556
Shareholders' equity:
  Convertible preferred stock:
     Series A preferred stock, no par value; 112,635,168
       shares authorized, actual, no shares authorized pro
       forma and pro forma as adjusted; 112,635,168 shares
       issued and outstanding, actual, no shares issued and
       outstanding pro forma and pro forma as adjusted......    10,759          --            --
     Series B preferred stock, no par value; 41,814,000
       shares authorized, actual, 2,700,696 shares
       authorized pro forma, no shares authorized pro forma
       as adjusted; 39,113,304 shares issued and
       outstanding, actual, no shares issued and outstanding
       pro forma and pro forma as adjusted(1)...............    34,834          --            --
     Series C preferred stock, no par value; 34,601,616
       shares authorized, actual, 2,260,416 shares
       authorized pro forma, no shares authorized pro forma
       as adjusted; 32,341,200 shares issued and
       outstanding, actual, no shares issued and outstanding
       pro forma and pro forma as adjusted(2)...............    72,776          --            --
     Series D preferred stock, no par value; no shares
       authorized, actual, 29,550,831 shares authorized, pro
       forma, no shares authorized pro forma as adjusted; no
       shares issued and outstanding, actual, pro forma and
       pro forma as adjusted(3).............................        --          --            --
  Preferred stock; no shares authorized, actual and pro
     forma, 10,000,000 shares authorized pro forma as
     adjusted; no shares issued and outstanding actual, pro
     forma and pro forma as adjusted........................        --          --            --
  Common stock; 450,000,000 shares authorized, actual and
     pro forma, 800,000,000 shares authorized pro forma as
     adjusted; 81,908,562 shares issued and outstanding,
     actual, 287,668,839 shares issued and outstanding pro
     forma, 312,668,839 shares issued and outstanding pro
     forma as adjusted(4)...................................    31,251     424,520       705,120
  Additional paid-in capital................................     3,829       3,829         3,829
Deferred compensation.......................................   (23,790)    (23,790)      (23,790)
Accumulated deficit.........................................   (49,978)    (49,978)      (49,978)
Accumulated other comprehensive income (loss)...............       (55)        (55)          (55)
                                                              --------    --------      --------
          Total shareholders' equity........................    79,626     354,526       635,126
                                                              --------    --------      --------
          Total capitalization..............................  $ 95,130    $370,030      $650,630
                                                              ========    ========      ========

-------------------------
(1) Excludes warrants to purchase an aggregate of 2,397,804 shares of Series B preferred stock at a weighted average exercise price of $0.91 per share.

(2) Excludes (a) options to purchase 430,416 shares of Series C preferred stock at an exercise price of $2.32 per share as of March 31, 1999 and (b) a warrant to purchase up to 1,800,000 shares of our Series C preferred stock at an exercise price of $2.32 per share issued in June 1999.

(3) On July 19, 1999, we authorized 25,610,718 shares of Series D-1 preferred stock and 25,610,718 shares of Series D-2 preferred stock. In July and August 1999, we issued 21,670,605 shares of Series D-2 preferred stock. Each of these shares will automatically convert into one share of common stock immediately prior to the closing of this offering. No shares of Series D-1 preferred stock are issued and outstanding, actual, pro forma and pro forma as adjusted.

(4) Excludes 50,150,910 shares of common stock reserved for issuance under our stock option plan, of which 40,433,688 shares at a weighted average exercise price of $0.27 per share were subject to outstanding options as of June 30, 1999.

                                    DILUTION


     Our pro forma net tangible book value as of June 30, 1999 was approximately $354.4 million or $1.21 per share. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding including redeemable common stock and after giving effect to the issuance of 21,670,605 shares of Series D preferred stock in July and August 1999 and the automatic conversion of all outstanding shares of our preferred stock. Dilution per share represents the difference between the amount per share paid by investors of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 25,000,000 shares of common stock offered by us at an assumed initial public offering price of $12.00 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at June 30, 1999 would have been approximately $635.0 million or $2.03 per share of common stock. This represents an immediate increase in net tangible book value of $0.82 per share to existing stockholders and an immediate dilution of $9.97 per share to new investors of common stock. The following table illustrates this dilution on a per share basis:



Assumed initial public offering price per share.............           $12.00
  Pro forma net tangible book value per share as of June 30,
     1999...................................................  $1.21
  Increase per share attributable to new investors..........   0.82
                                                              -----
Pro forma as adjusted net tangible book value per share
  after the offering........................................             2.03
                                                                       ------
Dilution per share to new investors.........................           $ 9.97
                                                                       ======



     The following table summarizes on a pro forma as adjusted basis after giving effect to the offering, as of June 30, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid at an assumed initial public offering price of $12.00 per share, and after deducting the underwriting discount and estimated offering expenses payable by us:



                                     SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                  ----------------------    -----------------------    PRICE PER
                                    NUMBER       PERCENT       AMOUNT       PERCENT      SHARE
                                  -----------    -------    ------------    -------    ---------
Existing stockholders.........    292,453,839      92.1%    $429,464,000      58.9%     $ 1.47
New investors.................     25,000,000       7.9      300,000,000      41.1      $12.00
                                  -----------     -----     ------------     -----
Totals........................    317,453,839     100.0%    $729,464,000     100.0%
                                  ===========     =====     ============     =====


     In the preceding tables, the shares of common stock outstanding exclude:

        - 50,150,910 shares of common stock reserved for issuance under our stock option plans, of which 40,433,688 shares at a weighted average exercise price of $0.27 were subject to outstanding options as of June 30, 1999, and

        - 2,397,804 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.91 as of June 30, 1999.

     To the extent outstanding options and warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The consolidated statement of operations data for the period from inception through December 31, 1997 and for the year ended December 31, 1998, and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from, and are qualified by reference to, the audited consolidated financial statements and the notes to those statements included in this prospectus that have been audited by Deloitte & Touche LLP. The consolidated statement of operations data for the six months ended June 30, 1998 and 1999, and the consolidated balance sheet data at June 30, 1999 are derived from unaudited consolidated financial statements that include, in the opinion of our management, all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the information set forth therein. The consolidated results of operations for the six months ended June 30, 1999 are not necessarily indicative of future results.


                                                       PERIOD FROM
                                                      DECEMBER 17,
                                                          1996                                  SIX MONTHS
                                                     (INCEPTION) TO      YEAR ENDED           ENDED JUNE 30,
                                                      DECEMBER 31,      DECEMBER 31,    ---------------------------
                                                          1997              1998           1998            1999
            CONSOLIDATED STATEMENTS OF               ---------------    ------------    -----------    ------------
                 OPERATIONS DATA:                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net sales..........................................    $        --      $         --    $        --    $        395
Cost of goods sold.................................             --                --             --             419
                                                       -----------      ------------    -----------    ------------
  Gross profit (loss)..............................             --                --             --             (24)
Operating expenses:
  Software development.............................            244             3,010            765           6,308
  General and administrative.......................          2,612             8,825          2,739          25,296
  Amortization of deferred stock compensation......             --             1,060             43           3,953
                                                       -----------      ------------    -----------    ------------
    Total operating expenses.......................          2,856            12,895          3,547          35,557
                                                       -----------      ------------    -----------    ------------
Interest income....................................             85               923            285           1,641
Interest expense...................................             69                32             --           1,194
                                                       -----------      ------------    -----------    ------------
  Net interest income..............................             16               891            285             447
                                                       -----------      ------------    -----------    ------------
Net loss...........................................    $    (2,840)     $    (12,004)   $    (3,262)   $    (35,134)
                                                       ===========      ============    ===========    ============
Basic and diluted net loss per share...............    $     (0.08)     $      (0.18)   $     (0.05)   $      (0.48)
                                                       ===========      ============    ===========    ============
Shares used in calculating basic and diluted net
  loss per share...................................     37,406,785        67,114,048     65,075,326      73,280,388
                                                       ===========      ============    ===========    ============
Pro forma basic and diluted net loss per
  share(1).........................................                     $      (0.06)                  $      (0.14)
                                                                        ============                   ============
Shares used in calculating pro forma basic and
  diluted net loss per share(1)....................                      201,978,419                    253,743,194
                                                                        ============                   ============

OTHER OPERATING DATA:
Capital expenditures...............................    $       265      $     32,669    $     4,283    $     25,948
Depreciation and amortization......................             57             1,323             93           6,626


------------------------

(1) See Note 1 of Notes to Consolidated Financial Statements.



     The following table provides a consolidated summary of our balance sheet. The Pro Forma column reflects the closing of the sale of 21,670,605 shares of our Series D-2 preferred stock in July and August 1999 for approximately $275.0 million and the conversion of all outstanding shares of preferred stock into common stock immediately prior to the closing of this offering. The Pro Forma As Adjusted column reflects the Pro Forma adjustments as well as the issuance of the common stock in this offering at an assumed initial public offering price of $12.00 per share.



                                                               DECEMBER 31,                JUNE 30, 1999
                                                             ----------------   ------------------------------------
                                                                                                          PRO FORMA
                                                              1997     1998      ACTUAL     PRO FORMA    AS ADJUSTED
                                                             ------   -------   --------    ---------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and equivalents.......................................  $2,935   $13,839   $ 21,836    $296,736      $577,336
Working capital............................................   7,693    10,923     31,773     306,673       587,273
Total assets...............................................   8,279    60,009    112,429     387,329       667,929
Long-term liabilities......................................      17    14,337     14,216      14,216        14,216
Total shareholder's equity.................................   7,972    33,612     79,626     354,526       635,126

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     Except for historical information, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Webvan's actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to these differences include, but are not limited to, the risks discussed in the section entitled "Risk Factors" in this prospectus.


OVERVIEW


     Webvan is an Internet retailer offering same-day delivery of consumer products through an innovative proprietary business design which integrates our Webstore, distribution center and delivery system. Our current product offerings are principally focused on food, non-prescription drug products and general merchandise.



     We were incorporated in December 1996 as Intelligent Systems for Retail, Inc. In April 1999, we changed our name to Webvan Group, Inc. We commenced our grocery delivery service in May 1999 on a test basis to approximately 1,100 persons and commercially launched our Webstore on June 2, 1999. For the period from inception to June 1999, our primary activities consisted of raising capital, recruiting and training employees, developing our business strategy, designing a business system to implement our strategy, constructing and equipping our first distribution center and developing relationships with vendors. Since launching our service, we have continued these operating activities and have also focused on building sales momentum, establishing additional vendor relationships, promoting our brand name and enhancing our distribution, delivery and customer service operations. Our cost of sales and operating expenses have increased significantly since inception and are expected to continue to increase. This trend reflects the costs associated with our formation as well as increased efforts to promote the Webvan brand, build market awareness, attract new customers, recruit personnel, build our operating systems and develop our Webstore and associated systems that we use to process customers' orders and payments.



     Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. These risks for Webvan include an unproven business system and our ability to successfully manage our growth. To address these risks, we must:



     - develop and increase our customer base;



     - implement and successfully execute our business and marketing strategy;



     - continue to develop, test, increase the capacity of and enhance our Webstore, order fulfillment, transaction processing and delivery systems;



     - respond to competitive developments; and



     - attract, retain and motivate quality personnel.



     Since our inception, we have incurred significant losses, and as of June 30, 1999, we had an accumulated deficit of $50.0 million. Our initial distribution center in Oakland, California is currently operating at substantially less than the capacity for which it was designed. We believe that our success will depend on our ability to:



     - substantially increase the number of customers and the number of orders placed by our customers;



     - ensure that our technologies and systems function properly at increased order volumes;


     - realize repeat orders from a significant number of customers;

     - achieve favorable gross margins; and

     - rapidly expand and build out distribution centers in new markets.


     To meet these challenges, we intend to continue to invest heavily in marketing and promotion, distribution facilities and equipment, technology and personnel. As a result, we expect to incur substantial operating losses for the foreseeable future and the rate at which such losses will be incurred may increase significantly from current levels. In addition, our limited operating history makes the prediction of future results of operations difficult, and accordingly, we cannot assure you that we will achieve or sustain revenue growth or profitability.



     In connection with the grant of stock options during 1998 and the first six months of 1999, we recorded deferred compensation of $11.8 million and $17.0 million and compensation expense of $1.1 million and $4.0 million, respectively, representing the difference between the deemed fair value and the option exercise price as determined by our Board of Directors on the date of grant. In connection with the grant of certain options in July and August 1999, we recorded additional deferred compensation of $41.4 million. The aggregate deferred compensation of $70.3 million is being amortized over the four-year vesting period of the underlying options and will result in compensation expense of approximately $8.0 million in the quarter ended September 30, 1999.



     In connection with the sale of 150,000 shares of common stock to Yahoo! Inc. in July 1999 at a price of $3.33 per share, we will record expense based on changes in the fair value of the stock using an option pricing model and such expense will be charged as Mr. Koogle serves as a director of Webvan.



     In connection with the warrant issued to Bechtel to purchase 1,800,000 shares of Series C preferred stock at an exercise price of $2.32 per share, the cost of services provided by Bechtel will include recognition of the changes in the fair value of the warrant using an option pricing model and following the applicable accounting guidelines in Emerging Issues Task Force Issue No. 96-18, or EITF 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". Under EITF 96-18, the measurement date for the warrant is July 8, 1999 as that is the performance commitment date. As of July 8, 1999, we will capitalize the fair value of the warrant related to 150,000 exercisable shares and no amount will be capitalized as of that date for the fair value of the warrant related to the non-exercisable shares, as eventual exercisability is dependent on Bechtel's performance. The capitalized amount will be amortized over the useful life of the distribution centers developed by Bechtel. If and when the warrant becomes exercisable as to additional shares, based on Bechtel's performance, we will capitalize additional cost based on the then fair value of the warrant related to the additional exercisable shares.


RESULTS OF OPERATIONS

FISCAL YEARS ENDED DECEMBER 31, 1997 AND 1998

NET SALES

     Net sales are comprised of the price of groceries and other products we sell, net of returns and credits. We commenced our grocery delivery service in May 1999 and commercially launched our Webstore in June 1999. We therefore did not generate any net sales in 1997 or 1998. We recognize revenue at the time our products are delivered to customers.

COST OF GOODS SOLD

     Cost of goods sold includes the cost of the groceries and other products we sell as well as payroll and related expenses for the preparation of our home replacement meals. We did not have any cost of goods sold in 1997 or 1998.

OPERATING EXPENSES

     SOFTWARE DEVELOPMENT. Software development expenses include the payroll and related costs for the team of software developers directly involved in programming our computer systems. Software development expenses increased to $3.0 million in 1998 from $0.2 million for the period from inception through 1997. This increase was primarily attributable to increased staffing, consultants and associated costs related to creating and enhancing the features and functionality of our Webstore, and implementing our order fulfillment, inventory, distribution, accounting and delivery systems used to process customer orders. Certain costs have been capitalized in accordance with Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". We believe that continued investment in software development is critical to attaining our strategic objectives and, as a result, expect software development expenses to increase significantly in future quarters.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses include costs related to fulfillment and delivery of products, real estate, technology operations, equipment leases, merchandising, finance, marketing, and professional services. General and administrative expenses increased to $8.8 million in 1998 from $2.6 million for the period from inception through 1997. The payroll expense for general and administrative functions increased by $3.2 million due to an increase in headcount. Consulting and professional expenses increased by $0.8 million, primarily related to marketing. In addition, rent and facility charges increased by $1.1 million due to the addition of corporate office space and the distribution center in Oakland, California. We expect general and administrative expenses to increase as we expand our staff and incur additional costs to support the expected growth of our business.

INTEREST INCOME (EXPENSE), NET

     Interest income (expense), net consists of earnings on our cash and cash equivalents and interest payments on our loan and lease agreements. Net interest income increased to $891,000 in 1998 from $16,000 in the period from inception through 1997. This increase was primarily attributable to earnings on higher average cash and cash equivalent balances during 1998.

SIX MONTHS ENDED JUNE 30, 1998 AND 1999

NET SALES

     We commenced our grocery delivery service in May 1999 on a test basis to approximately 1,100 customers and commercially launched our Webstore in June 1999. We did not have any net sales in the six months ended June 30, 1998. We had net sales of $395,000 in the six months ended June 30, 1999.

COST OF GOODS SOLD

     We did not have any cost of goods sold in the six months ended June 30, 1998. Our cost of goods sold was $419,000 in the six months ended June 30, 1999.

OPERATING EXPENSES

     SOFTWARE DEVELOPMENT. Software development expenses increased to $6.3 million in the six months ended June 30, 1999 from $0.8 million in the six months ended June 30, 1998. This increase was primarily attributable to $1.9 million for increased staffing and $3.4 million for consultants related to enhancing the features, content and functionality of our Webstore and increasing the capacity of our order processing, distribution center and delivery systems.


     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $25.3 million for the six months ended June 30, 1999 from $2.7 million for the six months ended June 30, 1998.

General and administrative expenses pertaining to our distribution center in the six months ended June 30, 1999 totalled $9.9 million, as compared to zero in the six months ended June 30, 1998. Payroll and related expenses increased by $8.2 million due to increased staffing at headquarters. Consulting and professional fees related to logistical and marketing development increased by $1.3 million. Rent and facility charges increased by $0.8 million due to additional corporate office space.


INTEREST INCOME (EXPENSE) NET

     Net interest income increased to $447,000 in the six months ended June 30, 1999 from $285,000 in the six months ended June 30, 1998 primarily due to earnings on higher average cash and cash equivalent balances.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations primarily through private sales of preferred stock which through June 30, 1999 totaled $118.3 million (net of issuance costs). Net cash used in operating activities was $22.6 million in the six months ended June 30, 1999, $2.2 million in the year ended December 31, 1998, and $2.4 million in the period from inception through 1997. Net cash used in operating activities for each of these periods primarily consisted of net losses as well as increases in prepaid expenses, partially offset by increases in accounts payable, accrued liabilities and depreciation and amortization. The significant increase in working capital during 1998 was primarily due to proceeds from the sale of our preferred stock. Net cash used in investing activities was $42.7 million in the six months ended June 30, 1999, $39.0 million in the year ended December 31, 1998, and $5.3 million in the period from inception through December 31, 1997. Net cash used in investing activities for each of these periods primarily consisted of leasehold improvements and purchases of equipment and systems, including computer equipment and fixtures and furniture. Net cash provided by financing activities was $73.3 million in the six months ended June 30, 1999, $52.1 million in the year ended December 31, 1998, and $10.7 million in the period from inception through 1997. Net cash provided by financing activities during the six months ended June 30, 1999 and the year ended December 31, 1998 primarily consisted of proceeds from the issuance of preferred stock of $72.8 million and $34.8 million, respectively. As of June 30, 1999, we had $21.8 million of cash and equivalents.

     In July 1999, we entered into a preferred stock purchase agreement whereby we sold an aggregate of 21,670,605 shares of our Series D-2 preferred stock to investors at a price of $12.69 per share for an aggregate purchase price of approximately $275.0 million.

     As of June 30, 1999, our principal commitments consisted of obligations of approximately $18.2 million outstanding under capital leases and loans. As of June 30, 1999, we had capital commitments of approximately $20.0 million principally related to the construction of and equipment for our Atlanta, Georgia distribution center. We anticipate capital expenditures of up to $150 million for the 12 months ending June 30, 2000. We anticipate a substantial increase in our capital expenditures and lease commitments to support our anticipated growth in operations, systems and personnel. The launch of each distribution center will require us to commit to additional lease obligations and to purchase equipment and install leasehold improvements.

     In July 1999, we entered into an agreement with Bechtel for the construction of up to 26 additional distribution centers over the next three years. Although the Company has no specific capital commitment under this agreement, our expenditures under the contract are estimated to be approximately $1.0 billion.


     We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through the next 12 months. Our future long-term capital needs will be highly dependent on the number of additional distribution centers we open, the timing of these openings and the success of these facilities once they are launched. Thus, any projections of future long-term cash needs and cash flows are subject to substantial uncertainty. If the net proceeds of this offering, together with our available funds and cash generated from operations are insufficient to satisfy our long-term liquidity requirements, we may seek to sell additional equity or debt securities, obtain a line of credit or curtail our expansion plans. However, the terms of our guaranty of our subsidiary's credit facility contain restrictions on our ability to incur debt or issue equity securities. In addition, if we issue additional securities to raise funds, those securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all.


YEAR 2000 COMPLIANCE

     Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We use software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 phenomenon. For example, we are dependent on the financial institutions involved in processing our customers' credit card payments for Internet services and a third party that hosts our servers. We are also dependent on telecommunications vendors to maintain our communications network and suppliers to deliver products to us.

     Since inception, we have internally developed substantially all of the systems for the operation of our web site. These systems include the software used to provide our Webstore's search, customer interaction, and transaction-processing and distribution functions, as well as monitoring and back-up capabilities. Based upon our assessment to date, we believe that our internally developed proprietary software is year 2000 compliant, but we cannot assure you that unanticipated year 2000 problems will not occur.


     We are currently assessing the year 2000 readiness of our third-party supplied software, computer technology and other services, which include software for use in our accounting, database and security systems. The failure of any software or systems upon which we rely to be year 2000 compliant could have a material negative impact on our corporate accounting functions and the operation of our web site and distribution system. As part of the assessment of the year 2000 compliance of these systems, we have sought assurances from these vendors that their software, computer technology and other services are year 2000 compliant. Because this process was begun recently, we have not yet received a material number of responses from these vendors. We intend to follow up with any vendors who have not responded to our request in a timely manner. We have also engaged a consulting firm to assess the year 2000 compliance of one of our critical systems at a cost estimated at up to $1.0 million. To date, the amounts we have spent in connection with our year 2000 assessment have been immaterial. Based upon the results of all of our assessments, we are developing a remediation plan with respect to third-party software, third-party vendors and computer technology and services that may fail to be year 2000 compliant. We expect to complete any required remediation by the end of October 1999. At this time, the expenses associated with this assessment and remediation plan that may be incurred in the future cannot be determined; therefore, we have not developed a budget for these expenses.


     The failure of our software and computer systems and of our third-party suppliers to be year 2000 compliant would have a material adverse effect on us. The year 2000 readiness of the general system necessary to support our operations is difficult to assess. For instance, we depend on the integrity and stability of the Internet to provide our services. We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. Thus, the system necessary to support our operations consists of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which has the ability to control or manage the potential year 2000 issues that may impact the entire system. Our ability to assess the reliability of this system is limited and relies solely on generally available news reports, surveys and comparable industry data. Based on these sources, we believe most entities and individuals that rely significantly on the Internet are reviewing and attempting to remediate issues relating to year 2000 compliance, but it is not possible to predict whether these efforts will be successful in reducing or eliminating the potential negative impact of year 2000 issues.


     A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our services and would have a material adverse effect on us. We will be developing a contingency plan based on the results of our year 2000 assessment and remediation efforts. The cost of developing and implementing this plan could be material. A reasonable worst case year 2000 scenario would involve a major failure of our material systems, our vendors' material systems or the Internet to be year 2000 compliant, any of which could have material adverse consequences for us. These consequences could include refrigeration failures resulting in spoilage of perishable products and difficulties or interruptions in operating our web site effectively, taking customer orders, processing orders in our distribution center, making deliveries or conducting other fundamental parts of our business.


NEW ACCOUNTING PRONOUNCEMENT

     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedging accounting when certain conditions are met. Webvan will adopt this statement for its fiscal year ending December 31, 2001. Management has not fully assessed the implications of adopting this new standard.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Webvan maintains a short-term investment portfolio primarily consisting of corporate debt securities with maturities of thirteen months or less. These available-for-sale securities are subject to interest rate risk and will rise and fall in value if market interest rates change. The extent of this risk is not quantifiable or predictable due to the variability of future interest rates. Webvan does not expect any material loss with respect to its investment portfolio.

     Webvan's restricted cash balance is invested in certificates of deposit. Accordingly, changes in market interest rates have no material effect on Webvan's operating results, financial condition and cash flows. There is inherent roll over risk on these certificates of deposit as they mature and are renewed at current market rates. The extent of this risk is not quantifiable or predictable due to the variability of future interest rates.

     The following table provides information about Webvan's investment portfolio and restricted cash as of June 30, 1999, and presents principal cash flows and related weighted averages interest rates by expected maturity dates.


                                                YEAR OF MATURITY                     TOTAL
                                 -----------------------------------------------    CARRYING
                                  1999       2000      2001      2002      2003      VALUE
                                 -------    ------    ------    ------    ------    --------
                                             (DOLLARS IN THOUSANDS)
Cash and Equivalents...........  $21,836        --        --        --        --    $21,836
  Average interest rate........     4.95%       --        --        --        --       4.95%
Corporate Debt Securities......  $14,289    $7,942        --        --        --    $22,231
  Average interest rate........     4.81%     5.29%       --        --        --       4.98%
Restricted Cash -- Certificates
  of Deposit...................  $ 3,453        --        --        --        --    $ 3,453
  Average interest rate........     4.52%       --        --        --        --       4.52%
Capital Lease Obligations......  $   299    $  669    $  773    $  734    $  282    $ 2,758
  Average fixed interest
     rate......................    15.75%    15.77%    15.81%    15.28%    13.81%     15.45%
Long-term Debt.................  $ 1,476    $3,931    $4,570    $5,140    $   55    $15,178
  Average fixed interest
     rate......................    15.20%    15.20%    15.20%    15.20%    15.20%     15.20%



     Fair value approximates carrying value for the above financial instruments.

                                    BUSINESS


     Webvan is an Internet retailer offering same-day delivery of consumer products through an innovative proprietary business design that integrates our Webstore, distribution center and delivery system. Our current product offerings are principally focused on food, non-prescription drug products and general merchandise.


INDUSTRY BACKGROUND

GROWTH OF THE INTERNET AND E-COMMERCE

     The rapid growth of the Internet and e-commerce is revolutionizing the way in which businesses and consumers communicate, share information and conduct business. International Data Corporation estimates that there were 63 million web users in the United States at the end of 1998 and anticipates this number will grow to approximately 177 million users by the end of 2003. This growth in Internet usage is being fueled by a number of factors, including:

     - a large and growing installed base of personal computers in the workplace and at home;

     - advances in the performance and speed of personal computers and modems;

     - improvements in network security, system and bandwidth;

     - faster, easier and cheaper access to the Internet;

     - proliferation of content and services being provided on the Internet; and

     - consumers' growing level of comfort and experience with e-commerce.

     The unique characteristics of the Internet create a number of advantages for online retailers and have dramatically affected the manner in which companies distribute goods and services. Specifically, online retailers use the Internet to:

     - provide consumers with a broad selection of products and services, increased information and enhanced convenience;

     - operate with reduced overhead costs and greater economies of scale;

     - frequently adjust featured selections, editorial content and pricing, providing significant merchandising flexibility;

     - "display" a larger number of products than traditional retailers at lower cost; and

     - obtain demographic and behavioral data about customers, increasing opportunities for direct marketing and personalized services.

     The Internet provides a powerful and convenient means for consumers to order products and services. As a result of the increased use of the Internet and the benefits of online retailing, consumer spending on the Internet is growing rapidly. International Data Corporation estimates that consumer purchases of goods and services over the Internet in the U.S. will increase from $12.4 billion in 1998 to $75.0 billion in 2002. In addition, Forrester Research estimates that online grocery spending in the U.S. will grow from $235 million in 1998 to $10.8 billion by 2003 which will represent only 2% of the total market for grocery products in 2003.

TRADITIONAL GROCERY RETAILING

     The U.S. grocery market is large, with retail supermarket sales equal to approximately $449 billion in 1998, according to Progressive Grocer. In addition, the market for prepared meals or "home meal replacements" is growing rapidly and, according to ACNielsen, comprises an incremental $100 billion segment of the food industry.

     Many consumers find supermarket shopping to be a time-consuming and inconvenient experience. Traditional store-based supermarkets face many challenges in providing a satisfying shopping experience for consumers. Physical space availability in stores limits the number of products supermarkets can offer and reduces merchandising flexibility. This forces traditional store-based supermarkets to limit their product selection to the most popular products, further impairing customer selection. Traditional grocery retailers also face significant costs associated with building and operating large brick and mortar stores, including costs associated with personnel, real estate, construction, store set-up, inventory and fixed assets. The challenges facing these traditional retailers have created an opportunity for online grocery retailers to provide a more compelling and cost-effective solution.


     The Internet provides a medium that could significantly improve the consumer grocery shopping experience. The Internet provides 24-hour shopping convenience and the ability to monitor order and information accuracy, and eliminates the need to wait in line. With an efficient business model, online retailers will also be able to reduce labor, real estate and other operating costs.

ONLINE GROCERY RETAILING


     Consumers are increasingly seeking a grocery shopping solution which will allow them to save time and effort without sacrificing the wide selection, high quality and low cost they have come to expect from traditional supermarkets. Attempting to capitalize on the benefits of the Internet, several companies, including NetGrocer and Peapod, have begun offering a variety of grocery products online. Many of these services charge membership, delivery or service fees and often offer many of their goods at prices higher than those of traditional supermarkets. In addition, many of these online grocery efforts only offer a limited selection of products, do not offer frozen foods or perishables and do not stock a wide range of high-end items such as wine, prepared meals and specialty products. These online grocers generally do not offer same-day delivery and guarantee delivery within narrow time parameters. Many of these early online grocers currently lack a highly automated distribution and delivery model which would enable rapid and efficient expansion on a national level. As a result, these companies rely on manual systems to fill the orders they receive over the Internet and often rely on third parties to deliver orders to their customers.



THE WEBVAN SOLUTION



     We provide a distinctive online shopping experience by offering customers a broad selection of high-quality, competitively priced grocery and related product offerings delivered directly and conveniently to their homes. Our Webstore is designed to create a user-friendly, informative and personalized shopping experience for customers while providing them with the time savings and convenience of shopping online. We believe that our innovative business design is the first solution to address the "last mile" problem of e-commerce fulfillment by integrating a retail web site with an advanced distribution center and delivery system which enable us to efficiently fill a high volume of orders and deliver products to our customers on the same day. We also believe that our significant capital investment in our direct-to-the-home delivery system will make it difficult for traditional supermarkets and other online grocers to duplicate this solution and offer similar benefits to consumers. Our delivery channel also enables us to create brand awareness and customer loyalty that we believe will help to strengthen our market position.


     Our solution provides customers with the following key benefits:

     - prices that are generally at or below everyday supermarket prices;

     - a broad selection of high quality products;

     - no membership or service fees and no delivery fees for orders over $50;
       and

     - same-day home delivery within a customer-selected 30-minute window.

     The principal components of our solution include our:

     BROAD SELECTION OF HIGH QUALITY PRODUCTS AT COMPETITIVE PRICES. Our scalable Webstore and distribution system are designed to enable us to offer over 50,000 different items to our customers. As of June 30, 1999, we were offering consumers a broad selection of over 15,000 grocery and specialty items including:

     - farm fresh produce;

     - premium meats hand cut in our butcher shop;

     - fresh fish and other seafood including live lobsters;

     - a variety of chef-prepared meals;

     - bakery items including specialty breads, bagels and pastries;

     - non-perishable grocery items typically found in large supermarkets;

     - non-prescription drug products and health and beauty items;

     - specialty items including fine wines and premium quality cigars; and

     - general merchandise such as office products and small appliances.

     INTERACTIVE AND PERSONALIZED WEBSTORE. Our Webstore is an easy-to-use online alternative to the traditional supermarket providing customers with significant time savings and convenience. The Webstore is organized to provide detailed product and nutritional information as well as interesting generalized content. We believe our Webstore promotes customer loyalty by making the grocery shopping experience easier for the consumer. Through our Webstore, consumers can personalize their shopping experience by creating their own shopping lists and by spending as much or as little time browsing and selecting products as is appropriate for their specific needs. Customers may shop for products by:

     - browsing clearly organized categories such as Produce, Meat and Seafood, Prepared Food or Health and Beauty;

     - going directly to a specific product by using our keyword search technology; or

     - accessing one of their personal shopping lists for immediate purchase or editing.


     Our Webstore utilizes a proprietary logistics technology to offer a delivery window to the customer. A point-and-click time schedule will indicate to the customer the 30-minute delivery slots which are currently available in their specific location, based on the time of day, location and items purchased.


     HIGHLY AUTOMATED DISTRIBUTION CENTER. Our technologically advanced distribution center is highly automated and is designed to provide economies of scale and create significant cost savings compared to traditional supermarkets and existing online grocers. Our distribution center is designed to process product volumes equivalent to approximately 18 supermarkets and allow for a highly flexible inventory selection of over 50,000 SKUs. The distribution center is designed to fill customer orders using proprietary software and labor-saving automation technology such as carousels and conveyors which bring individual products directly to the worker, compared to traditional warehouse designs which require the worker to move throughout rows of products to fill individual orders. Our first distribution center is located in Oakland, California and serves the San Francisco Bay Area. We plan to open a second distribution center in Atlanta, Georgia in the second quarter of 2000 and to further expand with distribution centers in other key geographic markets.

     Our distribution center is designed to accommodate both a wide product selection as well the finest in product quality. The design allows for appropriate storage temperatures for individual product categories including produce, meats and frozen foods and enables us to offer specialty products such as premium wines and cigars. In addition to product storage, our distribution center is designed with food preparation facilities which allow us to offer chef-prepared meals, individually cut meats and fish and made-to-order fruit baskets.

     We have designed our initial distribution center in Oakland, California to be a prototype that we can readily replicate in other locations. In July 1999, we entered into an agreement with Bechtel Corporation for the construction of up to 26 additional distribution centers for us on a turnkey basis over the next three years.


     EFFICIENT DELIVERY PROCESS. To facilitate rapid and predictable product delivery to the customer's home, we utilize a hub-and-spoke fulfillment model that is designed to minimize product and order handling. Customer orders are packaged in individual plastic containers or "totes" at the distribution center, or hub, and are transferred by temperature-controlled trucks to local stations, or spokes. At the local stations, the totes are transferred to smaller temperature-controlled vans for delivery to the home. Each distribution center will supply shipments to up to 10 - 12 stations, varying by market, which will be strategically positioned throughout a particular delivery region within an approximate 50 mile radius of each distribution center. Our hub-and-spoke model, centralized order fulfillment and decentralized delivery, combined with our proprietary route and load planning technology allows for a highly efficient, low cost fulfillment solution.


     SUPERIOR CUSTOMER SERVICE. Our home delivery model also provides us with an important opportunity to interact with our customers. Because of the high frequency of grocery purchases, our couriers will be able to help continually reinforce our brand with the customer. Our couriers are valued employees and are incentivized with competitive salaries and stock options. Our couriers have also been trained to answer questions about the service and handle routine service issues directly and promptly at the customer residence. Each courier communicates with the route planning and delivery scheduling systems throughout the delivery process through the use of a wireless mobile field device. If the customer is not satisfied with the products received, the courier is able to initiate a transaction to replace items or credit the customer's bill. We believe this approach helps develop couriers who are highly focused on customer service and on creating long-term consumer relationships.

STRATEGY


     Our objective is to be the leading online retailer offering same-day delivery of consumer products. Our current product offerings are principally focused on food, non-prescription drug products and general merchandise. The key elements of our strategy are as follows:


     BUILD BRAND AWARENESS AND MARKET SHARE. We intend to establish Webvan as the leading brand for buying groceries and consumer goods over the Internet for home delivery. Through our public relations programs, advertising campaigns, promotional activities and media partnerships, we plan to generate brand awareness and drive customer trials of our services. Our efforts will focus on building credibility with customers and achieving market acceptance for our services. We will pursue online and traditional media marketing strategies on a regional basis to achieve these results.

     DELIVER SUPERIOR CUSTOMER SERVICE AND OPERATING PERFORMANCE. We intend to offer our customers a compelling shopping experience by delivering orders on an accurate, timely and reliable basis. We will strive to continuously improve our delivery and service performance to enhance the customer experience. We are focused on building strong, lasting customer relationships which will drive repeat purchases and higher average order sizes. By interacting directly with customers on a regular basis and providing high quality service, we believe we will promote customer loyalty and establish Webvan as the leading online retailer and distribution company providing same-day delivery direct to the customer.


     LEVERAGE EFFICIENT BUSINESS DESIGN. We have designed a proprietary business system which integrates our interactive Webstore, distribution center and delivery system. This design addresses the "last mile" problem in Internet commerce by providing a highly efficient means of delivering goods directly to the homes of consumers on the same day that an online order is placed. Our software, automated distribution center and hub and spoke delivery system were designed to accommodate a high volume of orders and to enable us to offer over 50,000 different items to our customers. We believe that our highly automated order fulfillment systems provide us with an advantage compared to our online competitors which generally rely on manual order fulfillment systems.



     REPLICATE DISTRIBUTION CENTER AND DELIVERY SYSTEM IN ADDITIONAL GEOGRAPHIC MARKETS. We believe that our compelling product and service offerings combined with the broad scope of the Internet present opportunities to expand to additional locations in major cities in the U.S. Our distribution center and delivery system are designed to be readily replicated and we plan to pursue an aggressive expansion strategy by opening additional distribution centers in key geographic markets beginning in the second quarter of 2000. In July 1999, we entered into an agreement with Bechtel Corporation for the construction of up to 26 additional distribution centers over the next three years. We believe that our alliance with Bechtel will enable us to more aggressively roll out distribution centers in other markets by utilizing Bechtel's engineering, design, procurement and construction expertise.



     LEVERAGE DISTRIBUTION SYSTEM TO ENTER ADDITIONAL CONSUMER PRODUCT CATEGORIES. We intend to use our distribution system to sell products in other consumer product categories to achieve additional revenue opportunities. While our initial product focus is on groceries, non-prescription drugs and general merchandise, we plan to identify and pursue new product category opportunities. We believe that our same-day distribution system can position us as a preferred online provider for many consumer products that can be delivered to the home.


THE WEBVAN WEBSTORE

     Our Webstore is a user-friendly, informative and personalized web site which enables users to quickly and easily navigate and purchase from a wide selection of items. The Webstore makes the shopping experience easy for the customer by offering them multiple methods for shopping the site. The store directory is divided into eleven intuitively organized categories and allows the customer to quickly and efficiently find items. Once customers find the item they want, they may add it to the shopping cart or may save it to a shopping list. The shopping cart is always visible on the screen and instantly updates and calculates the order total while the customer shops. Our Webstore promotes brand loyalty and repeat purchases by providing a convenient, easy-to-use experience that encourages customers to return frequently.

     HOME PAGE. Our home page serves as the entry point and gives visitors a glimpse of the wide selection available on the site. On our home page, customers find weekly specials on brand name products, a clearly defined directory structure and links that showcase specific products and areas of the site.

     BROWSING. Our Webstore displays a store directory which allows visitors to browse through all the categories of products Webvan offers. The categories are intuitively organized by type of product and enable the user to drill down from general to more specific categories, such as moving from produce to fruits to bananas. The browsing tool also enables customers to see all products in a particular category before making a selection, similar to scanning the shelves of a neighborhood store. In addition, each item on the site has an image and nutritional information attached to it, which further enhances the user experience.

     SEARCHING. Our Webstore contains an interactive, searchable database of over 15,000 SKUs. The customer can search based on product type, brand name or category. The search results page displays each relevant item, along with the product category and subcategories.

     CONTENT AND FEATURES. Webvan offers an array of content on the site to enhance the user experience and encourage visitors to try new items. Our weekly electronic magazine, Sensations, features special recipes, cooking tips, features authored by food and health experts, and the opportunity to interact with culinary professionals. As we accumulate data, our Webstore can be personalized to appeal to individual customer preferences and buying habits.

     PERSONALIZATION AND LISTS. Our Webstore enables a customer to personalize their shopping experience. The site's shopping list feature allows customers to create and retain personal shopping lists in their profiles. Multiple lists can be saved for weekly shopping, specific events or special occasions. Once a list has been created and saved, it can be retrieved and modified at any time, enabling customers to shop and check out in a few minutes. We believe that the personalization of a customer's shopping experience is an important element of our value proposition and we intend to continue to enhance our personalization services.


     DELIVERY. Customers schedule their delivery by selecting a time from a grid of 30-minute alternatives. Our real-time inventory tracking and delivery route software systems are designed to help ensure that the groceries a customer orders will be available so that they can be delivered at the delivery time window selected by the customer. Using this system, the customer is able to select and schedule a delivery to occur within an available specific 30-minute window, on the same day or up to four days after the order is placed. Deliveries are currently made from 2:00 p.m. to 10:00 p.m. on Tuesday through Friday and from 9:00 a.m. to 5:00 p.m. on Saturday. As we increase the number of orders we process per day, we expect to make deliveries on Tuesday through Friday from 9:00 a.m. to 10:00 p.m. and maintain our current Saturday delivery times. Our customers must be at home to accept delivery of perishable or frozen items or regulated products such as alcohol and tobacco. Non-perishable items may be delivered when the customer is not home.


TECHNOLOGY


     We have developed a technologically advanced systems platform, which integrates our entire business process from end to end. We have built an array of proprietary advanced inventory management, warehouse management, route management and materials handling systems and software to manage the entire customer ordering and delivery flow process. Our proprietary automated materials handling controller communicates with the Webstore and warehouse management system and issues instructions to the various mechanized areas of the distribution center to ensure the proper fulfillment of orders. We designed the system to utilize automated conveyors and carousels to transport items to a few centrally located employees. As a result, the system allows us to increase volume without a proportionate increase in human resources.


     Once a delivery is scheduled, a route planning feature of the system determines the most efficient route to deliver goods to the customer's home. The courier communicates with the route planner and delivery scheduler modules throughout the delivery process through the use of a wireless mobile field device. Each aspect of this process is tightly integrated and enables us to provide high quality service to our customers.


     Our software development expenses were $244,000 in 1997, $3,010,000 in 1998 and $6,308,000 for the six months ended June 30, 1999.



     We outsource most of our network operations functions and employ our own customer services personnel. The continued uninterrupted operation of our Webstore and transaction-processing systems is essential to our business, and it is the job of the site operations staff to ensure, to the greatest extent possible, the reliability of our Webstore and transaction-processing systems. Webvan's web and database servers are hosted at Exodus Communications, Inc. in Santa Clara, California.


DISTRIBUTION CENTER ROLL OUT


     We currently operate a 336,000 square foot distribution center facility in Oakland, California. The distribution center was designed to process product volumes equivalent to approximately 18 supermarkets and is the hub for the receipt and distribution of products and allows for efficient sorting and distribution of products. The distribution center is a clean, climate-controlled facility segmented into separate ambient, refrigerated and frozen areas that store grocery items at optimal temperatures. Identical software systems will be implemented at each distribution center, enabling the easy replication of the distribution center model across multiple locations and allowing for central management of the entire system.


     We intend to pursue a roll out of distribution centers into various locations in the U.S. to capitalize on what we view as a substantial market opportunity. Our first facility in Oakland, California was commercially launched in June 1999 and our second distribution center, located in Atlanta, Georgia, is scheduled to be launched in the second quarter of 2000. We plan to open additional distribution centers in major metropolitan markets. The cost of the construction of and equipment for each additional distribution center is estimated at $25.0 million to $35.0 million. We plan to locate our distribution centers in industrially zoned areas, which generally have lower real estate costs than traditional supermarkets located in commercial areas.


     In July 1999, we entered into an agreement with Bechtel Corporation for the construction of up to 26 additional distribution centers over the next three years in various locations that we designate. We believe that our alliance with Bechtel will enable us to more aggressively roll out distribution centers in other markets by utilizing their engineering, design, procurement and construction expertise. Bechtel will be responsible for substantially all aspects of the build-out program and will deliver completed distribution centers to Webvan on a turnkey basis. Bechtel will also leverage its strengths in engineering management to incorporate improvements to the design of our distribution centers. Bechtel will perform such services within schedule and budgetary parameters determined by Webvan, and will be eligible to receive incentive payments to the extent distribution centers are completed within the preestablished parameters. We also issued Bechtel a warrant to purchase up to 1,800,000 shares of our stock. The warrant generally becomes exercisable for a certain number of shares as distribution centers are completed within agreed upon schedule and budgetary parameters.

DELIVERY OPERATIONS


     The distribution center will serve as the center of our hub-and-spoke delivery system. Orders are collected from the Webstore, routed and managed by the distribution center, transferred to stations and delivered from the stations to customers' homes. This model enables us to efficiently and cost effectively deliver consumer goods to the home by combining centralized order fulfillment with decentralized delivery. We use temperature-controlled trucks to deliver from the distribution center to the station and smaller vans to deliver from the station to the home. The stations are strategically positioned throughout a delivery region within approximately 50 miles of a distribution center and typically within approximately 10 miles of target customer residences. We deliver to the customer's door in a smaller van complete with refrigeration equipment to keep chilled and frozen items at temperatures that insure their quality and freshness. Each customer's order is delivered in environmentally-friendly reusable containers, called totes.


     All of our couriers are Webvan employees. We utilize strict hiring standards in choosing couriers and require each new employee to complete an intensive training program. The courier training lasts three weeks and includes 32 hours of classroom training, 24 hours of driving training and 16 hours of on the job training. Couriers are trained in responsible driving practices, courtesy and the proper handling of totes and products. Our couriers receive a competitive compensation package, including cash and stock options, and are incentivized to reinforce our brand and help to create a lasting one-to-one relationship with our customers. In addition, couriers have been trained to answer questions about the service and handle service issues directly and promptly at the customer residence. If the customer is not satisfied with the products received, the courier is able to initiate a transaction to replace items or credit the customer's bill.

CUSTOMER SERVICE

     We believe that our ability to establish and maintain long-term relationships with our customers and to encourage repeat visits and purchases depends on the strength of our customer support and service operations and staff. We seek to achieve frequent communication with and feedback from our customers to continually improve the Webvan service. Webvan offers a number of automated help options on the website and an easy-to-use direct email service to enable customers to ask questions and to encourage feedback and suggestions. We plan to respond to customer email inquiries within 12 hours of the submission and allow for a maximum response time of 24 hours. Our team of customer support and service personnel are responsible for handling general customer inquiries, answering customer questions about the ordering process, and investigating the status of orders, deliveries and payments. Users can contact customer service representatives via our toll free telephone number to ask questions or pay bills if customers are reluctant to enter their credit card number over the Internet. Our automated customer service function distributes emails to customers after registration and after each order is placed. We plan to enhance the automation of the tools used by our customer support and service staff in the future.

MARKETING AND PROMOTION

     Our marketing and promotion program is designed to strengthen the Webvan brand name, drive trials of our service in our target markets, build strong customer loyalty and maximize repeat usage and purchases. We intend to build our brand name and customer loyalty through our public relations programs, advertising campaigns and promotional activities. Our efforts will focus on building credibility with customers and achieving market acceptance for our services. We expect to advertise locally in our initial launch markets and plan to tailor our advertising to each specific market. In addition, we plan to leverage our relationships with our media investors, including CBS and Knight-Ridder, for television, online and print advertising opportunities.

     In the future, Webvan expects to be able to provide increasingly targeted and customized services by using the customer purchasing, preference and behavioral data obtained through the traffic and purchases generated at the Webstore. We also build brand loyalty though personalized interaction with customers through prompt, professional delivery persons and through use of Webvan delivery vehicles. By offering customers a compelling and personalized value proposition, our goal is to increase the number of visitors that make a purchase, to encourage repeat visits and purchases and to extend customer retention. In addition, loyal, satisfied customers generate strong word-of-mouth support and awareness which drive new customer acquisitions and increased order volumes.

MERCHANTS AND VENDORS

     Webvan sources products from a network of food and drug manufacturers, wholesalers and distributors. We currently rely on rapid fulfillment from national and regional distributors for a substantial portion of our items. We purchase certain top brands and high volume items directly from manufacturers and may increase our use of direct suppliers as our product volumes increase with additional distribution centers. We also utilize premium specialty suppliers or local sources for gourmet foods, farm fresh produce, fresh fish and meats. Because we cover a broad area and service high volumes from a single point of distribution, we offer our suppliers a very efficient product supply model which is reflected in the discounts and pricing we receive. When we select a new product for purchase, it is entered into the inventory management system and our Webstore. We employ advanced replenishment and expiration date controls to manage our inventory and maintain product freshness. As of June 30, 1999, we were purchasing products from 10 distributors and directly from over 160 vendors.

COMPETITION

     The grocery retailing market is extremely competitive. Local, regional, and national food chains, independent food stores and markets, as well as online grocery retailers comprise our principal competition, although we also face substantial competition from convenience stores, liquor retailers, membership warehouse clubs, specialty retailers, supercenters, and drugstore chains. Many of our existing and potential competitors, particularly traditional grocers and retailers, are larger and have substantially greater resources than we do. We expect this competition will intensify as more traditional and online grocery retailers offer competitive services.

     Our initial distribution center in Oakland, California, operates in the San Francisco Bay Area market. In this market, we compete primarily with traditional grocery retailers and with online grocers NetGrocer and Peapod. The number and nature of competitors and the amount of competition we will experience will vary by market area. In other markets, we expect to compete with current online offerings from these companies and others. Many of these services charge membership, delivery or service fees, and often offer their goods at a premium to traditional supermarkets. In addition, most competing online retailers use manual shopping and retrieval systems which lack the capability to process a large number of orders for a large number of customers in a cost efficient manner.


     The principal competitive factors that affect our business are location, breadth of product selection, quality, service, price and consumer loyalty to traditional and online grocery retailers. We believe that we compete favorably with respect to each of these factors although many traditional grocery retailers may have substantially greater levels of consumer loyalty and serve many more locations than we currently do. If we fail to effectively compete in any one of these areas, we may lose existing and potential customers which would have a material adverse effect on our business, net sales and operating margins.



     We also compete to retain customers once they have registered for Webvan's services. Generally, online subscriber attrition rates, or the rates at which subscribers cancel an online service, are high. High rates of member attrition could have a material adverse effect on our net sales and business.


GOVERNMENT REGULATION


     In addition to regulations applicable to businesses generally or directly applicable to electronic commerce, we are subject to a variety of regulations concerning the handling, sale and delivery of food, alcohol and tobacco products. As of the date of this prospectus, we are not subject to regulation by the United States Department of Agriculture, or USDA. Whether the handling of certain food items in our distribution facility, such as meat and fish, will subject us to USDA regulation in the future will depend on several factors, including whether we sell food products on a wholesale basis or whether we obtain food products from non-USDA inspected facilities. Although we have designed our food handling operations to comply with USDA regulations, we cannot assure you that the USDA will not require changes to our food handling operations. We will also be required to comply with local health regulations concerning the preparation and packaging of our prepared meals and other food items. Any applicable federal, state or local regulations may cause us to incur substantial compliance costs or delay the availability of a number of items at one or more of our distribution centers. In addition, any inquiry or investigation from a food regulatory authority could have a negative impact on our reputation. Any of these events could have a material adverse effect on our business and expansion plans and could cause us to lose customers.



     We will be required to obtain state licenses and permits for the sale of alcohol and tobacco products in each location in which we seek to open a distribution center. We cannot assure you that we will be able to obtain any required permits or licenses in a timely manner, or at all. We may be forced to incur substantial costs and experience significant delays in obtaining these permits or licenses. In addition, the United States Congress is considering enacting legislation which would restrict the interstate sale of alcoholic beverages over the Internet. Changes to existing laws or our inability to obtain required permits or licenses could prevent us from selling alcohol or tobacco products in one or more of our geographic markets. Any of these events could substantially harm our net sales, gross profit and ability to attract and retain customers.



     In addition, because of the increasing popularity of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We do not currently provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in web usage and reduce the demand for our products and services.



     We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of these laws were adopted prior to the wide use of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet market place. This uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.


INTELLECTUAL PROPERTY


     We regard patent rights, copyrights, service marks, trademarks, trade secrets and similar intellectual property as important to our success. We rely on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights; however, the steps we take to protect our proprietary rights may be inadequate. We have filed trademark registration applications for the marks "WEBVAN", "WEBVAN.COM", the Webvan logo and "THE ONLY .COM YOU REALLY NEED". We currently have no patents protecting our technology. From time to time, we have filed and expect to file patent applications directed to aspects of our proprietary technology. We cannot assure you that any of these applications will be approved, that any issued patents will protect our intellectual property or that any issued patents or trademark registrations will not be challenged by third parties. In addition, other parties may independently develop similar or competing technology or design around any patents that may be issued to us.


EMPLOYEES

     As of June 30, 1999, we had 414 full-time employees consisting of 40 in software development, 76 in operations and administration, 23 in merchandising, 16 in marketing and 259 at our distribution center in Oakland. We expect to hire additional personnel at our Oakland facility and to staff our other distribution centers as they are opened. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.


DEVELOPMENT OF OUR BUSINESS



     We believe that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through the next 12 months. Our future long-term capital needs will be highly dependent on the number of additional distribution centers we open, the timing of these openings and the success of these facilities once they are launched. During this time, we expect to incur product development costs related to the continued development of our software systems. We also plan to undertake the construction and equipping of up to 26 distribution centers over the next 3 years pursuant to our agreement with Bechtel Corporation. This expansion program will result in a material increase in our number of employees.


LEGAL PROCEEDINGS

     From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. We are not currently a party to any material litigation.

FACILITIES


     Our corporate offices are located in Foster City, California, where we lease a total of approximately 7,400 square feet under leases that expire in May 2002. We recently signed a lease for approximately 55,000 square feet of office space in Foster City, California that expires in November 2011, and we will be relocating our corporate offices to this facility in the fourth quarter of 1999. In addition, we recently signed two leases, which expire in August 2001 and November 2012 for an aggregate of approximately 108,000 square feet of office space in Foster City, California which we anticipate will satisfy our corporate office space needs for the foreseeable future.



     We lease approximately 336,000 square feet in Oakland, California for our distribution center under a lease that expires in June 2008, with an option to extend the lease for an additional five years. We also lease an aggregate of approximately 106,000 square feet for 16 local facilities for distribution in the San Francisco Bay Area under leases that expire from June 2001 to May 2009. We have signed a lease for a site of approximately 350,000 square feet for our second distribution center site in Atlanta, Georgia. This lease expires in July 2009, with two options to extend the lease for additional five year periods. We are evaluating sites for additional distribution centers in other markets. Although we expect those sites to be available, we cannot assure you that suitable sites will be available on commercially reasonable terms. We do not own any real estate and expect to lease distribution center and station locations in the other markets we enter.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth certain information regarding the executive officers and directors of Webvan as of August 31, 1999:



               NAME                  AGE                     POSITION(S)
               ----                  ---                     -----------
Louis H. Borders...................  51    President, Chief Executive Officer and Chairman
Kevin R. Czinger...................  40    Senior Vice President, Corporate Operations and
                                           Finance
Arvind Peter Relan.................  36    Senior Vice President, Technology
Mark X. Zaleski....................  36    Senior Vice President, Area Operations
Gregory Beutler....................  39    Vice President, Merchandising
Gary B. Dahl.......................  45    Vice President, Distribution
Leo L. Farley......................  46    Vice President, Food Production
Mark J. Holtzman...................  39    Vice President and Controller
Vivek M. Joshi.....................  36    Vice President, Program Management
Christian T. Mannella..............  36    Vice President, Marketing
David S. Rock......................  50    Vice President, Real Estate
David M. Beirne(1)(2)..............  36    Director
Christos M. Cotsakos(2)............  50    Director
Tim Koogle(1)......................  47    Director
Michael J. Moritz(1)(2)............  44    Director


-------------------------
(1) Member of Audit Committee

(2) Member of Compensation Committee


     LOUIS H. BORDERS has served as our Chairman and Chief Executive Officer since founding Webvan in December 1996. Mr. Borders co-founded Synergy Software, a software consulting company, in November 1989 and served on its board of directors from November 1989 to November 1997. Mr. Borders founded Borders Books in 1971 and served as President and Chief Executive Officer until 1983 and as Chairman from 1983 to 1992. He also developed the advanced information systems used by Borders Books to manage inventory across diverse geographic and demographic regions. In addition, Mr. Borders is chairman of Mercury Capital Management, an investment firm he founded in 1995. Mr. Borders holds a B.A. in Mathematics from the University of Michigan.


     KEVIN R. CZINGER has served as Senior Vice President, Corporate Operations and Finance of Webvan since July 1999. From March 1999 to July 1999, he was Chief Financial Officer of Webvan. From 1998 to 1999, Mr. Czinger served as a managing director in the media and telecommunications group at Merrill Lynch & Co., Inc. From 1996 to 1998, Mr. Czinger served as Chief Executive Officer of Volcano Entertainment L.L.C., a record and music publishing company he founded. From 1994 to 1996, Mr. Czinger served as Executive Vice President, Chief Financial Officer and then Chief Operating Officer of Bertelsmann AG's media/entertainment operations in North America. From 1991 to 1994, Mr. Czinger was executive director and head of media banking group at Goldman Sachs International, an investment banking firm. Mr. Czinger holds a B.A. from Yale College and a J.D. from Yale Law School.

     ARVIND PETER RELAN has served as Senior Vice President, Technology of Webvan since February 1998. From May 1994 to February 1998, Mr. Relan served in various management positions at Oracle Corporation, most recently as Vice President of Internet Server Products in its Application Server Division. In 1995, Mr. Relan founded Oracle's Internet Server Division, including Oracle's patented Web Request Broker technology, Oracle Application Server and Oracle Internet Commerce Server. From 1988 to 1994, Mr. Relan held various positions at Hewlett-Packard, including principal technologist for the HP Openview Platform. Mr. Relan holds a B.S. in Computer Engineering from the University of California, Los Angeles and a M.S. in Engineering Management from Stanford University.


     MARK X. ZALESKI has served as Senior Vice President, Area Operations of Webvan since July 1999. From December 1998 to July 1999, he served as Chief Operating Officer of Webvan. From 1994 to 1998, Mr. Zaleski served in various executive management positions for ACNielsen, a market research company, most recently as Senior Vice President and Group Managing Director of Central Europe. From 1985 to 1994, Mr. Zaleski held several positions at Federal Express, most recently as a Managing Director for Federal Express, Europe. From 1985 to 1988, Mr. Zaleski held various management positions in hub, ground operation and sales for Federal Express. Mr. Zaleski holds a B.S. in Business Administration and an M.B.A. from the European University in Antwerp, Belgium.



     GREGORY BEUTLER has served as Vice President, Merchandising since August 1999. From September 1996 to August 1999, Mr. Beutler held several positions at the General Electric Company, most recently as General Manager, Worldwide Sourcing for GE Lighting. From September 1996 to December 1998, Mr. Beutler was Director, Corporate Initiatives Group in Europe and at GE Corporate. From June 1990 to August 1996, Mr. Beutler was a Management Consultant at Symmetrix, Inc., a management consulting firm, most recently as Vice President. Mr. Beutler holds a B.S. in Chemical Engineering from Rensselaer Polytechnic Institute and a Master of Engineering in Chemical Engineering from Cornell University and a M.B.A. from Harvard Business School.



     GARY B. DAHL has served as Vice President, Distribution of Webvan since April 1997. From March 1993 to April 1997, Mr. Dahl served as Senior Vice President, Logistics of American Stores Company, a retail food and drug company. From 1990 to 1993, Mr. Dahl was employed with Lucky Stores, a retail grocery company, as a Vice President of Warehousing and Distribution. Mr. Dahl received his B.A. in Biology from California State University, Long Beach and his M.P.H. in Public Health from the University of California, Berkeley.



     LEO L. FARLEY has served as Vice President, Food Production of Webvan since July 1999. From 1998 to 1999, Mr. Farley was Vice President of Culinary Research and Development for Sodexho Marriott Services, a food services company. In this capacity, Mr. Farley was responsible for menu and recipe development, culinary research and development and food safety and quality assurance. From 1986 to 1998, Mr. Farley held several executive management positions in finance, strategic planning, project management and marketing with Marriott Management Services, the contract food service division of Marriott International. Mr. Farley holds a B.A. in Political Science from Drew University, an A.O.S. in culinary arts from the Culinary Institute of America and an M.B.A. in finance from New York University.


     MARK J. HOLTZMAN has served as Vice President and Controller of Webvan since March 1999. Mr. Holtzman also serves as Chief Financial Officer of Webvan -- Bay Area. From July 1997 to March 1999, Mr. Holtzman served as Chief Financial Officer of Webvan. From December 1994 to July of 1997, Mr. Holtzman served as Group Controller of MicroAge, a distributor and reseller of computer products and services. From December 1989 to December 1994, Mr. Holtzman was employed by Kenfil, Inc., a computer software distributor, becoming Chief Financial Officer in 1993. Mr. Holtzman received his B.A. in Political Science and Economics from University of California, Berkeley and his M.B.A. from the University of Michigan. Mr. Holtzman is a Certified Public Accountant.


     VIVEK M. JOSHI has served as Vice President, Program Management of Webvan since August 1999. From May 1996 to August 1999, Mr. Joshi held several positions at General Electric Company, most recently as General Manager, Off-Highway/Transit Operations at GE Transportation Systems. From May 1996 to June 1998, Mr. Joshi was Manager, Corporate Initiatives Group at GE Corporate. From October 1993 to May 1996, Mr. Joshi was a management consultant at Booz Allen & Hamilton, a global management consulting company. From July 1992 to October 1993, Mr. Joshi was a Manufacturing Team Leader at Johnson & Johnson Advanced Materials Company. Mr. Joshi holds a B.Tech in Chemical Engineering from the Indian Institute of Technology, Bombay, and an M.S. in Chemical Engineering and an M.B.A. from the University of Virginia.

     CHRISTIAN T. MANNELLA has served as Vice President, Marketing of Webvan since December 1998. From July 1990 to November 1998, Mr. Mannella held several positions at MCI WorldCom, most recently as Vice President of Sales & Service Operations. From December 1995 to March 1998, Mr. Mannella was Vice President of Brand Marketing for MCI WorldCom. From September 1989 to June of 1990, Mr. Mannella was employed by Credit Card Service Corporation as Group Product Manager. From January 1986 to September 1989, Mr. Mannella was employed as a Marketing Manager by Marriott International. From July 1984 to January 1986, Mr. Mannella was a Management Consultant with Laventhol & Horwath, CPAs. Mr. Mannella holds a B.A. in Hotel, Restaurant and Institutional Management from Michigan State University.

     DAVID S. ROCK has served as Vice President, Real Estate of Webvan since May 1999. From January 1997 to May 1999, Mr. Rock served as Webvan's Vice President, Retail. From 1987 to 1996, Mr. Rock owned and operated a business brokerage firm specializing in the sale and acquisition of food and beverage retail businesses.


     DAVID M. BEIRNE has served as a member of the Board since October 1997. Mr. Beirne has been a Managing Member of Benchmark Capital, a venture capital firm, since June 1997. Prior to joining Benchmark, Mr. Beirne founded Ramsey/Beirne Associates, an executive search firm, and served as its Chief Executive Officer from October 1987 to June 1997. Mr. Beirne serves as a director of Scient Corporation and 1-800-FLOWERS.COM, Inc. Mr. Beirne received a B.S. in Management from Bryant College.


     CHRISTOS M. COTSAKOS has served as a member of the Board since May 1998. Mr. Cotsakos has been the Chief Executive Officer and Chairman of the Board of E*TRADE Group, Inc. since December 1998. He joined E*TRADE in March 1996 as President and Chief Executive Officer. Prior to joining E*TRADE, he served as President, Co-Chief Executive Officer, Chief Operating Officer and a director of ACNielsen, Inc. from March 1992 to January 1996. From March 1973 to March 1992, he held a number of senior executive positions at FedEx Corporation. Mr. Cotsakos serves as a director of National Processing Company, Inc., Digital Island, Inc., Critical Path, Inc., and FOX Entertainment Group, Inc. Mr. Cotsakos received a B.A. from William Paterson College, an M.B.A. from Pepperdine University and is currently pursuing a Ph.D. in economics at the Management School, University of London.

     TIM KOOGLE has served as a member of the Board since June 1999. Mr. Koogle has been the Chief Executive Officer of Yahoo!, Inc. and a member of Yahoo!'s Board of Directors since August 1995. He has also been Yahoo!'s Chairman since January 1999 and was its President from August 1995 until January 1999. Prior to joining Yahoo!, Mr. Koogle was President of Intermec Corporation, a manufacturer of data collection and data communication products, from 1992 to 1995. During that time, he also served as a corporate Vice President of Intermec's parent company, Western Atlas. Mr. Koogle also serves as a director of E-LOAN, Inc. Mr. Koogle holds a B.S. degree from the University of Virginia and an M.S. degree from Stanford University.


     MICHAEL J. MORITZ has served as a member of the Board since October 1997. Mr. Moritz has been a general partner of Sequoia Capital, a venture capital firm, since 1988. Between 1979 and 1984, Mr. Moritz was employed in a variety of positions by Time, Inc. Mr. Moritz also serves as a director of Yahoo!, Flextronics International, eToys Inc. and Agile Software Corporation. Mr. Moritz holds an M.A. degree in history from Oxford University and an M.B.A. from the Wharton Business School of the University of Pennsylvania.


     Officers serve at the discretion of the Board and are appointed annually. The employment of each of our officers is at will and may be terminated at any time, with or without cause. There are no family relationships between any of the directors or executive officers of Webvan.

BOARD COMPOSITION

     Webvan currently has authorized five directors. Webvan's Restated Certificate of Incorporation will provide that, effective upon the closing of this offering, the terms of office of the members of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000, Class II, whose term will expire at the annual meeting of stockholders to be held in 2001, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I directors are Messrs. Cotsakos and Koogle, the Class II directors are Messrs. Beirne and Moritz and the Class III director is Mr. Borders. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of Webvan.

BOARD COMMITTEES

     The Audit Committee of the Board of Directors reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The Audit Committee currently consists of Messrs. Beirne, Koogle and Moritz.

     The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and benefits of all of our executive officers, administers our stock option plan and employee stock purchase plan and establishes and reviews general policies relating to compensation and benefits of our employees. The Compensation Committee currently consists of Messrs. Beirne, Cotsakos and Moritz. No interlocking relationships exist between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

DIRECTOR COMPENSATION

     Our directors do not receive cash for services they provide as directors. In July 1998, Mr. Cotsakos was granted an option to purchase 2,190,276 shares of common stock at an exercise price of $0.10 per share. The option granted to Mr. Cotsakos vests at the rate of one-sixteenth ( 1/16th) of the shares subject to the option per quarter.

COMPENSATION COMMITTEE INTERLOCKS

     No executive officer of Webvan serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Webvan's Board of Directors.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     We do not currently have any employment contract in effect with our Chief Executive Officer.

     Mr. Dahl is a party to an offer letter, dated March 31, 1997. Under the offer letter, we agreed to pay Mr. Dahl a base salary of $200,000, subject to annual adjustment.


     Mr. S. Coppy Holzman, our Vice President, Merchandising until August 1999, is a party to an offer letter, dated September 2, 1997. Under the offer letter, we agreed to pay Mr. Holzman a base salary of $250,000, subject to annual adjustment. The offer letter provides that, in the event that Mr. Holzman's employment is terminated for other than cause, we are obligated to pay him a six month salary severance. This provision expires on October 1, 1999.

     Mr. Holtzman is a party to an offer letter, dated June 5, 1997. Under the offer letter, we agreed to pay Mr. Holtzman a base salary of $175,000, subject to annual adjustment. The offer letter provides that in the event that Mr. Holtzman's employment is terminated for other than cause, we are obligated to pay him a monthly salary severance and option vesting for up to six months until he is employed elsewhere at a comparable salary.


     Mr. Relan is a party to an offer letter, dated February 2, 1998. Under the offer letter, we agreed to pay Mr. Relan a base salary of $200,000, subject to annual adjustment. The offer letter provides that in the event that Mr. Relan's employment is terminated for any reason following the second anniversary of his employment, we are obligated to, at our option, either pay to Mr. Relan the sum of $3.0 million or accelerate the vesting of all of Mr. Relan's options to purchase our common stock. The offer letter further provides that, in the event that Mr. Relan's employment is terminated without cause, we are obligated to pay him six months of salary and benefits as severance. Under Mr. Relan's offer letter, he has the right, expiring in March 2000, to cause Webvan to repurchase up to 1,914,000 shares of common stock beginning on the first anniversary of his employment and an additional 1,914,000 shares of common stock beginning on the second anniversary of his employment, in each case at a price of $0.37 per share. Mr. Relan also has the right to participate in sales of our preferred stock prior to the initial public offering of our common stock up to a maximum amount of $200,000 for each round of financing.


EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation paid by Webvan during the fiscal year ended December 31, 1998 to our Chief Executive Officer and our four other most highly compensated executive officers whose salary and bonus exceeds $100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to Webvan.

                           SUMMARY COMPENSATION TABLE


                                       ANNUAL COMPENSATION(1)            LONG TERM
                                 -----------------------------------   COMPENSATION
                                                      OTHER ANNUAL       AWARDS OF        ALL OTHER
 NAME AND PRINCIPAL POSITIONS     SALARY    BONUS    COMPENSATION(2)   STOCK OPTIONS   COMPENSATION(3)
 ----------------------------    --------   ------   ---------------   -------------   ---------------
Louis H. Borders...............  $     --   $   --       $    --                --         $   --
  President and Chief Executive
  Officer
Gary B. Dahl...................   178,600    8,750            --           600,000          2,000
  Vice President, Distribution
Mark J. Holtzman...............   150,000    7,500        13,835         1,200,000          2,000
  Controller
S. Coppy Holzman(4)............   219,431       --            --           900,000          1,491
  Vice President, Merchandising
Arvind Peter Relan(5)..........   142,974    7,692            --         7,956,000          2,000
  Senior Vice President,
  Technology


-------------------------
(1) Other compensation in the form of perquisites and other personal benefits has been omitted in those cases where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.

(2) Represents a payment for a relocation allowance.

(3) Represents 401(k) plan matching by Webvan.

(4) Mr. Holzman was Vice President, Merchandising of Webvan from September 1997 through August 1999.



(5) Mr. Relan joined Webvan in February 1998.


OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth information for the fiscal year ended December 31, 1998 with respect to each grant of stock options to the Named Executive Officers:


               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1998

                                                   INDIVIDUAL GRANTS(1)            POTENTIAL REALIZABLE
                                           ------------------------------------      VALUE AT ASSUMED
                                           % OF TOTAL                             ANNUAL RATES OF STOCK
                                             OPTIONS                              PRICE APPRECIATION FOR
                                           GRANTED TO    EXERCISE                     OPTION TERM(3)
                                OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   ----------------------
            NAME                GRANTED    IN 1998(2)      SHARE        DATE         5%          10%
            ----               ---------   -----------   ---------   ----------   ---------   ----------
Louis H. Borders.............         --        --%       $    --           --     $    --     $     --
Gary B. Dahl.................    600,000       1.3         0.0125    1/06/2008       4,717       11,953
Mark J. Holtzman.............  1,200,000       2.6         0.0125    1/06/2008       9,433       23,906
S. Coppy Holzman.............    900,000       2.0         0.0125    1/06/2008       7,075       17,930
Arvind Peter Relan...........  7,656,000      16.5         0.0125    3/06/2008      60,185      152,521
Arvind Peter Relan...........    300,000       0.6         0.0125    5/13/2008       2,358        5,977

-------------------------
(1) Each of these options was granted pursuant to the Stock Plan and is subject to the terms of such plan. These options were granted at an exercise price equal to the fair market value of our common stock as determined by our Board of Directors on the date of grant and, as long as the optionee maintains continuous employment with Webvan, vest over a four year period at the rate of one-fourth ( 1/4th) of the shares subject to the option on the first anniversary of the date of grant and one-sixteenth ( 1/16th) of the shares subject to the option per quarter thereafter.

(2) In 1998, we granted employees and consultants options to purchase an aggregate of 46,436,478 shares of common stock.

(3) The gains shown are "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation do not represent our estimate or projection of future common stock prices.

    AGGREGATED OPTION EXERCISES IN 1998 AND DECEMBER 31, 1998 OPTION VALUES


                                                 NUMBER OF OPTIONS AT
                           SHARES                    DECEMBER 31,          VALUE OF IN-THE-MONEY
                          ACQUIRED     VALUE            1998(2)                 OPTIONS(3)
                         ON OPTIONS   REALIZED   ---------------------   -------------------------
         NAME             EXERCISE      (1)       VESTED     UNVESTED      VESTED       UNVESTED
         ----            ----------   --------   ---------   ---------   -----------   -----------
Louis H. Borders.......         --    $    --           --          --   $        --   $        --
Gary B. Dahl...........  2,250,000     26,250    1,068,750   1,781,250    12,821,487    21,369,145
Mark J. Holtzman.......  1,860,000     14,700      768,750   1,691,250     9,219,986    20,283,969
S. Coppy Holzman.......  2,250,000     26,250      984,375   2,165,625    11,808,401    25,978,482
Arvind Peter Relan.....  3,828,000         --           --   7,956,000            --    95,372,550


-------------------------
(1) Equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.

(2) The options are immediately exercisable for all of the option shares, but any shares purchased under those options will be subject to repurchase by Webvan at the original exercise price paid per share, if the optionee ceases service with Webvan before vesting in those shares. The heading "Vested" refers to shares that are no longer subject to repurchase and the heading "Unvested" refers to shares subject to repurchase as of December 31, 1998.



(3) Based upon an assumed initial public offering price of $12.00 per share less the exercise price per share.


COMPENSATION PLANS

1997 Stock Plan


     Webvan's Stock Plan was approved by the Board of Directors and the stockholders in September 1997 and was amended in March 1998, July 1998, October 1998, December 1998 and January 1999. The Stock Plan provides for the grant to employees of Webvan, including officers and employee directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the grant of nonstatutory stock options to employees, directors and consultants of Webvan. The Stock Plan is currently administered by the Board of Directors which selects the optionees, determines the number of shares to be subject to each option and determines the exercise price of each option. The Stock Plan authorizes the issuance of an aggregate of up to 72,000,000 shares of common stock. In August 1999, the Board approved an amendment to the Stock Plan to increase the number of shares of common stock reserved thereunder by 7,500,000 shares of common stock, subject to stockholder approval. The maximum number of shares that may be granted to any individual under the Stock Plan in any year is 2,000,000, except that an individual may be granted up to an additional 2,000,000 shares in connection with his or her initial service. As of June 30, 1999, options to purchase an aggregate of 40,433,688 shares of common stock were outstanding under the Stock Plan, and an aggregate of 9,717,222 shares of common stock remained available for future grants. The number of shares of common stock reserved for issuance under this plan will be subject to an annual increase on each anniversary beginning January 1, 2000 equal to the lesser of:


     - 16,000,000 shares;

     - 4% of the outstanding shares on such date; or

     - an amount determined by the Board.


     The exercise price of all incentive stock options granted under the Stock Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of all nonstatutory stock options granted under the Stock Plan shall be determined by the administrator, but in no event may be less than 85% of the fair market value on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of Webvan, the exercise price of any incentive or nonstatutory option granted must equal at least 110% of the fair market value on the grant date and the maximum term of any such option must not exceed five years. The term of all other options granted under the Stock Plan may not exceed ten years.



     In the event of a merger of Webvan with or into another corporation or a sale of substantially all of our assets, the Stock Plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation; provided, however, that in the event the successor corporation refuses to assume or substitute for the outstanding options, such options will become fully vested and exercisable for a period of fifteen days after notice from the administrator. Unless terminated sooner, the Stock Plan will terminate ten years from its effective date. The Board has authority to amend or terminate the Stock Plan, provided that no such action may impair the rights of the holder of any outstanding options without the written consent of that holder.

1999 Nonstatutory Stock Option Plan



     Our 1999 Nonstatutory Stock Option Plan was approved by the Board of Directors in September 1999. The Nonstatutory Plan provides for the grant of nonstatutory stock options to employees, directors and consultants of Webvan. Executive officers are only eligible to receive options under the Nonstatutory Plan in connection with their initial employment by Webvan. The Nonstatutory Plan is currently administered by the Board of Directors which selects the optionees, determines the number of shares to be subject to each option and determines the exercise price of each option. The Nonstatutory Plan authorizes the issuance of an aggregate of up to 5,000,000 shares of common stock. As of September 5, 1999 options to purchase an aggregate of 318,750 shares of common stock were outstanding under the Nonstatutory Plan, and an aggregate of 4,681,250 shares of common stock remained available for future grants.



     The exercise price of all stock options granted under the Nonstatutory Plan shall be determined by the administrator and the maximum term of an option may not exceed ten years.



     In the event of a merger of Webvan with or into another corporation or a sale of substantially all of our assets, the Nonstatutory Plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation; provided, however, that in the event the successor corporation refuses to assume or substitute for the outstanding options, such options will become fully vested and exercisable for a period of fifteen days after notice from the administrator. Unless terminated sooner, the Nonstatutory Plan will terminate ten years from its effective date. The Board has authority to amend or terminate the Nonstatutory Plan, provided that no such action may impair the rights of the holder of any outstanding options without the written consent of that holder.


1999 Employee Stock Purchase Plan

     Our 1999 Employee Stock Purchase Plan, or the Purchase Plan, provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions. This plan will become effective upon the closing of this offering. A total of 5,000,000 shares of common stock have been reserved for issuance under the Purchase Plan, none of which have been issued. The number of shares reserved for issuance under the Purchase Plan will be subject to an annual increase on each anniversary beginning January 1, 2000 equal to the lesser of:

     - the number of shares issued under the Purchase Plan in the prior year; or

     - an amount determined by the Board.


     The Purchase Plan will be administered by the Board of Directors or by a committee appointed by the Board. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions up to a maximum of $25,000 for all purchases ending within the same calendar year and up to a maximum of 1,000 shares for each purchase period. Employees are eligible to participate if they are employed by us for at least 20 hours per week and more than five months in any calendar year. Unless the Board of Directors or its committee determines otherwise, each offering period will run for six months. The first offering period will commence on the date of this prospectus and end on or about August 14, 2000, and new offering periods will commence every six months thereafter. In the event we are acquired, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the offering period then in progress will be shortened by setting a new exercise date. The price at which common stock will be purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first or last day of the applicable offering period, whichever is lower. Employees may end their participation in the offering period at any time, and participation automatically ends on termination of employment. Generally, the Board of Directors may amend, modify or terminate the Purchase Plan at any time as long as such amendment, modification or termination does not impair the rights of plan participants. The Purchase Plan will terminate at 2009, unless terminated earlier in accordance with its provisions.

401(k) Plan


     Webvan adopted a retirement savings plan, or 401(k) Plan, that covers all of our employees. An employee may elect to defer, in the form of contributions to the 401(k) Plan, up to 15% of the total annual compensation that would otherwise be paid to the employee, subject to statutory limitations. Employee contributions are invested in selected mutual funds or money market funds according to the directions of the employee. Webvan makes matching contributions as a percentage of employee contributions, subject to established limits. The employees' contributions are fully vested and nonforfeitable at all times.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemption; or

     - any transaction from which the director derived an improper personal benefit.


     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.



     Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors and executive officers and may indemnify other officers and employees and our agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the Bylaws would permit indemnification. We have director and officer liability insurance that covers matters, including matters arising under the Securities Act.



     We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for judgments, fines, settlement amounts and expenses, including attorneys' fees, incurred by any of these persons in any action or proceeding, including any action by or in the right of Webvan, arising out of that person's services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.


     There is no pending litigation or proceeding involving any director, officer, employee or agent of Webvan where indemnification will be required or permitted. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SALES OF STOCK TO INSIDERS

     In April 1997, we issued 27,038,856 shares of common stock to the Louis H. Borders Amended and Restated Revocable Trust dated December 4, 1987, and 17,361,144 shares of common stock to ISR GRAT I, a trust affiliated with Mr. Borders, for an aggregate purchase price of $37,000. Louis H. Borders is our President, Chief Executive Officer and Chairman.

     In October 1997, we issued an aggregate of 111,643,872 shares of Series A preferred stock to investors for an aggregate purchase price of approximately $10.7 million. The following directors, executive officers, holders of more than 5% of a class of voting securities and members of such person's immediate families purchased shares of Series A preferred stock:


                                                                 SHARES OF
                                                                 SERIES A
                         PURCHASER                            PREFERRED STOCK
                         ---------                            ---------------
Louis H. Borders Amended and Restated Revocable Trust dated
  December 4, 1987..........................................    22,240,896
ISR GRAT I..................................................    14,281,080
Benchmark Capital Partners..................................    36,521,976
Sequoia Capital.............................................    36,521,976


     In May and June 1998, we issued an aggregate of 38,612,184 shares of Series B preferred stock to investors for an aggregate purchase price of approximately $35.3 million. SOFTBANK America Inc., a holder of more than 5% of our voting securities, purchased 36,521,976 shares of Series B preferred stock in such transaction.

     In January and April 1999, we issued an aggregate of 32,341,200 shares of Series C preferred stock to investors for an aggregate purchase price of approximately $75.1 million. E*TRADE Group, Inc. and Yahoo! Inc. each purchased 4,304,100 shares of Series C preferred stock in such transaction. Christos M. Cotsakos, a director of Webvan, is the President and CEO of E*TRADE Group, Inc., and Tim Koogle, a director of Webvan, is the Chief Executive Officer and Chairman of Yahoo! Inc.

     In June 1999, as contemplated by his offer letter, Kevin R. Czinger purchased 450,000 shares of our common stock at a price of $1.35 per share.


     In July 1999, we entered into an agreement to issue an aggregate of 21,670,605 shares of Series D-2 preferred stock to investors at an aggregate purchase price of approximately $275.0 million. Entities affiliated with SOFTBANK America Inc. purchased 9,850,275 shares of Series D-2 preferred stock and entities affiliated with Sequoia Investors Group purchased 3,940,110 shares of Series D-2 preferred stock transaction.


     In July 1999, we sold 150,000 shares of common stock to Yahoo! Inc. at a price of $3.33 per share pursuant to a restricted stock purchase agreement. These shares are subject to a repurchase option which expires at the rate of one-sixteenth ( 1/16th) of the shares subject to the agreement per quarter as long as Mr. Koogle remains on our Board of Directors.


     Each share of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock will convert into one share of common stock immediately prior to the closing of this offering.


OTHER AGREEMENTS WITH INSIDERS

     We are a party to a voting agreement executed in September 1997, as amended in December 1998, with the Louis H. Borders Amended and Restated Revocable Trust dated December 4, 1987, and certain of our shareholders affiliated with or related to Mr. Borders. Such shareholders each executed an irrevocable proxy appointing the trustee of the trust as their proxy and attorney-in-fact. The voting agreement and irrevocable proxy terminate immediately prior to the closing of an initial underwritten public offering of our common stock pursuant to a registration statement filed with the SEC.

     Mark Zaleski, our Senior Vice President, Area Operations, is a party to an offer letter, dated December 14, 1998. In March 1999, Webvan loaned Mr. Zaleski $200,000 to be used towards the purchase of a house in the San Francisco Bay Area. This loan was made as an interest-free employee relocation bridge loan, as contemplated by his offer letter, and is repayable upon the first to occur of March 1, 2000 or 15 days after the sale of his previous residence. The offer letter also provides that in the event that Mr. Zaleski's employment is terminated for other than cause, we are obligated to pay him a severance of six months of salary and benefits as well as continued salary and benefits for up to 12 months until he obtains subsequent employment. In the event of such a termination, the unvested portion of Mr. Zaleski's options will become exercisable to the extent of an additional 12 months of vesting.

     Mr. Czinger is a party to an offer letter dated March 17, 1999. The offer letter provides that, in the event that Mr. Czinger's employment is terminated for other than cause, we are obligated to pay him a lump sum severance of six months of salary and benefits as well as continued salary and benefits for up to six months until Mr. Czinger obtains subsequent employment. Mr. Czinger also has the option to purchase 430,416 shares of our Series C preferred stock at an exercise price of $2.32 per share by January 1, 2000. The offer letter further provides that, if Mr. Czinger is involuntarily terminated by Webvan or a successor company, the unvested portion of his options will become exercisable to the extent of an additional 12 months of vesting.


     In connection with the recruiting of some of our executive officers and employees, we engaged the services of Ramsey/Beirne Associates, an executive search firm. Mr. Beirne, one of our directors, is the chairman of Ramsey/Beirne and owns more than 5% of the stock of Ramsey/Beirne. As consideration for these services, we paid Ramsey/Beirne an aggregate of $185,000 in cash, 382,500 shares of our common stock and options to purchase up to 159,840 shares of our common stock, all of which have been exercised.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30, 1999 with respect to


     - each person or group of affiliated persons known by Webvan to own beneficially more than 5% of the outstanding shares of common stock;



     - each of our directors;



     - each of the Named Executive Officers; and



     - all directors and executive officers as a group.


     The address for each listed director and officer is c/o Webvan Group, Inc., 1241 East Hillsdale Boulevard, Suite 210, Foster City, California 94404. Except as otherwise indicated in the footnotes to the table, each of the stockholders has sole voting and investment power with respect to the shares of beneficially owned by such stockholders, subject to community property laws where applicable.


                                                                                    PERCENTAGE OF
                                                             NUMBER OF SHARES    SHARES BENEFICIALLY
                 NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED        OWNED(1)
                 ------------------------                   ------------------   -------------------
Louis H. Borders(2).......................................      83,917,776              28.7%
SOFTBANK America Inc.(3)..................................      46,372,251              15.9
  300 Delaware Avenue, Suite 900
  Wilmington, Delaware 19801
Sequoia Capital(4)........................................      40,462,086              13.8
  Michael J. Moritz
Benchmark Capital Partners(5).............................      36,521,976              12.5
  David M. Beirne
Arvind Peter Relan(6).....................................       3,903,000               1.3
S. Coppy Holzman(7).......................................       2,643,750                 *
Gary B. Dahl(8)...........................................       2,587,500                 *
Mark J. Holtzman(9).......................................       1,860,000                 *
Christos Cotsakos(10).....................................         684,461                 *
Tim Koogle(11)............................................              --                --
All directors and officers as a group (13 persons)(12)....     176,990,549              60.2


-------------------------
  *  Less than 1%


 (1) Applicable percentage ownership is based on 292,453,839 shares of common stock outstanding as of June 30, 1999 and giving effect to the issuance of 21,670,605 shares of Series D preferred stock in July and August 1999. Shares of common stock that a person has the right to acquire within 60 days of June 30, 1999 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.



 (2) Includes 36,358,224 shares held by Louis H. Borders, Trustee of the Louis
     H. Borders Amended and Restated Revocable Trust dated December 4, 1987, or the Trust; 31,642,224 shares held by ISR GRAT I; 12,917,328 shares held by ISR GRAT II and 3,000,000 shares held by Louis H. Borders, Trustee of the Trust for the Benefit of Christopher A. Borders. ISR GRAT I holds shares for the benefit of the Trust and will expire in February 2000. ISR GRAT II holds shares for the benefit of Christine Borders, daughter of Mr. Borders, and will expire in December 2002. Mr. Borders is President, Chief Executive Officer and Chairman of Webvan. Certain employees of Mercury Capital Management held options to purchase 195,000 shares of common stock held by the Trust.

 (3) Includes 9,717,243 shares held by SOFTBANK Capital Partners LP and 133,032 shares held by SOFTBANK Capital Advisors Fund LLP.


 (4) Includes 33,417,612 shares held by Sequoia Capital VII, or Sequoia Capital; 3,940,110 shares held by Sequoia Capital Franchise Fund, or Sequoia Fund and Sequoia Capital Franchise Partners, or Sequoia Partners; 1,460,880 shares held by Sequoia Technology Partners VII; 677,844 shares held by SQP 1997; 584,352 shares held by Sequoia International Partners and 381,288 shares held by Sequoia 1997 LLC. Mr. Moritz, one of our directors, is a general partner of Sequoia Capital, Sequoia Fund, Sequoia Partners, Sequoia Technology, SQP, Sequoia International and Sequoia LLC. Mr. Moritz disclaims beneficial ownership of such shares held by Sequoia Capital, Sequoia Fund, Sequoia Partners, Sequoia Technology, SQP, Sequoia International and Sequoia LLC, except to the extent of his pecuniary interest therein.



 (5) Includes 32,043,432 shares held by Benchmark Capital Partners, L.P., or Benchmark Capital, and 4,478,544 shares held by Benchmark Founders' Fund, L.P., or Benchmark Founders. Mr. Beirne, one of our directors, is a managing member of Benchmark Capital Management Co., LLC, the general partner of Benchmark Capital and Benchmark Founders. Mr. Beirne disclaims beneficial ownership of such shares held by Benchmark Capital and Benchmark Founders, except to the extent of his pecuniary interest therein.



 (6) Includes 37,500 shares held by Renuka Prasad Relan, Trustee of the Renuka Prasad Relan 1999 Grantor Trust, 37,500 shares held by Arvind Peter Relan, Trustee of the Arvind Peter Relan 1999 Grantor Trust and 75,000 shares held by Arvind Peter Relan and Renuka Prasad Relan, Trustees of the Relan Family 1999 Trust as transferred on July 15, 1999. Includes 75,000 shares subject to an option exercisable within 60 days of June 30, 1999. Of the shares included in the table, 1,435,500 shares are subject to a right of repurchase in favor of Webvan in the event that Mr. Relan's employment with Webvan terminates. Such repurchase right expired as to 25% of the shares in February 1999 and will expire as to 1/16 of the shares on a quarterly basis thereafter through February 2002.


 (7) Includes 393,750 shares subject to an option exercisable within 60 days of June 30, 1999. Of the shares included in the table, 1,265,625 shares are subject to a right of repurchase in favor of Webvan in the event that Mr. Holzman's employment with Webvan terminates. Such repurchase right expired as to 25% of the shares in September 1998 and will expire as to 1/16th of the shares on a quarterly basis thereafter through September 2001.

 (8) Includes 337,500 shares subject to an option exercisable within 60 days of June 30, 1999. Of the shares included in the table, 1,125,000 shares are subject to a right of repurchase in favor of Webvan in the event that Mr. Dahl's employment with Webvan terminates. Such repurchase right expired as to 25% of the shares in April 1998 and will expire as to 1/16th of the shares on a quarterly basis thereafter through April 2001.

 (9) Of the shares included in the table, 783,750 shares are subject to a right of repurchase in favor of Webvan in the event that Mr. Holtzman's employment with Webvan terminates. Such repurchase right expired as to 25% of the shares in July 1998 and will expire as to 1/16th of the shares on a quarterly basis thereafter through July 2001.

(10) Represents shares issuable upon the exercise of options which are exercisable within 60 days of June 30, 1999. Does not include 4,304,100 shares held by E*TRADE Group, Inc. Mr. Cotsakos is the Chairman of the Board, President and Chief Executive Officer of E*TRADE Group, Inc. and disclaims beneficial ownership of such shares.

(11) Does not include 4,304,100 shares held by Yahoo!, Inc. Mr. Koogle is the Chairman of the Board and Chief Executive Officer of Yahoo!, Inc. and disclaims beneficial ownership of such shares.

(12) Includes an aggregate of 1,490,711 shares subject to an option exercisable within 60 days of June 30, 1999.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our Restated Certificate of Incorporation, which will be filed prior to the closing of this offering, authorizes the issuance of up to 800,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, the rights and preferences of which may be established by our Board of Directors. As of June 30, 1999, after giving effect to the conversion of all outstanding shares of Series A, B, C and D preferred stock prior to the closing of this offering, 292,453,839 shares of common stock were issued and outstanding and held by approximately 120 stockholders.

COMMON STOCK

     The holders of common stock are entitled to one vote for each share held of record upon such matters and in such manner as may be provided by law. Subject to preferences applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared by the Board of Directors out of funds legally available for dividend payments. In the event we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of the preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of this offering, the Board of Directors will be authorized, absent any limitations prescribed by law, without stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock, in one or more series, each of the series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     Set forth below is a summary of the registration rights of the holders of our Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock each of which will convert into common stock immediately prior to the consummation of this offering.

     Demand Registrations. At any time on or after the first to occur of October 29, 2000 or six months following the closing date of the initial public offering of our common stock, the holders of registration rights may request us to register shares of common stock having a gross offering price of at least $25 million subject to our right, upon advice of our underwriters, to reduce the number of shares proposed to be registered. We will be obligated to effect only three registrations pursuant to such a request by holders of registration rights. If shares requested to be included in a registration must be excluded due to limitations on the number of shares to be registered on behalf of the selling shareholders pursuant to the underwriters' advice, the shares registered on behalf of the selling shareholders will be allocated among all holders of shares with rights to be included in the registration on the basis of the number of shares with such rights held by such shareholders.

     Piggyback Registration Rights. The holders who have registration rights have unlimited rights to request that shares be included in any company-initiated registration of common stock other than registrations of employee benefit plans or business combinations subject to Rule 145 under the

Securities Act. In our initial registration, the underwriters may, for marketing reasons, exclude all or part of the shares requested to be registered on behalf of all shareholders having the right to request inclusion in such registration. In our subsequent registrations, the underwriters may, for marketing reasons, limit the shares requested to be registered on behalf of all shareholders having the right to request inclusion in such registration to not less than 30%. In addition, we have the right to terminate any registration we initiated prior to its effectiveness regardless of any request for inclusion by any stockholders.


     Form S-3 Registrations. After we have qualified for registration on Form S-3 which will not be available until at least 12 months after we become a publicly reporting company, holders of registration rights may request in writing that we effect an unlimited number of registrations of such shares on Form S-3 provided that the gross offering price of the shares to be so registered in each such registration exceeds $1,000,000. If such registration is to be an underwritten public offering, the underwriters may reduce for marketing reasons the number of shares to be registered on behalf of all shareholders having the right to request inclusion in such registration. We are not obligated to effect a registration on Form S-3 prior to expiration of 180 days following effectiveness of the most recent registration requested by the holders.


     Future Grants of Registration Rights. We cannot grant further registration rights without the prior written consent of current stockholders owning at least a majority of the then outstanding registrable securities, including grants to any holder or prospective holder of any registration rights which would:

     - be on equal or more favorable terms than the existing registration rights;

     - cause a reduction in the amount of registrable securities held by current holders that would be registrable in a registration statement; or

     - require us to effect a registration earlier than the date current holders can first require a registration.

     Transferability. The registration rights are transferable upon notice by the holder to us of the transfer, provided that the transferee or assignee is not deemed by the Board of Directors to be a competitor of ours and assumes the rights and obligations of the transferor for such shares.

     Termination. The registration rights will terminate on the first to occur of five years after the date of our initial public offering or the date on which the holder may sell the share pursuant to Rule 144, provided that the aggregate of the shares held by the holder represent less than 1% of our then outstanding equity securities.

WARRANTS


     At June 30, 1999, we had outstanding warrants to purchase an aggregate of 2,397,804 shares of our Series B preferred stock, which is convertible into an equivalent number of shares of common stock. The weighted average exercise price of the warrants is $0.91 per share. Any warrant may be exercised by applying the value of a portion of the warrant, which is equal to the number of shares issuable under the warrant being exercised multiplied by the fair market value of the security receivable upon exercise of the warrant, less the per share exercise price, in lieu of payment of the exercise price per share. The warrants to purchase an aggregate of 2,233,572 shares expire in November 2005. The warrant to purchase 164,232 shares expires in May 2008 or five years from effective date of our initial public offering, whichever occurs first.


     In connection with our agreement with Bechtel Corporation, we issued to Bechtel a warrant to purchase up to 1,800,000 shares at an exercise price of $2.32 per share. The warrant expires in July 2004 and is exercisable as to 150,000 shares as of July 31, 1999. The warrant generally becomes exercisable as to the remaining shares as distribution centers are completed by Bechtel within agreed upon schedule and budgetary parameters.

DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     Provisions of Delaware law and our Certificate of Incorporation and Bylaws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Webvan to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

     We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

     - the Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

     - on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

     A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

     Our Certificate of Incorporation and Bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our Certificate of Incorporation permits the Board of Directors to issue preferred stock with voting or other rights without any stockholder action. Our Certificate of Incorporation provides for the Board of Directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders. Each of the two other classes of directors will continue to serve for the remainder of its respective three-year term. These provisions, which require the vote of stockholders holding at least a majority of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C. The transfer agent's address and telephone number is 235 Montgomery Street, 23rd Floor, San Francisco, California 94104 and (415) 743-1423.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse or are released could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.


     Upon completion of the offering, we will have 317,453,839 outstanding shares of common stock. Of these shares, the 25,000,000 shares sold in the offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders.


     The remaining 292,453,839 shares outstanding are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

     Our directors, officers and securityholders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock without the prior written consent of Goldman, Sachs & Co. The lock-up agreements will expire as to 15% of the shares held by each stockholder beginning on the third day following the public release of Webvan's earnings for the year ended December 31, 1999, as to an additional 25% of the shares beginning 45 days thereafter and as to the remaining shares 180 days after the date of this prospectus. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until such agreements expire or are waived by Goldman, Sachs & Co. Taking into account the lock-up agreements, and assuming Goldman, Sachs & Co. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

     - Beginning on the date of this prospectus, only the shares sold in the offering will be immediately available for sale in the public market.

     - Beginning on or about February 1, 2000 (the third business day following the public release of Webvan's earnings for the year ended December 31,
       1999), approximately 40.6 million shares will be eligible for sale pursuant to Rules 144, 144(k) and 701.

     - Beginning on or about March 16, 2000 (45 days following the initial lock-up expiration period), approximately 67.7 million additional shares will be eligible for sale pursuant to Rules 144, 144(k) and 701.

     - Beginning 180 days after the date of this prospectus, approximately 162.4 million additional shares will be eligible for sale pursuant to Rules 144, 144(k) and 701.

     In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - one percent of the number of shares of common stock then outstanding which will equal approximately 3,174,538 shares immediately after the offering; or


     - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate and any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.


     In addition, we intend to file a registration statement on Form S-8 under the Securities Act within 180 days following the date of this prospectus to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under the 1997 Stock Plan, the 1999 Employee Stock Purchase Plan or any other benefit plan after the effectiveness of the registration statement will also be freely tradable in the public market. However, such shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of June 30, 1999 there were outstanding options for the purchase of 40,433,688 shares of common stock, of which options to purchase 13,756,055 shares were exercisable.


                                 LEGAL MATTERS

     Certain legal matters will be passed upon on behalf of Webvan by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Jeffrey D. Saper, a member of Wilson Sonsini Goodrich & Rosati, serves as our Secretary. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling, New York, New York. As of the date of this prospectus, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, P.C. and certain members of Wilson Sonsini Goodrich & Rosati, P.C. beneficially owned an aggregate of 2,068,944 shares of common stock.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1997 and 1998 and for the period from December 17, 1996 (date of inception) to December 31, 1997 and for the year ended December 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto. For further information with respect to Webvan and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits and schedules. Statements made in this prospectus concerning the contents of any document referred to in this prospectus are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

     The reports and other information we file with the SEC can be inspected and copied at the public reference facilities that the SEC maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available the reports and other information we have filed with the SEC.

                               WEBVAN GROUP, INC.
                                 AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                       CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE YEAR ENDED DECEMBER 31, 1998,
             THE PERIOD FROM DECEMBER 17, 1996 (DATE OF INCEPTION)
                    TO DECEMBER 31, 1997 AND CUMULATIVE FROM
            DECEMBER 17, 1996 (DATE OF INCEPTION) TO MARCH 31, 1999
                        AND INDEPENDENT AUDITORS' REPORT

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations and Comprehensive        F-4
  Loss......................................................
Consolidated Statements of Shareholders' Equity.............   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Webvan Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Webvan Group, Inc. (formerly Intelligent Systems for Retail, Inc.) and subsidiary (collectively, "Webvan") (a development stage company) as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows for the year ended December 31, 1998 and for the period from December 17, 1996 (date of inception) to December 31, 1997. These financial statements are the responsibility of Webvan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Webvan at December 31, 1998 and 1997, and the results of its operations and its cash flows for periods stated above, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
San Jose, California
March 5, 1999

(August 5, 1999 as to the second sentence of Note 1 and as to Note 15 and
September   , 1999 as to the first paragraph of Note 7)


To the Board of Directors and Shareholders of Webvan Group, Inc.:


     The accompanying consolidated financial statements included herein reflect the approval by Webvan's shareholders of the three-for-two stock split of Webvan's common and preferred stock as described in Note 7 to the consolidated financial statements. The above opinion is in the form that will be signed by Deloitte & Touche LLP upon the effectiveness of such event assuming that from September 7, 1999 to the effective date of such event, no other events shall have occurred that would affect the accompanying consolidated financial statements or notes thereto.


/s/ Deloitte & Touche LLP
San Jose, California

September 7, 1999

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                 DECEMBER 31,                     PRO FORMA
                                                              ------------------    JUNE 30,      JUNE 30,
                                                               1997       1998        1999          1999
                                                              -------   --------   -----------   -----------
                                                                                   (UNAUDITED)   (UNAUDITED)
ASSETS
Current Assets:
  Cash and equivalents......................................  $ 2,935   $ 13,839    $ 21,836
  Marketable securities.....................................    5,043      7,728      22,231
  Inventories...............................................       --         --         596
  Related party receivable..................................       --         --         847
  Prepaid expenses and other current assets.................        5        114       3,294
                                                              -------   --------    --------
         Total current assets...............................    7,983     21,681      48,804
Property, Equipment and Leasehold Improvements, Net.........      208     32,624      56,186
Loan Fees, Net..............................................       --      2,000       1,713
Investments.................................................       --        518       1,018
Deposits....................................................       88      1,418       1,255
Restricted Cash.............................................       --      1,768       3,453
                                                              -------   --------    --------
Total Assets................................................  $ 8,279   $ 60,009    $112,429
                                                              =======   ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $   172   $  6,815    $  7,230
  Accrued liabilities.......................................      118        706       5,813
  Current portion capital lease obligations.................       --        133         621
  Current portion long-term debt............................       --      3,104       3,367
                                                              -------   --------    --------
         Total current liabilities..........................      290     10,758      17,031
                                                              -------   --------    --------
Deferred Rent...............................................       17        107         268
Capital Lease Obligations...................................       --        637       2,137
Long-Term Debt..............................................       --     13,593      11,811
                                                              -------   --------    --------
Commitments and Contingencies (Notes 6 and 11)..............       --         --          --
Redeemable Common Stock.....................................       --      1,302       1,556
Shareholders' Equity
  Series A preferred stock, no par value; 112,635 shares
    authorized; 112,583, 112,635, 112,635 shares and none
    issued and outstanding at December 31, 1997, 1998, June
    30, 1999 and pro forma, respectively; (liquidation
    preferences of $10,789, $10,794 and $10,794 at December
    31, 1997, 1998 and June 30, 1999, respectively).........   10,754     10,759      10,759      $     --
  Series B preferred stock, no par value; 41,814 shares
    authorized; 39,101 and 39,113 shares and none issued and
    outstanding; liquidation preference of $35,713 and
    $35,724 at December 31, 1998, June 30, 1999 and pro
    forma, respectively.....................................       --     34,823      34,834            --
  Series C preferred stock, no par value; 32,341 shares
    authorized; 32,341 shares and none issued and
    outstanding June 30, 1999 and pro forma; liquidation
    preference of $75,000...................................       --         --      72,776            --
  Restricted common stock, no par value; 360,000 shares
    authorized; 64,394, 78,590, 81,909 and 265,998 issued
    and outstanding at December 31, 1997, 1998, June 30,
    1999 and pro forma, respectively........................       58     11,921      31,251       149,620
  Additional paid-in capital................................       --      1,686       3,829         3,829
  Deferred compensation.....................................       --    (10,737)    (23,790)      (23,790)
  Deficit accumulated during the development stage..........   (2,840)   (14,844)    (49,978)      (49,978)
  Accumulated other comprehensive income (loss).............       --          4         (55)          (55)
                                                              -------   --------    --------      --------
         Total shareholders' equity.........................    7,972     33,612      79,626      $ 79,626
                                                              -------   --------    --------      ========
         Total..............................................  $ 8,279   $ 60,009    $112,429
                                                              =======   ========    ========


See notes to consolidated financial statements.

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                              PERIOD FROM                                                  CUMULATIVE
                              DECEMBER 17,                                                    FROM
                             1996 (DATE OF                                                DECEMBER 17,
                             INCORPORATION)                         SIX MONTHS           1996 (DATE OF
                                   TO          YEAR ENDED         ENDED JUNE 30,         INCORPORATION)
                              DECEMBER 31,    DECEMBER 31,   -------------------------    TO JUNE 30,
                                  1997            1998          1998          1999            1999
                             --------------   ------------   -----------   -----------   --------------
                                                             (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
Net Sales..................     $    --         $     --       $    --      $    395        $    395
Cost of Goods Sold.........          --               --            --           419             419
                                -------         --------       -------      --------        --------
Gross Profit (Loss)........          --               --            --           (24)            (24)
                                -------         --------       -------      --------        --------
Software Development
  Expenses.................         244            3,010           765         6,308           9,562
General and Administrative
  Expenses.................       2,612            8,825         2,739        25,296          36,733
Amortization of Deferred
  Stock Compensation.......          --            1,060            43         3,953           5,013
                                -------         --------       -------      --------        --------
          Total Expenses...       2,856           12,895         3,547        35,557          51,038
                                -------         --------       -------      --------        --------
Interest Income............          85              923           285         1,641           2,649
Interest Expense...........          69               32            --         1,194           1,295
                                -------         --------       -------      --------        --------
Net Interest Income........          16              891           285           447           1,354
                                -------         --------       -------      --------        --------
Net Loss...................      (2,840)         (12,004)       (3,262)      (35,134)        (49,978)
Unrealized Gain (Loss) on
  Marketable Securities....          --                4            (2)          (59)            (55)
                                -------         --------       -------      --------        --------
Comprehensive Loss.........     $(2,840)        $(12,000)      $(3,264)     $(35,193)       $(50,033)
                                =======         ========       =======      ========        ========
Basic and Diluted Net Loss
  Per Share (Note 10)......     $ (0.08)        $  (0.18)      $ (0.05)     $  (0.48)       $  (0.89)
                                =======         ========       =======      ========        ========
Shares Used in Calculating
  Basic and Diluted Net
  Loss Per Share (Note
  10)......................      37,407           67,114        65,075        73,280          56,221
                                =======         ========       =======      ========        ========
Pro Forma Basic and Diluted
  Net Loss Per Share.......                     $  (0.06)                   $  (0.14)
                                                ========                    ========
Shares Used in Calculating
  Pro Forma Basic and
  Diluted Net Loss Per
  Share....................                      201,978                     253,743
                                                ========                    ========


See notes to consolidated financial statements.

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                            CONVERTIBLE            CONVERTIBLE            CONVERTIBLE
                                             SERIES A                SERIES B               SERIES C              RESTRICTED
                                          PREFERRED STOCK        PREFERRED STOCK        PREFERRED STOCK          COMMON STOCK
                                       ---------------------   --------------------   --------------------   --------------------
                                         SHARES      AMOUNT      SHARES     AMOUNT      SHARES     AMOUNT      SHARES     AMOUNT
                                       -----------   -------   ----------   -------   ----------   -------   ----------   -------
Issuance of Series A preferred, net
 of $35 issuance costs, October
 1997................................  112,582,992   $10,754           --   $   --            --   $   --            --   $   --
Issuance of restricted common stock,
 April through September 1997........                                                                        64,380,972       53
Common stock issued for services,
 December 1997.......................                                                                            13,500        5
Net loss.............................
                                       -----------   -------   ----------   -------   ----------   -------   ----------   -------
BALANCES, December 31, 1997..........  112,582,992   10,754            --       --            --       --    64,394,472       58
Issuance of Series A preferred,
 January 1998........................       52,176        5
Issuance of Series B preferred, net
 of $890 issuance costs, May through
 September 1998......................                          39,101,304   34,823
Series B preferred warrants granted
 for debt, May 1998..................
Exercise of options during 1998......                                                                        14,195,250       66
Options granted for services,
 September and November 1998.........
Deferred Compensation................                                                                                     11,797
Amortization of deferred
 compensation........................
Accumulated other comprehensive
 income..............................
Net loss.............................
                                       -----------   -------   ----------   -------   ----------   -------   ----------   -------
BALANCES, December 31, 1998..........  112,635,168   10,759    39,101,304   34,823            --       --    78,589,722   11,921
Issuance of Series B preferred,
 January 1999*.......................                              12,000       11
Issuance of Series C preferred, net
 of issuance costs of $2,363, January
 through April 1999*.................                                                 32,341,200   72,776
Exercise of stock options during
 1999*...............................                                                                         2,868,840       76
Issuance of restricted common stock,
 June 1999...........................                                                                           450,000    2,248
Issuance of warrant, June 1999.......
Deferred Compensation................                                                                                     17,006
Amortization of deferred
 compensation........................
Accumulated other comprehensive
 loss*...............................
Net loss*............................
                                       -----------   -------   ----------   -------   ----------   -------   ----------   -------
BALANCES, June 30, 1999 *............  112,635,168   $10,759   39,113,304   $34,834   32,341,200   $72,776   81,908,562   $31,251
                                       ===========   =======   ==========   =======   ==========   =======   ==========   =======

                                                                     DEFICIT
                                                                   ACCUMULATED    ACCUMULATED
                                       ADDITIONAL                  DURING THE        OTHER           TOTAL
                                        PAID-IN       DEFERRED     DEVELOPMENT   COMPREHENSIVE   SHAREHOLDERS'
                                        CAPITAL     COMPENSATION      STAGE      INCOME (LOSS)      EQUITY
                                       ----------   ------------   -----------   -------------   -------------
Issuance of Series A preferred, net
 of $35 issuance costs, October
 1997................................    $   --       $     --      $     --         $ --          $ 10,754
Issuance of restricted common stock,
 April through September 1997........                                                                    53
Common stock issued for services,
 December 1997.......................                                                                     5
Net loss.............................                                 (2,840)                        (2,840)
                                         ------       --------      --------         ----          --------
BALANCES, December 31, 1997..........        --             --        (2,840)          --             7,972
Issuance of Series A preferred,
 January 1998........................                                                                     5
Issuance of Series B preferred, net
 of $890 issuance costs, May through
 September 1998......................                                                                34,823
Series B preferred warrants granted
 for debt, May 1998..................     1,679                                                       1,679
Exercise of options during 1998......                                                                    66
Options granted for services,
 September and November 1998.........         7                                                           7
Deferred Compensation................                  (11,797)                                          --
Amortization of deferred
 compensation........................                    1,060                                        1,060
Accumulated other comprehensive
 income..............................                                                   4                 4
Net loss.............................                                (12,004)                       (12,004)
                                         ------       --------      --------         ----          --------
BALANCES, December 31, 1998..........     1,686        (10,737)      (14,844)           4            33,612
Issuance of Series B preferred,
 January 1999*.......................                                                                    11
Issuance of Series C preferred, net
 of issuance costs of $2,363, January
 through April 1999*.................                                                                72,776
Exercise of stock options during
 1999*...............................                                                                    76
Issuance of restricted common stock,
 June 1999...........................                                                                 2,248
Issuance of warrant, June 1999.......     2,143                                                       2,143
Deferred Compensation................                  (17,006)                                          --
Amortization of deferred
 compensation........................                    3,953                                        3,953
Accumulated other comprehensive
 loss*...............................                                                 (59)              (59)
Net loss*............................                                (35,134)                       (35,134)
                                         ------       --------      --------         ----          --------
BALANCES, June 30, 1999 *............    $3,829       $(23,790)     $(49,978)        $(55)         $ 79,626
                                         ======       ========      ========         ====          ========


---------------
* Unaudited

See notes to consolidated financial statements.

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                      PERIOD FROM                                                 CUMULATIVE FROM
                                                     DECEMBER 17,                                                  DECEMBER 17,
                                                     1996 (DATE OF                        SIX MONTHS ENDED         1996 (DATE OF
                                                   INCORPORATION) TO    YEAR ENDED            JUNE 30,            INCORPORATION)
                                                     DECEMBER 31,      DECEMBER 31,   -------------------------     TO JUNE 30,
                                                         1997              1998          1998          1999            1999
                                                   -----------------   ------------   -----------   -----------   ---------------
                                                                                      (UNAUDITED)   (UNAUDITED)     (UNAUDITED)
Cash Flows From Operating Activities:
  Net loss.......................................       $(2,840)         $(12,004)     $ (3,262)     $(35,134)       $(49,978)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization................            57               263            50         2,673           2,993
    Accretion on redeemable common stock.........            --             1,242           564           254           1,496
    Amortization of deferred stock
      compensation...............................            --             1,060            43         3,953           5,013
    Stock and stock options issued for
      services...................................            95                 7            --            --             102
    Noncash stock compensation...................            --                --            --         1,640           1,640
    Issuance of warrant..........................            --                --            --         2,143           2,143
    Undistributed income on short-term
      investments................................           (47)               --            --            --             (47)
    Changes in operating assets and liabilities:
      Inventories................................            --                --            --          (596)           (596)
      Prepaid expenses and other current
        assets...................................            (5)             (109)       (1,671)       (3,180)         (3,294)
      Accounts payable...........................           172             6,643         1,942           415           7,230
      Accrued liabilities........................           118               588         1,162         5,107           5,813
      Deferred rent..............................            17                90             3           161             268
                                                        -------          --------      --------      --------        --------
        Net cash used in operating activities....        (2,433)           (2,220)       (1,169)      (22,564)        (27,217)
                                                        -------          --------      --------      --------        --------
Cash Flows From Investing Activities:
  Purchases of property, equipment and leasehold
    improvements.................................          (265)          (32,669)       (4,283)      (25,948)        (58,882)
  (Purchases) sale of marketable securities......        (4,996)           (2,681)          992       (14,562)        (22,239)
  Purchase of investments........................            --              (518)           --          (500)         (1,018)
  Related party receivable.......................            --                --            --          (200)           (200)
  Deposits.......................................           (88)           (1,330)         (212)          163          (1,255)
  Restricted cash................................            --            (1,768)         (950)       (1,685)         (3,453)
                                                        -------          --------      --------      --------        --------
        Net cash used in investing activities....        (5,349)          (38,966)       (4,453)      (42,732)        (87,047)
                                                        -------          --------      --------      --------        --------
Cash Flows From Financing Activities:
  Proceeds from shareholder loans................         2,038                --            --            --           2,038
  Repayment of shareholder loans.................        (2,038)               --            --            --          (2,038)
  Proceeds from long-term debt...................            --            17,168            --            --          17,168
  Repayment of long-term debt....................            --              (471)           --        (1,519)         (1,990)
  Proceeds from capital lease financing..........            --               794            50         2,200           2,994
  Repayment of capital lease obligations.........            --               (32)           --          (212)           (244)
  Loan fees capitalized..........................            --              (323)           --            --            (323)
  Net proceeds from Series A preferred stock.....        10,664                 5            --            --          10,669
  Net proceeds from Series B preferred stock.....            --            34,823        34,328            11          34,834
  Net proceeds from Series C preferred stock.....            --                --            --        72,776          72,776
  Proceeds from restricted common stock issued...            53                78           161            37             168
  Proceeds from redeemable common stock issued...            --                48            --            --              48
                                                        -------          --------      --------      --------        --------
        Net cash provided by financing
          activities.............................        10,717            52,090        34,539        73,293         136,100
                                                        -------          --------      --------      --------        --------
Net Increase in Cash and Equivalents.............         2,935            10,904        28,917         7,997          21,836
Cash and Equivalents, Beginning of period........            --             2,935         2,935        13,839              --
                                                        -------          --------      --------      --------        --------
Cash and Equivalents, End of period..............       $ 2,935          $ 13,839      $ 31,852      $ 21,836        $ 21,836
                                                        =======          ========      ========      ========        ========
Supplemental Cash Flow Information:
  Interest paid..................................       $    69          $     32      $     --      $     28        $    129
                                                        =======          ========      ========      ========        ========
  Income taxes paid..............................       $     1          $      1      $     --      $     --        $      2
                                                        =======          ========      ========      ========        ========
  Restricted common stock issued for short-term
    receivables..................................       $    --          $     --      $     --      $    647        $    647
                                                        =======          ========      ========      ========        ========


See notes to consolidated financial statements.

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998
                        AND JUNE 30, 1999 IS UNAUDITED)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION -- Webvan Group, Inc., formerly Intelligent Systems for Retail, Inc., and subsidiary (a development stage company) (collectively, "Webvan") was incorporated in California on December 17, 1996. On April 21, 1999, Intelligent Systems for Retail, Inc. changed its name to Webvan Group, Inc. Webvan will be an Internet-based service provider offering an array of groceries, home meal replacements, drugstore items and other merchandise. Presently, Webvan continues in the process of developing its system software, the completion of its initial distribution center, and its internet "Webstore". Webvan began selling and delivering products on an initial test basis during the first quarter of 1999.

     On March 26, 1998, Webvan formed a wholly-owned subsidiary Webvan -- Bay Area, Inc. ("WBA"). WBA represents Webvan's distribution center and cross docking stations that will provide the internet-based retail service and home delivery.

     As of June 30, 1999, Webvan was a development stage company. Successful completion of the Company's development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its development activities, increasing its customer base, implementing and successfully executing its business and marketing strategy, continuing to develop and enhance its Webstore fulfillment transactions and hiring quality personnel.

     CONSOLIDATION -- The accompanying consolidated financial statements include the accounts of Webvan and its wholly-owned subsidiary, WBA. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH EQUIVALENTS -- Webvan considers all highly liquid instruments acquired with an original maturity of three months or less when purchased to be cash equivalents. The recorded carrying amounts of the Company's cash equivalents approximate to their fair market value due to their highly liquid nature.

     MARKETABLE SECURITIES -- Webvan considers all investments with a maturity of more than three months but less than one year when purchased and investments to be sold within one year to be short-term and available for sale.

     RELATED PARTY RECEIVABLE -- In March 1999, the Company loaned an officer $200,000 to be used towards the purchase of a house. The loan is interest free and is due on the earlier of 15 days after the sale of the officer's previous residence or March 1, 2000.

     RESTRICTED CASH -- During 1998, Webvan entered into lease and credit card merchant bank service agreements which required Webvan to hold three standby letters of credit. The letters of credit require Webvan to maintain certain balances on deposit which restricts the use of cash and equivalents. See Note 5 for the amounts of these deposits. These agreements expire at various dates ranging from 1999 through 2007.

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998
                        AND JUNE 30, 1999 IS UNAUDITED)

     CONCENTRATION OF CREDIT RISK -- Financial instruments that potentially subject Webvan to concentrations of credit risk consist principally of cash, cash equivalents and short-term investments to the extent these exceed federal insurance limits. Risks associated with cash, cash equivalents and marketable securities are mitigated by banking with and purchasing commercial paper, market auction preferred stock, corporate notes, and corporate bonds from credit-worthy institutions.

     PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS -- Property, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is taken on assets placed into service using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized, using the straight-line method, over the shorter of the lease term or the useful lives of the improvements.

     The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". The Company assesses the impairment of long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable. No such impairments have been identified to date.

     LONG-TERM INVESTMENTS -- are recorded under the cost method of accounting (Note 2).


     LOAN FEES -- Webvan capitalizes loan and capital lease origination fees, including the fair value of warrants and amortizes them over the life of the related obligations.



     REDEEMABLE COMMON STOCK -- Redeemable common stock represents common stock sold to employees who have put rights. The put rights allow the shareholders to sell to the Company, at a price of $0.3658 per share, 2,871,000 shares of common stock after February 1999, and an additional 1,914,000 shares of common stock after February 2000. Redeemable common stock was originally recorded at its $0.0125 fair value as determined by the board of directors, and is being accreted to the redemption amounts as compensation expense over the period the put rights become exercisable. These rights expire in March 2000.


     INCOME TAXES -- Income taxes are provided at current rates. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

     STOCK OPTIONS -- As permitted by SFAS No. 123, Webvan accounts for stock options to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." As required by SFAS No. 123, the pro forma impact on earnings and earnings per share resulting from the fair value method is disclosed in Note 8.

     REVENUE RECOGNITION -- The Company recognizes revenues from product sales and delivery, net of returns and discounts, when the products are delivered to customers.

     NET LOSS PER SHARE -- Basic net loss per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase). Diluted net loss per common share was the same as basic net loss per common share for all periods presented since the effect of any potentially dilutive securities is excluded as they are anti-dilutive because of Webvan's net losses.

     UNAUDITED INTERIM FINANCIAL INFORMATION -- The interim financial information as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 and for the cumulative period from

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998
                        AND JUNE 30, 1999 IS UNAUDITED)

December 17, 1996 (date of inception) through June 30, 1999 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.


     PRO FORMA NET LOSS PER COMMON SHARE -- Pro forma basic and diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase) plus the weighted average number of common shares resulting from the automatic conversion of outstanding shares of convertible preferred stock, which will occur upon the closing of the planned initial public offering.


     UNAUDITED PRO FORMA INFORMATION -- Upon the closing of the planned initial public offering, each of the outstanding shares of convertible preferred stock will convert into one share of common stock. The pro forma balance sheet presents Webvan's balance sheet as if this had occurred at June 30, 1999.

     RECENTLY ISSUED ACCOUNTING STANDARDS -- In June 1997, the Financial Accounting Standards Board ("FASB") adopted SFAS No. 130 "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in net assets during the period from non owner sources. Webvan adopted this statement during the year ended December 31, 1998.

     In February 1998, the FASB adopted SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits, an Amendment of FASB Statements No. 87, 88, and 106," which revises employers' disclosures about pension and other postretirement benefit plans. This statement does not change the measurement or recognition of those plans, but standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures. Webvan adopted this statement during the year ended December 31, 1998.


     In March 1998, the Accounting Standards Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for an enterprise on accounting for the costs of computer software developed or obtained for internal use. Webvan adopted this statement during the year ended December 31, 1998 and has capitalized software costs according to the provisions of the standard. These costs are amortized on a straight-line basis over the useful life of the software once it is placed into service.



     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities", which requires companies to expense the costs of start-up activities and organization costs as incurred. Webvan adopted this statement during the year ended December 31, 1998, and such adoption did not affect the accompanying financial statements.


     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedging accounting when certain conditions are met. Webvan will adopt this statement

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998
                        AND JUNE 30, 1999 IS UNAUDITED)

for its fiscal year ending December 31, 2000. Management has not fully assessed the implications of adopting this new standard.

2. INVESTMENTS

     On November 24, 1998, an agreement was signed between an equipment manufacturer and Webvan. The agreement set out the terms for Webvan to acquire 1,000 shares of such equipment manufacturer for a total amount of $1,000,000 which represents a less than 10% interest in the manufacturer. Investments are recorded at cost as fair market value is not readily determinable. Long-term investments principally include $500,000 paid for such shares in December 1998. Webvan paid the additional $500,000 for such shares in January 1999 to complete this transaction.

3. MARKETABLE SECURITIES

     The fair value of marketable securities at June 30, 1999 (unaudited), and at December 31, 1998 and 1997 are presented below. Fair values are based on quoted market prices. The Company's marketable securities are classified as available-for-sale, as the Company intends to sell them as needed for operations. Balances at year-end consist of the following (in thousands):

                                                                 JUNE 30, 1999
                                                                  (UNAUDITED)
                                                     -------------------------------------
                                                                   UNREALIZED
                                                     AMORTIZED     GAIN (LOSS)     MARKET
                                                       COST       ON INVESTMENT     VALUE
                                                     ---------    -------------    -------
Money market funds.................................   $     8         $ --         $     8
Commercial paper...................................    36,129          (12)         36,117
Foreign debt securities............................     1,638           (6)          1,632
Corporate notes....................................     6,346          (36)          6,310
                                                      -------         ----         -------
          Total....................................    44,121          (54)         44,067
Less amounts included in cash and equivalents......    21,843           (7)         21,836
                                                      -------         ----         -------
                                                      $22,278         $(47)        $22,231
                                                      =======         ====         =======

                                                                DECEMBER 31, 1998
                                                        ----------------------------------
                                                                     UNREALIZED
                                                        AMORTIZED     GAIN ON      MARKET
                                                          COST       INVESTMENT     VALUE
                                                        ---------    ----------    -------
Money market funds....................................   $    27         $--       $    27
Commercial paper......................................     9,781          3          9,784
Commercial notes......................................     3,164          1          3,165
Commercial bonds......................................     1,285         --          1,285
Market auction preferred..............................     7,306         --          7,306
                                                         -------         --        -------
          Total.......................................    21,563          4         21,567
Less amounts included in cash and equivalents.........    13,837          2         13,839
                                                         -------         --        -------
                                                         $ 7,726         $2        $ 7,728
                                                         =======         ==        =======

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998
                        AND JUNE 30, 1999 IS UNAUDITED)

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Money market funds..........................................     $   44
Commercial paper............................................      7,859
                                                                 ------
          Total at cost which approximates market...........      7,903
Less amounts included in cash and equivalents...............      2,860
                                                                 ------
                                                                 $5,043
                                                                 ======

4. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements at December 31, 1997, 1998 and June 30, 1999 consists of the following (in thousands):

                                                             DECEMBER 31,
                                                            ---------------     JUNE 30,
                                                            1997     1998         1999
                                                            ----    -------    -----------
                                                                               (UNAUDITED)
Computer equipment and software...........................  $121    $ 2,284      $ 8,917
Machinery and equipment...................................     3      2,026       18,742
Leasehold improvements....................................    32        407       19,195
Furniture and fixtures....................................   109        287          625
                                                            ----    -------      -------
                                                             265      5,004       47,479
Accumulated depreciation and amortization.................   (57)      (310)      (2,696)
                                                            ----    -------      -------
                                                             208      4,694       44,783
Construction in progress..................................    --     27,930       11,403
                                                            ----    -------      -------
Property, equipment and leasehold improvements, net.......  $208    $32,624      $56,186
                                                            ====    =======      =======

     Equipment under capital leases amounted to $794,000 at 1998. Accumulated amortization on capital leases as of December 31, 1998 was $72,155.

     Construction in progress includes costs incurred in the construction of Webvan's distribution center located in Oakland. Such costs include the purchase and installation of materials handling equipment, refrigeration and freezer storage units. Webvan retains up to ten percent on all construction contracts in process until final settlement of such contracts.

     During the first six months of 1999, $2.2 million of computer equipment and software was financed with capital leases.

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998
                        AND JUNE 30, 1999 IS UNAUDITED)

5. DEPOSITS

     Deposits consist of the following (in thousands):

                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1999
                                                              ------------    -----------
                                                                              (UNAUDITED)
Software licenses...........................................     $  899         $   --
Payroll service provider....................................        329            436
Real property leases........................................        178            807
Other.......................................................         12             12
                                                                 ------         ------
                                                                 $1,418         $1,255
                                                                 ======         ======

6. BORROWING ARRANGEMENTS

     In December 1998, WBA entered into a $17,000,000 loan and security agreement. The loan is payable in $472,000 monthly installments from January 1999 through June 2002 with an additional $2,550,000 payment of the remaining balance payable in June 2002. Based upon this repayment schedule, the imputed interest on this loan is 15.2%. The loan is secured by substantially all the assets of Webvan.


     Related to the above financing, Webvan issued warrants to the lenders to purchase an aggregate of 2,233,578 shares of Series B preferred stock at an exercise price of $0.91 per share. The fair value of the warrants at the date granted was $1,564,000 and was capitalized with loan fees (see Note 9). Webvan also paid $323,000 in loan fees. The loan fees are being amortized over the 42 month term of the loan.


     As part of an operating lease the landlord agreed to finance $168,340 of improvements. The loan is payable in monthly installments including interest at 11% from January 1, 1999 through July 2003.

     Future principal maturities under loan agreements as of December 31, 1998 are as follows (in thousands):

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
  1999......................................................  $ 3,104
  2000......................................................    3,909
  2001......................................................    4,545
  2002......................................................    5,113
  2003......................................................       26
                                                              -------
                                                               16,697
Less current maturities.....................................    3,104
                                                              -------
                                                              $13,593
                                                              =======

CAPITAL LEASE OBLIGATIONS

     In March 1998, Webvan entered into a $3,000,000 nonrevolving master lease agreement. The agreement specifies equipment which Webvan can purchase prior to March 23, 1999 under the lease agreement. As of December 31, 1998, $2,230,000 was available for future financing, and obligations

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998
                        AND JUNE 30, 1999 IS UNAUDITED)


outstanding totaled $770,000. As part of the leasing arrangement, warrants for 164,226 shares of Series B preferred stock were granted to the provider at an exercise price of $0.91 per share. The $115,000 fair value of the warrants at the date granted has been capitalized with loan fees and is being amortized over the 60 month term of the leases (see Note 9).


     Future lease payments under the lease agreement as of December 31, 1998 are as follows (in thousands):

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
  1999......................................................  $  241
  2000......................................................     241
  2001......................................................     240
  2002......................................................     232
  2003......................................................      59
                                                              ------
Total future lease payments.................................   1,013
Less portion relating to interest...........................     243
                                                              ------
Total capital lease obligations.............................     770
Less current portion........................................     133
                                                              ------
Total long-term portion.....................................  $  637
                                                              ======

7. SHAREHOLDERS' EQUITY

STOCK SPLITS


     In March 1998, January 1999, July 1999 and September 1999, the Company effected two-for-one, two-for-one, two-for-one and three-for-two stock splits, respectively, on the then outstanding shares, warrants and options. The splits have been retroactively reflected in the financial statements and notes to the financial statements.


CONVERTIBLE PREFERRED STOCK

     Significant terms of outstanding Series A and B preferred stock are as follows:

     - In the event of liquidation, dissolution, or winding up of Webvan, the holders of Series A and Series B preferred stock are entitled to receive $0.0958 and $0.91 per share (subject to adjustment for stock splits and like events), respectively, plus any declared but unpaid dividends prior to any distribution to the common shareholders. After the preferred shareholders have received payment, any remaining assets would be shared by all preferred and common shareholders on a pro rata basis.

     - Each share of preferred stock is convertible at the option of the holder into one share of common stock (subject to adjustments for stock splits and like events). Shares will automatically be converted upon an underwritten initial public offering (IPO) of Webvan's common shares meeting certain criteria.

     - Each share of preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible. In addition, for so long as there are outstanding at least 12,000,000 shares in the case of the Series A preferred stock, and 12,000,000 shares in the

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998
                        AND JUNE 30, 1999 IS UNAUDITED)

       case of the Series B preferred stock, the holders of each of the Series A preferred stock and Series B preferred stock shall be entitled to approve amendments to the articles of incorporation, approve the payment or declaration of dividends, approve the merger or consolidation of Webvan, approve the sale of all or substantially all of the assets of the Company, and approve other actions specified in the articles of incorporation. In addition, for so long as there are at least 12,000,000 shares of Series A preferred stock outstanding, the holders of the Series A preferred stock shall be entitled to nominate and elect two directors.

     - Dividends may be declared at the discretion of the Board of Directors and are non-cumulative. Dividends of $0.0067 per share on Series A preferred stock and $0.0617 on Series B preferred stock (as adjusted for any stock splits or like events) must be declared and paid before payment of any common stock dividends.

     - Prior to the sale of any shares in a subsequent stock offering, the existing preferred shareholders shall have a right of first refusal to purchase the shares, subject to certain exceptions. In addition, upon written notice of a sale of preferred shares by Webvan's founder, each shareholder has the right to sell its co-sale pro rata share of the shares proposed to be sold. These provisions expire upon an initial public offering.

PREFERRED STOCK -- SERIES C

     On January 21, 1999, Webvan authorized the sale and issuance of up to 32,341,200 shares of its Series C preferred stock at a purchase price of $2.32 per share. As of June 30, 1999, Webvan had issued 32,341,200 shares of Series C preferred stock. The actual cash proceeds, net of $2 million of issuance costs, amounted to $73 million.

RESTRICTED COMMON STOCK

     At December 31, 1998, Webvan had 360,000,000 authorized shares of common stock of which 78,589,722 were issued and outstanding. At December 31, 1998, Webvan had reserved shares of common stock for issuance as follows:

                                                              (IN THOUSANDS)
                                                              --------------
Issuance under stock options plan...........................      46,010
Issuance upon conversion of Series A preferred stock........     112,635
Issuance upon conversion of Series B preferred stock........      41,814
                                                                 -------
Total shares reserved.......................................     200,459
                                                                 =======

     Significant terms of the restricted common stock are as follows:

     - In the event that the continuous status of an employee, consultant or director of Webvan terminates for any reason, Webvan shall upon the date of such termination have an irrevocable right for a period of 90 days from such termination date to repurchase any unreleased (unvested) shares at the original purchase price.

     - The shares shall be released from the repurchase option immediately (i.e., fully vested) or over a three-year period depending on the specific terms of the agreement and the parties involved. As of December 31, 1998, 66,000,000 shares (see Note 8) were subject to repurchase under the applicable restricted stock purchase agreements.

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998
                        AND JUNE 30, 1999 IS UNAUDITED)

     - Prior to the sale of any common shares owned by certain shareholders, Webvan shall have a right of first refusal to purchase the shares. These rights shall terminate upon the closing of an IPO, a sale of all or substantially all the assets of Webvan, or a merger.

     - In connection with a possible IPO, the shareholders agree not to sell any shares without the prior written consent of Webvan or the underwriters managing the IPO for up to 180 days from the effective date of such registration.

     - Each share of common stock issued and outstanding shall have one vote.

8. STOCK OPTION PLAN

     On September 17, 1997, Webvan adopted the 1997 Stock Plan (the Plan) and reserved 30,000,000 shares of Webvan's common stock for issuance under the Plan, which expires on September 17, 2007. Options are granted at fair market value at the date of grant as determined by the Board of Directors. As provided for in the Plan, incentive and non-statutory stock options may be granted to employees, officers, directors or consultants. Incentive options may only be granted to employees and at an exercise price of no less than fair value on the date of grant. Non-statutory options may be granted at an exercise price of no less than 85% of fair value. For owners of more than 10% of Webvan's stock, options may only be granted for an exercise price of no less than 110% of fair value. Options generally become exercisable at a rate of 25% on the one year anniversary of the vesting commencing date, which may precede the grant date, with an additional 6.25% exercisable at the end of each quarter thereafter until fully vested at the end of the fourth year. Vesting may not exceed five years for grants to owners of more than 10% of Webvan's voting power, nor exceed ten years for all other option holders.

     Stock option activity under the 1997 Stock Plan is summarized as follows:

                                                                                WEIGHTED
                                                                NUMBER OF       AVERAGE
                                                                  SHARES        EXERCISE
                                                              (IN THOUSANDS)     PRICE
                                                              --------------    --------
Options granted during 1997 (weighted average fair value of
  $0.00016).................................................      12,588        $0.00081
Options canceled during 1997................................        (108)        0.00081
                                                                 -------
Balance, December 31, 1997 (none exercisable)...............      12,480         0.00081
Options granted during 1998 (weighted average fair value of
  $0.01740).................................................      46,437         0.10206
Options exercised during 1998...............................     (18,981)        0.00645
Options canceled during 1998................................      (3,210)        0.02735
                                                                 -------
Balance, December 31, 1998..................................      36,726         0.12361
Options granted during 1999 (unaudited).....................       6,990         1.90332
Options exercised during 1999 (unaudited)...................      (2,869)        0.02554
Options canceled during 1999 (unaudited)....................        (413)        0.12429
                                                                 -------
Balance, June 30, 1999 (unaudited)..........................      40,434        $0.26546
                                                                 =======

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998
                        AND JUNE 30, 1999 IS UNAUDITED)

     Additional information regarding options outstanding as of December 31, 1998 is as follows:


                              OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                     -------------------------------------   ---------------------
                       NUMBER       WEIGHTED                   NUMBER
                         OF         AVERAGE      WEIGHTED        OF       WEIGHTED
                       SHARES      REMAINING      AVERAGE      SHARES     AVERAGE
     EXERCISE           (IN       CONTRACTUAL    EXERCISE       (IN       EXERCISE
      PRICES         THOUSANDS)   LIFE (YEARS)     PRICE     THOUSANDS)    PRICE
-------------------  ----------   ------------   ---------   ----------   --------
     $0.00081           2,163         8.09       $0.00081        924      $0.00081
     $0.01250          13,062         9.07       $0.01250      6,741      $0.01250
     $0.10000          13,998         9.60       $0.10000         --            --
     $0.41667           7,503         9.94       $0.41667         --            --
                       ------                                  -----
$0.00081 - $0.41667    36,726         9.39       $0.12773      7,665      $0.00650
                       ======                                  =====


     At December 31, 1998, shares of common stock available for future option grants totaled 16,293,522. During 1998 and in January 1999, Webvan's Board of Directors increased the 30,000,000 shares of common stock reserved under the plan as follows: 12,000,000 in May 1998; 6,000,000 in July 1998; 6,000,000 in
October 1998; 12,000,000 in December 1998 and 6,000,000 in January 1999. As a
result, 50,150,910 shares are reserved in the option pool as of June 30, 1999.

ADDITIONAL STOCK PLAN INFORMATION


     As discussed in Note 1, Webvan accounts for its stock-based awards using the intrinsic value method in accordance with APB 25. Based on the stock value and exercise prices, during the year ended December 31, 1998, $1,060,00 of compensation expense has been recognized in the financial statements for employee stock arrangements.



     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", (SFAS 123) requires the disclosure of pro forma net income and earnings per share as if Webvan had adopted the fair value method as of the beginning of the period ended December 31, 1997. Webvan's calculations were made using the minimum value method with the following weighted average assumptions: expected life of 60 months following the grant date; risk free interest rates of 6% in 1998; and no dividends during the expected term. Webvan's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair value of 1998 and 1997 awards had been charged to compensation over the vesting period of the awards, the net loss would have been $12,028,000 ($(0.18) per share, basic and diluted) in 1998 and $2,841,000 ($(0.08) per share, basic and diluted) in 1997.

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998
                        AND JUNE 30, 1999 IS UNAUDITED)

9. NONCASH FINANCING ACTIVITIES

STOCK AND OPTIONS FOR RECRUITING

     Webvan issued the following shares and options for recruiting services that represent noncash operating expenses (in thousands, except per share amounts):

                                                                                   FAIR
                                                        NUMBER        FAIR       VALUE AT
                                             DATE         OF          VALUE      ISSUANCE
                                            ISSUED      SHARES      PER SHARE      DATE
                                            ------    ----------    ---------    --------
Stock:
  Series A preferred stock................   1997         939       $0.09583         $90
  Restricted common.......................   1997         360        0.01250           5
  Series A preferred stock................   1998          51        0.09583           5


                                                                                   FAIR
                                                        SHARES      EXERCISE      VALUE
                                             DATE     COVERED BY      PRICE      AT GRANT
                                            ISSUED     OPTIONS      PER SHARE      DATE
                                            ------    ----------    ---------    --------
Stock options --
  Restricted common.......................   1998         160       $0.10000          $7


DEFERRED COMPENSATION

     In connection with the grant of certain stock options in 1998 and 1999, the Company recorded deferred compensation of $11,797,000 and $17,006,000 and compensation expense of $1,060,000 and $3,953,000, respectively, representing the difference between the deemed fair value and the option exercise price as determined by the Board of Directors on the date of grant. The deferred compensation is being amortized over the four-year vesting period of the underlying options.

WARRANTS FOR DEBT

     Webvan issued the following warrants in connection with its long-term debt and capital lease arrangements (in thousands, except per share amounts):

                                                                                   FAIR
                                                        SHARES      EXERCISE      VALUE
                                             DATE     COVERED BY      PRICE      AT GRANT
                                            ISSUED     WARRANTS     PER SHARE      DATE
                                            ------    ----------    ---------    --------
Series B preferred stock warrants.........   1998       2,398       $   0.91      $1,679

     The above shares and shares covered by options and warrants reflect the two-for-one stock splits in March 1998, January 1999 and July 1999 and the three-for-two stock split in August 1999. The fair value of the options and warrants was determined using the Black-Scholes option pricing model this the following assumptions: expected life of seven years; risk-free interest rate of 6% in 1998 and 1997; no dividends during the expected term and volatility of 80%. The calculations are based on a single option valuation approach and forfeitures are recognized as they occur. The warrants expire November 2005.

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998
                        AND JUNE 30, 1999 IS UNAUDITED)

10. NET LOSS PER SHARE

     The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share (in thousands except per share amounts):


                                                                                      CUMULATIVE
                         PERIOD FROM                                                     FROM
                        DECEMBER 17,                                                 DECEMBER 17,
                        1996 (DATE OF        YEAR           SIX MONTHS ENDED        1996 (DATE OF
                       INCORPORATION)       ENDED               JUNE 30,            INCORPORATION)
                       TO DECEMBER 31,   DECEMBER 31,   -------------------------    TO JUNE 30,
                            1997             1998          1998          1999            1999
                       ---------------   ------------   -----------   -----------   --------------
                                                        (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
Net loss (numerator),
  basic and
  diluted............      $(2,840)        $(12,004)      $(3,262)     $(35,134)       $(49,978)
                           -------         --------       -------      --------        --------
Shares (denominator):
  Weighted average
     common shares
     outstanding.....       37,407           76,934        70,518        84,689          62,322
  Weighted average
     common shares
     outstanding and
     subject to
     repurchase......           --           (9,820)       (5,443)      (11,409)         (6,101)
                           -------         --------       -------      --------        --------
Shares used in
  computation, basic
  and diluted........       37,407           67,114        65,075        73,280          56,221
                           =======         ========       =======      ========        ========
Net loss per share,
  basic and
  diluted............      $ (0.08)        $  (0.18)      $ (0.05)     $  (0.48)       $  (0.89)
                           =======         ========       =======      ========        ========

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998
                        AND JUNE 30, 1999 IS UNAUDITED)

     For the above-mentioned periods, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. Such outstanding securities consist of the following (in thousands, except per share amounts):


                                                                                      CUMULATIVE
                         PERIOD FROM                                                     FROM
                        DECEMBER 17,                                                 DECEMBER 17,
                        1996 (DATE OF        YEAR           SIX MONTHS ENDED         1996 (DATE OF
                       INCORPORATION)       ENDED               JUNE 30,            INCORPORATION)
                       TO DECEMBER 31,   DECEMBER 31,   -------------------------     TO JUNE 30,
                            1997             1998          1998          1999            1999
                       ---------------   ------------   -----------   -----------   ---------------
                                                        (UNAUDITED)   (UNAUDITED)     (UNAUDITED)
Convertible preferred
  stock..............      112,583          151,736       151,163       184,090         184,090
Shares of common
  stock subject to
  repurchase.........           --           14,456        16,629         9,345           9,345
Outstanding options..       12,480           36,726        15,870        40,434          40,434
Warrants.............           --            2,398            --         2,398           2,398
                          --------         --------      --------      --------        --------
          Total......      125,063          205,316       183,662       236,267         236,267
                          ========         ========      ========      ========        ========
Weighted average
  exercise price of
  options............     $0.00083         $0.12773      $0.01043      $0.27431        $0.27431
                          ========         ========      ========      ========        ========
Weighted average
  exercise price of
  warrants...........     $     --         $   0.91      $     --      $   0.91        $   0.91
                          ========         ========      ========      ========        ========


11. INCOME TAXES


     While Webvan is in the development stage, substantially all losses incurred for financial statements purposes will be deferred for income tax purposes. In the year that Webvan first generates revenues from operations, expenditures accumulated during the development stage will start being amortized for income tax purposes over a five-year period. The deduction of these expenses for financial statement purposes in years preceding the deduction for income tax purposes is a temporary difference that creates a deferred tax asset. At statutory rates, the deferred tax asset amounts to approximately $5.5 million which has been offset by a valuation allowance of the same amount due to lack of operating history combined with risks and uncertainties surrounding Webvan's ability to generate future taxable income.

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998
                        AND JUNE 30, 1999 IS UNAUDITED)


     Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):



                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Deferred tax assets:
  Net operating loss carryforwards..........................  $   101    $   101
  Start-up costs capitalized for tax purposes...............    1,000      5,384
  Other.....................................................       15         34
                                                              -------    -------
Total deferred tax assets...................................    1,116      5,519
Valuation allowance.........................................   (1,116)    (5,519)
                                                              -------    -------
Net deferred tax assets.....................................  $    --    $    --
                                                              =======    =======



     At December 31, 1998 the Company has federal net operating loss carryforwards of approximately $227,000, expiring in 2012. The Company has research tax credit carryforwards available to offset future federal taxes of $45,000, expiring from 2012 to 2013. The Company has state net operating loss carryforwards of approximately $235,000, expiring in 2002. The Company also has state tax credit carryforwards of approximately $25,000, which do not expire.



     Utilization of the net operating losses and credits may be subject to an annual limitation due to ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.


12. LEASES

     Webvan leases facilities under noncancelable operating lease agreements which expire at various dates through 2008.

     Future lease payments under the lease agreements as of December 31, 1998 are as follows (in thousands):

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
     1999...................................................  $ 1,790
     2000...................................................    1,834
     2001...................................................    1,900
     2002...................................................    1,665
     2003...................................................    1,577
Thereafter..................................................    7,070
                                                              -------
          Total future lease payments.......................  $15,836
                                                              =======

     Facilities rent expense was $1,026 and $123 for the periods ended December 31, 1998 and 1997, respectively.

13. EMPLOYEE BENEFIT PLAN

     Webvan has a 401(k) profit-sharing plan (the 401(k) Plan) that covers substantially all employees. The 401(k) Plan provides for voluntary salary reduction contributions of up to 15% of

                       WEBVAN GROUP, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 1998
                        AND JUNE 30, 1999 IS UNAUDITED)

eligible participants' annual compensation subject to Internal Revenue Code limitations. Under the terms of the 401(k) Plan, Webvan will match 100% of employees' contributions for the first $500 and 25% thereafter to a maximum of $2,000 per year. Matching contributions made during the period ended December 31, 1997 and 1998 were $17,000 and $81,000, respectively.

14. RELATED PARTY TRANSACTIONS

     From inception through October 1997, Webvan's founder advanced $2,037,679 to the Company in exchange for notes payable bearing 8% interest payable. The notes were due on demand or upon Webvan's obtaining equity financing. The notes were fully repaid with interest of $68,709 on October 30, 1997 after issuance of Series A preferred stock on October 29, 1997.

     A general contractor of Webvan has subcontracted with an equipment manufacturer (see Note 2) to install equipment in Webvan's distribution center. A total of $4.9 million of this work was completed by December 31, 1998 and is included in construction in progress within property, equipment and leasehold improvements.

15. SUBSEQUENT EVENTS


     On July 8, 1999, the Company signed an agreement (the "Agreement") with a contractor to design, develop and construct up to 26 distribution center warehouse facilities ("Distribution Centers") in the United States. The Agreement expires July 8, 2002, unless extended by written agreement. As part of the Agreement, the contractor was granted a warrant to purchase up to 1,800,000 shares of the Company's Series C preferred stock at $2.32 per share (the "Warrant"). The Warrant is exercisable as to 150,000 shares on July 8, 1999 and generally becomes exercisable as to the remaining shares as Distribution Centers are completed by the contractor within agreed upon schedule and budgetary parameters. A portion of the Warrant shares will be forfeited if the schedule and budgetary parameters are not met for any Distribution Center.



     Under the applicable accounting guidelines in Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", the measurement date for the Warrant is July 8, 1999 as that is the performance commitment date. As of July 8, 1999, the Company will capitalize the fair value of the warrant related to the 150,000 exercisable shares, as determined by the board of directors, and no amount will be capitalized as of that date for the fair value of the Warrant related to the non-exercisable shares as eventual exercisability is dependent on counterparty performance. The capitalized amount will be amortized over the useful life of the Distribution Centers. If and when the Warrant becomes exercisable as to additional shares, based on counterparty performance, the Company will capitalize additional cost based on the then fair value of the Warrant related to such additional exercisable shares.


     On July 15, 1999, Webvan entered into an agreement that provided for the sale of 21,670,605 shares of its Series D-2 preferred stock at a price of $12.69 per share totaling approximately $275 million.

                                  UNDERWRITING

     Webvan and the underwriters for the U.S. offering named below (the "U.S. Underwriters") have entered into an underwriting agreement with respect to the shares being offered in the United States. Subject to certain conditions, each U.S. Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc. and Thomas Weisel Partners LLC are the representatives of the U.S. Underwriters.

                        UNDERWRITERS                          NUMBER OF SHARES
                        ------------                          -----------------
Goldman, Sachs & Co. .......................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
BancBoston Robertson Stephens Inc...........................
Bear, Stearns & Co. Inc.....................................
Deutsche Bank Securities Inc................................
Thomas Weisel Partners LLC..................................
                                                              -----------------
  Total.....................................................
                                                              =================

     If the U.S. Underwriters sell more shares than the total number set forth in the table above, the U.S. Underwriters have an option to buy up to an
additional             shares from Webvan to cover such sales. They may exercise
that option for 30 days. If any shares are purchased pursuant to this option, the U.S. Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the U.S. Underwriters by Webvan. Such amounts are shown assuming both no exercise and full exercise of the U.S. Underwriters'
option to purchase             additional shares.

                                                                    PAID BY WEBVAN
                                                                    --------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................   $              $
Total.......................................................   $              $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

     Webvan has entered into underwriting agreements with the underwriters for
the sale of           shares outside the United States. The terms and conditions of both offerings are the same and the sale of shares in both offerings are conditioned on each other. Goldman Sachs International, Donaldson, Lufkin & Jenrette International, Merrill Lynch International, BancBoston Robertson Stephens International Limited, Bear, Stearns International Limited, Deutsche Bank Securities, Inc. and Thomas Weisel Partners LLC are representatives of the underwriters for the international offering outside the United States (the "International Underwriters"). Webvan has granted the International Underwriters a similar option to purchase up to an aggregate of an additional shares.

     The underwriters for both of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The underwriters also have agreed that they may sell shares among each of the underwriting groups.


     Pursuant to lock-up agreements, Webvan and its directors, officers, employees and other securityholders have agreed not to offer, sell, transfer or otherwise dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the lock-up period, except with the prior written consent of Goldman Sachs & Co. According to the lock-up agreements, at any time beginning on the third day following the public release of our earnings for the year ended December 31, 1999, each stockholder may dispose of or hedge up to 15% of his or her shares owned as of December 31, 1999; at any time beginning on the 48th day following the public release of our earnings for the year ended December 31, 1999, each stockholder may dispose of or hedge an additional 25% of his or her shares owned as of December 31, 1999; and each such stockholder may dispose of or hedge his or her remaining shares at any time on or following the date which is 180 days after the date of this prospectus. This agreement does not apply to any existing employee benefit plan. See "Shares Eligible for Future Sale" for a discussion of transfer restrictions.


     Prior to the offerings, there has been no public market for the shares. The initial public offering price for the common stock will be negotiated among Webvan and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Webvan's historical performance, estimates of Webvan's business potential and earnings prospects, an assessment of Webvan's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     Webvan has applied to have the common stock listed on the Nasdaq National Market under the symbol "WBVN".


     In connection with the offerings, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offerings. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offerings are in progress.


     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect that market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


     The underwriters have reserved for sale, at the initial public offering
price, up to        shares of the common stock offered hereby for persons
designated by Webvan who have been or are expected to be vendors or service providers to Webvan and who have expressed an interest in purchasing such shares of common stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998 Thomas Weisel Partners has been named as a lead or co-manager of 54 filed public offerings of equity securities, of which 31 have been completed, and has acted as a syndicate member in an additional 27 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with Webvan or any of Webvan's officers, directors or other controlling persons, except for its contractual relationship with Webvan under the terms of the underwriting agreement entered into in connection with this offering.

     In July 1999, entities affiliated with Goldman, Sachs & Co. purchased an aggregate of 7,880,220 shares of Webvan's Series D-2 preferred stock for an aggregate purchase price of approximately $100.0 million.


     Webvan estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.4 million.


     Webvan has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

     This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.

                            Inside Gatefold Graphics



     [artwork which depicts the Webvan solution, illustrated by pictures of the Company's Webstore, delivery service, distribution center and food products together with captions explaining the pictures and diagram]

                          Inside Front Cover Graphics





                    [artwork consists of the Webvan logo and
                 website address and pictures of food products]

                           Inside Back Cover Graphics




                    [artwork consists of the Webvan logo and
                 website address and pictures of food products]

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                           -------------------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Summary Consolidated Financial Data...    3
Risk Factors..........................    4
Special Note Regarding Forward-Looking
  Statements..........................   15
Use of Proceeds.......................   16
Dividend Policy.......................   16
Capitalization........................   17
Dilution..............................   19
Selected Consolidated Financial
  Data................................   20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21
Business..............................   28
Management............................   39
Certain Relationships and Related
  Transactions........................   48
Principal Stockholders................   50
Description of Capital Stock..........   52
Shares Eligible for Future Sale.......   55
Legal Matters.........................   56
Experts...............................   56
Available Information.................   57
Index to Financial Statements.........  F-1
Underwriting..........................  U-1


                           -------------------------

     Through and including            , 1999 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                               25,000,000 Shares


                               WEBVAN GROUP, INC.

                                  Common Stock

                           -------------------------

                                      LOGO
                           -------------------------

                              GOLDMAN, SACHS & CO.

                          DONALDSON, LUFKIN & JENRETTE

                              MERRILL LYNCH & CO.

                         BANCBOSTON ROBERTSON STEPHENS

                            BEAR, STEARNS & CO. INC.

                           DEUTSCHE BANC ALEX. BROWN

                           THOMAS WEISEL PARTNERS LLC
                      Representatives of the Underwriters

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the NASD filing fee.


SEC registration fee.......................................  $  103,903
NASD filing fee............................................      37,875
Nasdaq National Market Fees................................      80,000
Blue Sky qualification fees and expenses...................      10,000
Printing and engraving expenses............................     200,000
Accountant's fees and expenses.............................     300,000
Legal fees and expenses....................................     600,000
Miscellaneous..............................................      68,222
                                                             ----------
          Total............................................  $1,400,000
                                                             ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by such section.

     The Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     The Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.

     The Registrant has director and officer liability insurance that covers matters, including matters arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since the Registrant's inception in December 1996, the Registrant has issued and sold the following unregistered securities:


      1. Between April and September 1997, the Registrant issued an aggregate of 64,034,472 shares of Common Stock of the Registrant to Louis H. Borders and his family members, David Rock and entities and persons affiliated with Wilson Sonsini Goodrich & Rosati, P.C. pursuant to restricted stock purchase agreements for an aggregate amount of $53,362.06.



      2. Between September 1997 and July 1999, the Registrant granted and issued options to purchase an aggregate of 69,172,878 shares of Common Stock of the Registrant to executive officers, employees, Ramsey Beirne Associates, Inc. and Christos Cotsakos pursuant to the Registrant's 1997 Stock Plan with an aggregate exercise price of

         $21,967,344.13. The executive officers include Kevin R. Czinger, Arvind Peter Relan, S. Coppy Holzman, Gary B. Dahl, Mark J. Holtzman, Christian T. Mannella, David S. Rock and Mark X. Zaleski.



      3. In October 1997, the Registrant issued an aggregate of 111,643,872 shares of Series A Preferred Stock of the Registrant to entities affiliated with Sequoia Capital, entities associated with Benchmark Capital Partners, entities and persons affiliated with Wilson Sonsini Goodrich & Rosati, P.C., unaffiliated investors and Louis H. Borders for an aggregate amount of $10,699,204.40.



      4. From December 1997 to February 1998, the Registrant issued an aggregate of 991,296 shares of Series A Preferred Stock of the Registrant to consultants for an aggregate amount of $94,999.20. The consultants include DHR International, Inc., Information Technology Partners, Inc. and Daniel P. Bowman.



      5. From April 1998 to July 1999, the Registrant issued an aggregate of 21,939,090 shares of Common Stock of the Registrant to executive officers, employees and Ramsey Beirne Associates, Inc. pursuant to the Registrant's 1997 Stock Plan with an aggregate exercise price of $203,437.12. The executive officers include Arvind Peter Relan, S. Coppy Holzman, Gary B. Dahl, Mark J. Holtzman, Christian T. Mannella and David S. Rock.



      6. In May 1998, the Registrant issued 16,380,000 shares of Series B Preferred Stock of the Registrant to SOFTBANK Holdings, Inc. for an amount of $14,960,400.



      7. In May 1998, the Registrant granted and issued a warrant to purchase 164,232 shares of Series B Preferred Stock of the Registrant to Comdisco for an exercise price of $149,998.56.



      8. In June 1998, the Registrant issued an aggregate of 21,341,976 shares of Series B Preferred Stock of the Registrant to SOFTBANK Holdings, Inc. and Raj Vattikuti for an aggregate amount $19,492,338.08.



      9. From June 1998 to September 1998, the Registrant issued an aggregate of 1,391,328 shares of Series B Preferred Stock of the Registrant to consultants and individual investors for an aggregate amount of $1,270,746.24. The consultants include Harbor Belmont Associates, Distribution Planning, Inc. and individuals associated with Distribution Planning, Inc.



     10. In November 1998, the Registrant granted and issued warrants to purchase an aggregate of 2,233,572 shares of Series B Preferred Stock of the Registrant to equipment lessors for an aggregate exercise price of $2,039,995.76. The equipment lessors include Lighthouse Capital Partners II, L.P., Dominion Capital Management, LLC, Imperial Bank, MMC/GATX Partnership No. 1 and Venture Lending & Leasing, Inc.



     11. In January 1999, the Registrant issued an aggregate of 32,281,200 shares of Series C Preferred Stock of the Registrant to venture investors for an aggregate amount of $74,999,988. The venture investors include Yahoo! Inc. and E*TRADE Group, Inc.



     12. In April 1999, the Registrant issued an aggregate of 60,000 shares of Series C Preferred Stock of the Registrant to individual investors for an aggregate amount of $139,400.



     13. In June 1999, the Registrant issued 450,000 shares of Common Stock of the Registrant to Kevin R. Czinger for an amount of $607,500.



     14. In July and August 1999, the Registrant issued an aggregate of 21,670,605 shares of Series D-2 Preferred Stock of the Registrant to SOFTBANK Holdings, Inc., Goldman, Sachs & Co. and Sequoia Capital and their affiliates for an aggregate amount of $274,999,997.40.

     15. In July 1999, the Registrant granted and issued warrants to purchase an aggregate of 1,812,000 shares of Series C Preferred Stock of the Registrant to Vintage Island Partners and Bechtel Corporation for an aggregate exercise price of $4,209,880.



     16. In July 1999, the Registrant issued 150,000 shares of common stock of the Registrant to Yahoo! Inc. for $500,000.


     There were no underwriters involved in connection with any transaction set forth above. The issuances of the securities in paragraphs 2, 5 and 13 of this
Item 15 were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder as grants of options pursuant to written compensatory benefit plans approved by the Registrant's Board of Directors. The other issuances set forth in this Item 15 were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

     In all of such transactions, the recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1*     Form of Underwriting Agreement
 3.1      Certificate of Incorporation of the Registrant
 3.2      Restated Certificate of Incorporation of the Registrant to
          be filed prior to the closing of the offering
 3.3      Bylaws of the Registrant
 3.4      Restated Certificate of Incorporation of the Registrant to
          be filed following the closing of the offering.
 4.1*     Specimen Common Stock Certificate
 4.2#     Registration Rights Agreement dated October 29, 1997, as
          amended
 5.1      Form of Opinion of Wilson Sonsini Goodrich & Rosati,
          Professional Corporation
10.1#     Form of Indemnification Agreement between the Registrant and each of its directors and officers
10.2      1997 Stock Plan and form of agreements thereunder
10.3      1999 Employee Stock Purchase Plan
10.4#     Lease Agreement dated April 1, 1998 between the Registrant and Lincoln Coliseum Distribution Center for premises in
          Oakland, California
10.5#     Lease Agreement dated March 4, 1999 between the Registrant and AMB Property, LP for premises in Atlanta, Georgia
10.6#     Lease Agreement dated January 21, 1997 between the
          Registrant and Dove Holdings, Inc. for premises in Foster
          City, California
10.7#     Lease and Security Agreement dated November 18, 1998 between the Registrant and Lighthouse Capital Partners and other
          lenders
10.8#     Offer Letter dated March 18, 1999 between the Registrant and
          Kevin R. Czinger
10.9#     Offer Letter dated February 2, 1998 between the Registrant and Arvind Peter Relan
10.10#    Offer Letter dated December 14, 1998 between the Registrant and Mark X. Zaleski
10.11#    Offer Letter dated March 31, 1997 between the Registrant and
          Gary B. Dahl
10.12#    Offer Letter dated June 5, 1997 between the Registrant and
          Mark J. Holtzman
10.13#    Offer Letter dated September 3, 1997 between the Registrant and S. Coppy Holzman
10.14+#   Contract dated July 8, 1999 for turnkey design/build
          construction and related services between the Registrant and
          Bechtel Corporation
10.15+#   Warrant dated July 8, 1999 issued to Bechtel Corporation
10.16#    Warrant dated May 27, 1998 issued to Comdisco Ventures

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.17#    Warrant dated November 18, 1998 issued to Lighthouse Capital
          Partners
10.18     Internet Data Services Agreement dated January 21, 1999
          between the Registrant and Exodus Communications, Inc.
10.19     1999 Nonstatutory Stock Option Plan and form of agreements thereunder
23.1*     Consent of Deloitte & Touche LLP, Independent Auditors
23.2      Consent of Counsel (see Exhibit 5.1)
24.1#     Power of Attorney
24.2      Power of Attorney
27.1#     Financial Data Schedule


-------------------------

*  To be filed by amendment


# Previously filed


+ Confidential treatment has been requested for certain portions of this exhibit.

     (b) Financial Statement Schedules

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized in Foster City, California, on September 7, 1999.


                                          Webvan Group, Inc.

                                          By:     /s/ LOUIS H. BORDERS
                                            ------------------------------------
                                                      Louis H. Borders
                                                       President and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on September 7, 1999 by the following persons in the capacities indicated.



                      SIGNATURE                                             TITLE
                      ---------                                             -----
                /s/ LOUIS H. BORDERS                        President, Chief Executive Officer and
-----------------------------------------------------         Chairman of the Board of Directors
                  Louis H. Borders                              (Principal Executive Officer)

                          *                                         Senior Vice President,
-----------------------------------------------------                Corporate Operations
                  Kevin R. Czinger                                       and Finance
                                                         (Principal Financial and Accounting Officer)

                          *                                                Director
-----------------------------------------------------
                   David M. Beirne

                          *                                                Director
-----------------------------------------------------
                Christos M. Cotsakos

                          *                                                Director
-----------------------------------------------------
                     Tim Koogle

                          *                                                Director
-----------------------------------------------------
                  Michael J. Moritz

              *By: /s/ LOUIS H. BORDERS
-----------------------------------------------------
                  Louis H. Borders
                  Attorney-In-Fact

                                 EXHIBIT INDEX


                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                      DESCRIPTION OF DOCUMENT                         PAGE
-------                     -----------------------                     ------------
 1.1*     Form of Underwriting Agreement..............................
 3.1      Certificate of Incorporation of the Registrant..............
 3.2      Restated Certificate of Incorporation of the Registrant to
          be filed prior to the closing of the offering...............
 3.3      Bylaws of the Registrant....................................
 3.4      Restated Certificate of Incorporation of the Registrant to
          be filed following the closing of the offering..............
 4.1*     Specimen Common Stock Certificate...........................
 4.2#     Registration Rights Agreement dated October 29, 1997, as
          amended.....................................................
 5.1      Form of Opinion of Wilson Sonsini Goodrich & Rosati,
          Professional Corporation....................................
10.1#     Form of Indemnification Agreement between the Registrant and each of its directors and officers..........................
10.2      1997 Stock Plan and form of agreements thereunder...........
10.3      1999 Employee Stock Purchase Plan...........................
10.4#     Lease Agreement dated April 1, 1998 between the Registrant and Lincoln Coliseum Distribution Center for premises in
          Oakland, California.........................................
10.5#     Lease Agreement dated March 4, 1999 between the Registrant and AMB Property, LP for premises in Atlanta, Georgia.......
10.6#     Lease Agreement dated January 21, 1997 between the
          Registrant and Dove Holdings, Inc. for premises in Foster
          City, California............................................
10.7#     Lease and Security Agreement dated November 18, 1998 between the Registrant and Lighthouse Capital Partners and other
          lenders.....................................................
10.8#     Offer Letter dated March 18, 1999 between the Registrant and
          Kevin R. Czinger............................................
10.9#     Offer Letter dated February 2, 1998 between the Registrant and Arvind Peter Relan......................................
10.10#    Offer Letter dated December 14, 1998 between the Registrant and Mark X. Zaleski.........................................
10.11#    Offer Letter dated March 31, 1997 between the Registrant and
          Gary B. Dahl................................................
10.12#    Offer Letter dated June 5, 1997 between the Registrant and
          Mark J. Holtzman............................................
10.13#    Offer Letter dated September 3, 1997 between the Registrant and S. Coppy Holzman........................................
10.14+#   Contract dated July 8, 1999 for turnkey design/build
          construction and related services between the Registrant and
          Bechtel Corporation.........................................
10.15+#   Warrant dated July 8, 1999 issued to Bechtel Corporation....
10.16#    Warrant dated May 27, 1998 issued to Comdisco Ventures......
10.17#    Warrant dated November 18, 1998 issued to Lighthouse Capital
          Partners....................................................
10.18     Internet Data Services Agreement dated January 21, 1999
          between the Registrant and Exodus Communications, Inc. .....
10.19     Nonstatutory Stock Option Plan and form of agreements
          thereunder..................................................
23.1*     Consent of Deloitte & Touche LLP, Independent Auditors......
23.2      Consent of Counsel (see Exhibit 5.1)........................
24.1#     Power of Attorney...........................................
24.2      Power of Attorney...........................................
27.1#     Financial Data Schedule.....................................


-------------------------

*  To be filed by amendment

# Previously filed

+ Confidential treatment has been requested for certain portions of this exhibit.